UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ASSOCIATED ESTATES REALTY CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common shares, without par value

(2)

Aggregate number of securities to which transaction applies:

58,021,078 outstanding common shares (inclusive of 659,096 restricted common shares), options representing 235,376 common shares and other equity awards representing 473,439 common shares.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated as the sum of $28.75 per outstanding common share and equity awards convertible into common shares and $16.55 (which is the excess of $28.75 over the weighted average exercise price of the options) per option. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, the filing fee was determined at the rate of $116.20 per $1,000,000

	(4)	Proposed maximum aggregate value of transaction: $1,685,612,836.55

	(5)	Total fee paid: $195,868.21

☒	Fee paid previously with proxy materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
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Associated Estates Realty Corporation

1 AEC Parkway

Richmond Heights, Ohio 44143

June 15, 2015

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of Associated Estates Realty Corporation (“Associated Estates,” the “Company,” or “we”), to be held on August 5, 2015 at 10 a.m., local time, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115.

At the special meeting, we will ask you to (1) adopt the merger agreement among BSREP II Aries Pooling LLC (“Parent”), BSREP II Aries DE Merger Sub Inc. and Associated Estates, (2) approve, on a non-binding, advisory basis, the merger-related named executive officer compensation proposal and (3) adjourn the special meeting, if necessary, in order to further solicit proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If the merger agreement is adopted and the merger is completed, Associated Estates will become a wholly owned subsidiary of Parent, and each of your Associated Estates common shares, without par value, will be converted into the right to receive $28.75 in cash, without interest, less any applicable withholding tax, unless you have properly exercised, and not subsequently waived, your dissenters’ rights with respect to such shares.

Associated Estates common shares are listed on the New York Stock Exchange (the “NYSE”) and on the Nasdaq Stock Market (“NASDAQ”) under the symbol “AEC.” The closing price of Associated Estates common shares on the NYSE and NASDAQ on April 21, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, was $24.48 per share. The closing price of Associated Estates common shares on the NYSE and NASDAQ on June 12, 2015, the most recent practicable trading day prior to the date of this proxy statement, was $28.60 per share.

The Board of Directors of Associated Estates, which is referred to as the “Board,” has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Board has determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company and its shareholders. Accordingly, the Board has unanimously approved the merger agreement and the merger. The Board made its determination after consultation with its financial and legal advisors and consideration of a number of factors, as described in the proxy statement accompanying this letter. The Board unanimously recommends that you vote FOR the proposal to adopt the merger agreement, FOR approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal and FOR the adjournment proposal.

The Board is soliciting your proxy to assure a quorum is present, and that your shares are represented and voted at the special meeting.

We cannot complete the merger unless holders of at least a majority of the Associated Estates common shares outstanding and entitled to vote at the special meeting vote to adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or give your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke your proxy at any time prior to its exercise at the special meeting in the manner described in the proxy statement accompanying this letter. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending the special meeting in person and casting a vote. Your vote in person at the special meeting will supersede any previously submitted proxy.

If your shares are held in “street name,” you should instruct your broker how to vote your shares on each proposal in accordance with your voting instruction form.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will have the same effect as a vote AGAINST the adoption of the merger agreement.

The proxy statement accompanying this letter explains the proposed merger, the merger agreement and the merger-related named executive officer compensation proposal, and provides specific information concerning the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. Please read the entire proxy statement and its annexes, including the merger agreement, carefully. You may obtain additional information about Associated Estates from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your common shares, please contact MacKenzie Partners, our proxy solicitor, by calling toll-free at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Jeffrey I. Friedman

Chairman, President and

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated June 15, 2015, and is first being mailed to Associated Estates shareholders on or about June 22, 2015.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 5, 2015

To Shareholders of Associated Estates Realty Corporation:

A special meeting of shareholders of Associated Estates Realty Corporation (“Associated Estates,” the “Company,” or “we”), will be held on August 5, 2015 at 10 a.m., local time, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115, unless adjourned or postponed to a later date. The special meeting is being held to consider and vote upon the following proposals:

1. To adopt the Agreement and Plan of Merger, dated April 22, 2015, which is referred to as the merger agreement, among BSREP II Aries Pooling LLC (“Parent”), BSREP II Aries DE Merger Sub Inc. and Associated Estates. If the merger agreement is adopted and the merger is completed, Associated Estates will become a wholly owned subsidiary of Parent, and each of your Associated Estates common shares, without par value, will be converted into the right to receive $28.75 in cash, without interest, less any applicable withholding tax, unless you have properly exercised, and not subsequently waived your dissenters’ rights with respect to such shares.

2. To approve, on a non-binding, advisory basis, the compensation to be paid to Associated Estates’ named executive officers that is based on or otherwise relates to the merger. This proposal is described in the section entitled “The Merger — Interests of Associated Estates’ Directors and Executive Officers in the Merger” beginning on page 43 (we refer to this proposal as the merger-related named executive officer compensation proposal).

3. To adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only holders of record of Associated Estates common shares at the close of business on June 22, 2015, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each Associated Estates common share is entitled to vote on all matters that properly come before the special meeting, and is entitled to one vote on each matter properly brought before the special meeting.

Your Board of Directors unanimously recommends that you vote FOR the proposal to adopt the merger agreement. Associated Estates cannot complete the merger unless the merger agreement is adopted by Associated Estates common shareholders. Adoption of the merger agreement requires the affirmative vote of holders of at least a majority of Associated Estates common shares outstanding and entitled to vote at the special meeting.

Your Board of Directors also unanimously recommends that you vote FOR the non-binding, advisory merger-related named executive officer compensation proposal, and FOR an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The attached proxy statement describes the proposed merger, the merger agreement and the merger-related named executive officer compensation proposal, and provides additional information about the parties involved. Please read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid return envelope, or vote your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke your proxy at any time prior to its exercise at the special meeting in the manner described in this proxy statement. Completing a proxy card now will not prevent you from attending the special meeting in person and casting a vote at the special meeting. Your vote at the special meeting will supersede any previously submitted proxy. If you hold your shares in “street name,” you should instruct your broker how to vote your shares on each proposal in accordance with your voting instruction form.

If you fail to vote your proxy card or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Please do not send any share certificates at this time.

BY ORDER OF THE BOARD OF DIRECTORS

Scott D. Irwin

Senior Vice President, General Counsel and Secretary

ANNEXES

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached annexes, and the other documents to which we have referred you. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Additional Information” beginning on page 90.

Information About the Merger Parties

Associated Estates Realty Corporation

1 AEC Parkway

Richmond Heights, Ohio 44143

(216) 261-5000

Associated Estates Realty Corporation (“Associated Estates,” the “Company,” “our,” “we,” or “us”) is a fully integrated, self-administered, self-managed equity real estate investment trust (“REIT”). We specialize in multifamily ownership, operation, acquisition, development, disposition and property management activities. Substantially all of our properties are multifamily communities.

Additional information about Associated Estates and its subsidiaries is included in documents incorporated by reference to this document. See “Additional Information” on page 90.

BSREP II Aries Pooling LLC

c/o Brookfield Property Group

Brookfield Place

250 Vesey Street

New York, NY 10281

(212) 417-7000

BSREP II Aries Pooling LLC (“Parent”), a limited liability company organized under the laws of Delaware, is an indirect, wholly owned subsidiary of certain real estate funds managed by Brookfield Asset Management Inc., which is referred to in this proxy statement as BAM. Parent, BAM and certain other entities directly or indirectly managed or controlled by BAM are collectively referred to herein as Brookfield. Parent was formed solely for the purpose of entering into the merger agreement (as defined below) and completing the transactions contemplated by the merger agreement and the financing related to the merger (as defined below).

BSREP II Aries DE Merger Sub Inc.

c/o Brookfield Property Group

Brookfield Place

250 Vesey Street

New York, NY 10281

(212) 417-7000

BSREP II Aries DE Merger Sub Inc. (“Merger Sub,” and collectively with Parent, the “Brookfield Parties”) is a Delaware corporation formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the financing related to the merger. Merger Sub is a wholly owned subsidiary of Parent, and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the financing related to the merger. Subject to the terms of the merger agreement, upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation. Notwithstanding the foregoing, subject to the terms of the merger agreement, Merger Sub and Parent may cause the transaction structure to be modified if beneficial to Parent’s tax planning.

The Special Meeting (page 16)

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board of Directors, which we refer to as the Board, for use at the special meeting.

Date, Time and Place

The special meeting of shareholders of Associated Estates will be held on August 5, 2015 at 10:00 a.m., local time, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115, unless adjourned or postponed to a later date.

Purpose

In this proxy statement, we refer to the Agreement and Plan of Merger, dated April 22, 2015, as it may be amended from time to time, among Associated Estates and the Brookfield Parties as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

You will be asked to consider and vote upon a proposal to adopt the merger agreement. If the merger agreement is adopted and the merger is completed as contemplated thereby, Associated Estates will become a wholly owned subsidiary of Parent. Each Associated Estates common share, without par value, which we refer to as Associated Estates common shares, you own at the effective time of the merger will be converted into the right to receive $28.75 per share in cash, without interest, less any applicable tax withholding.

You will also be asked to vote to approve, on a non-binding, advisory basis, the compensation to be paid to Associated Estates’ named executive officers that is based on or otherwise relates to the merger. This proposal is referred to as the merger-related named executive officer compensation proposal. As an advisory vote, the result will not be binding on Associated Estates, the Board or the compensation committee of the Board. Therefore, if the merger is adopted by the shareholders of Associated Estates and completed, this compensation, including amounts that the Company may be contractually obligated to pay, could still be payable to the Associated Estates named executive officers regardless of whether the shareholders of Associated Estates approve this proposal.

You will also be asked to vote to approve adjournments of the special meeting if necessary to permit further solicitation of proxies, and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Shareholders Entitled to Vote

You are entitled to vote at the special meeting if you owned Associated Estates common shares as of the close of business on June 22, 2015, the record date for the special meeting. At the close of business on the record date, we expect that there will be approximately 58,021,078 Associated Estates common shares outstanding and entitled to vote at the special meeting, held by approximately 721 holders of the record. You will have one vote on each matter submitted to a vote at the special meeting for each Associated Estates common share that you owned as of the close of business on the record date.

Voting and Proxies; Revocation of Proxies

Shareholders can vote their Associated Estates common shares at the special meeting in one of four ways, including (i) by proxy via the enclosed proxy card, (ii) by telephone at the toll-free number provided on the enclosed proxy card, (iii) over the Internet at the Web site provided on the enclosed proxy card or (iv) in person at the special meeting. See and read carefully “Proposals to be Considered at the Special Meeting — Voting” beginning on page 23.

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to Associated Estates’ Secretary a signed notice of revocation or submitting a later-dated, signed proxy card. You also may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your Associated Estates common shares to be voted. If your shares are held in “street name” by a broker or other nominee, you should instruct your broker how to vote your shares on each proposal in accordance with your voting instruction form. In addition, if your shares are held in street name by a broker or other nominee, if you attend the special meeting in person, you will not be able to vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker or other nominee, giving you the right to vote the shares at the meeting.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. Under our Amended and Restated Code of Regulations, the holders of a majority of our outstanding common shares entitled to vote at the special meeting, present in person or by proxy, shall constitute a quorum.

The holders of a majority of our common shares present or represented at the special meeting, whether or not a quorum is present, may adjourn the meeting without notice (other than by announcement at the meeting), until the requisite number of shares shall be present or represented.

If you submit a properly executed proxy card, even if you abstain from voting, your Associated Estates common shares will be counted for purposes of determining whether a quorum is present at the special meeting. In the event a quorum is not present at the special meeting or additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required

Adoption of the merger agreement requires the affirmative vote of holders of at least a majority of Associated Estates common shares outstanding and entitled to vote at the special meeting.

The approval, on a non-binding basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of Associated Estates common shares present or represented by proxy at the special meeting and entitled to vote thereon.

A proposal to approve an adjournment of the special meeting, whether or not a quorum is present, requires the affirmative vote of holders of a majority of the Associated Estates common shares present or represented by proxy at the special meeting and entitled to vote thereon.

As of the record date, we expect that there will be approximately 58,021,078 Associated Estates common shares outstanding.

Effect of Abstentions on Voting

Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Abstentions and shares not in attendance at the special meeting and not voted by proxy will have no effect on the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting, if necessary, but shares not in attendance at the special meeting and not voted by proxy will have no effect on the proposal to adjourn the special meeting, if necessary. Brokers or banks holding Associated Estates common shares in “street name” may not vote your Associated Estates common shares on the proposal to adopt the merger agreement, the merger-related named executive officer compensation proposal, or the proposal to adjourn the special meeting, if necessary, absent instruction from you. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker or other nominee, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on those proposals. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the special meeting.

It is very important that ALL of our shareholders vote their Associated Estates common shares, so please promptly complete and return the enclosed proxy card.

Expenses of Proxy Solicitation

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial shareholders. We have also hired MacKenzie Partners to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see “Proposals to be Considered at the Special Meeting — Solicitation Costs” on page 24.

Shareholders should not send in their share certificates with their proxies. A transmittal form with instructions for the surrender of certificates representing Associated Estates common shares will be mailed to shareholders if the merger is completed.

Recommendations of the Board (page 30)

The Board has determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company and its shareholders, has unanimously approved the merger agreement and the merger and unanimously recommends that our shareholders vote FOR the proposal to adopt the merger agreement. The Board also unanimously recommends that you vote FOR the non-binding, advisory merger-related named executive officer compensation proposal and FOR any adjournment of the special meeting if necessary to permit solicitation of further proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. For additional information regarding certain factors the Board considered in making its recommendation, please see “The Merger — Recommendations of the Board and Reasons for the Merger” beginning on page 30.

Opinion of the Company’s Financial Advisor (page 34)

In connection with the merger, Citigroup Global Markets Inc., which we refer to in this proxy statement as Citi, financial advisor to Associated Estates, delivered a written opinion, dated April 21, 2015, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Associated Estates common shares pursuant to the merger agreement. The full text of Citi’s written opinion, dated April 21, 2015, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Associated Estates to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Associated Estates or the effect of any other transaction in which Associated Estates might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any shareholder should vote or act on any matters relating to the proposed merger or otherwise.

The Merger and the Merger Agreement (pages 25 & 60)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger

At the effective time of the merger and subject to the terms of the merger agreement, Associated Estates will be acquired by Parent by means of a merger of Merger Sub with and into Associates Estates. Notwithstanding the foregoing, subject to the terms of the merger agreement, Merger Sub and Parent may cause the transaction structure to be modified if beneficial to Parent’s tax planning.

Consideration to be Received in the Merger

At the effective time of the merger, each Associated Estates common share, other than shares that are to be cancelled pursuant to the merger agreement and shares as to which dissenters’ rights have been properly exercised, and not subsequently waived, will be converted into the right to receive $28.75 per share in cash, which we refer to in this proxy statement as the merger consideration, without interest, less any applicable withholding tax. For additional information regarding the cancellation of shares, see “The Merger Agreement — Cancellation of Shares” beginning on page 61. After the effective time of the merger, Associated Estates common shares will no longer be publicly traded.

Associated Estates Share Options

Pursuant to the merger agreement, at the effective time of the merger, each share option to purchase Associated Estates common shares outstanding as of the effective time of the merger (whether or not vested and exercisable prior to the effective time of the merger) will become fully vested, will be cancelled and will be converted into the right to receive an amount in cash equal to the product of the excess of $28.75 over the per share exercise price of such share option multiplied by the total number of Associated Estates common shares covered by the share option, without interest, less any applicable withholding tax. Any share options that have a per share exercise price that is equal to or greater than $28.75 will be cancelled without payment at the effective time of the merger. For additional information regarding the treatment of stock options, see “The Merger Agreement — Treatment of Equity-Based Awards” beginning on page 61.

Performance Restricted Shares

Pursuant to the merger agreement, at the effective time of the merger, (1) all Associated Estates restricted shares that remain subject to performance-based vesting criteria, which we refer to as performance restricted shares, outstanding immediately prior to the effective time of the merger that relate to a performance period that has expired as of the effective time of the merger will vest in that number of Associated Estates common shares determined at the end of the performance period based on actual performance through the end of the performance period; and (2) each performance restricted share outstanding immediately prior to the effective time of the merger that relates to a performance period that has not expired as of the effective time of the merger will vest in that number of Associated Estates common shares determined as if the applicable performance-based vesting criteria had been achieved at the maximum level. Each such performance restricted share that vests will be treated as an outstanding Associated Estates common share and will be converted into the right to receive $28.75 per share in cash, without interest, less any applicable withholding tax. In addition, each holder of a performance restricted share will be entitled to receive any accrued but unpaid dividends previously declared by the Company and any interest earned thereon as of the effective time of the merger with respect to such performance restricted share. For additional information regarding the treatment of performance restricted shares, see “The Merger Agreement — Treatment of Equity-Based Awards” beginning on page 61.

Restricted Shares

Pursuant to the merger agreement, immediately before the effective time of the merger, all Associated Estates restricted shares (other than any performance restricted share), which we refer to as restricted shares, outstanding immediately prior to the effective time of the merger will vest in full, will be treated as outstanding Associated Estates common shares and will each be converted into the right to receive $28.75 per share in cash, without interest, less any applicable withholding tax. For additional information regarding the treatment of restricted shares, see “The Merger Agreement — Treatment of Equity-Based Awards” beginning on page 61.

Deferred Compensation Awards

Pursuant to the merger agreement, each equity-based award deferred under any deferred compensation plan, and all accounts that represent amounts notionally invested in Associated Estates common shares under the Company’s Directors’ Deferred Compensation Plan, will, as of immediately before the effective time of the merger, vest in full and will, as of the effective time of the merger, be converted into the right to have allocated to the holder’s account under such deferred compensation plan an amount in cash equal to the product of the number of Associated Estates shares deferred or deemed notionally invested under such deferred compensation plan multiplied by $28.75 reduced, to the extent applicable, but not below zero, by the exercise price applicable to such award, less any required withholding tax. For additional information regarding the treatment of deferred compensation awards, see “The Merger Agreement — Treatment of Equity-Based Awards” beginning on page 61.

Conditions to the Merger

A number of conditions must be satisfied or waived before the merger can be completed. See and read carefully “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 79. We can offer no assurance that all of the conditions will be satisfied or waived or that the merger will occur.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated by the mutual written consent of Parent, Merger Sub and Associated Estates, or by either Parent or Associated Estates, under certain, specified circumstances. Upon termination of the merger agreement under certain, specified circumstances, we may be required to pay a termination fee of $60,000,000 to Parent. Further, if the merger agreement is terminated due to shareholder adoption of the merger agreement having not been obtained at the special meeting, then we will be required to reimburse Parent for out-of-pocket transaction expenses in the amount of $20,000,000. See and read carefully “The Merger Agreement — Termination” beginning on page 81 and “The Merger Agreement — Effect of Termination” beginning on page 82.

Acquisition Proposals

The merger agreement provides that from the date of the merger agreement, which we refer to as the signing date, until the effective time of the merger, we are not permitted to directly or indirectly solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal or engage in or otherwise participate in any discussions or negotiations regarding any such proposal. Nevertheless, under certain circumstances before the time the merger agreement is adopted by our shareholders, if we receive an unsolicited written acquisition proposal from a third party that our Board determines in good faith (after consultation with legal counsel and its financial advisor) that the proposal is or would reasonably be expected to lead to a superior proposal, we may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party, subject to specified conditions. See and read carefully “The Merger Agreement — Acquisition Proposals” beginning on page 69.

Merger Litigation

Since the execution of the merger agreement, four putative class action and shareholder derivative lawsuits have been filed by purported shareholders of Associated Estates relating to the merger. These lawsuits generally allege the directors of Associated Estates breached their fiduciary duties to Associated Estates and its shareholders by agreeing to enter into the merger agreement for an allegedly unfair price and as the result of an allegedly unfair process.

Among other things, the lawsuits seek injunctive relief against the consummation of the merger. Associated Estates and its directors believe the allegations against them lack merit and intend to defend the lawsuits vigorously. See “The Merger — Certain Litigation Related to the Merger” beginning on page 56.

Financing

The obligation of the Brookfield Parties under the merger agreement to complete the merger is not subject to a condition regarding obtaining financing. Parent and Merger Sub have represented that the net proceeds contemplated from the financing, together with other funds available to the Brookfield Parties on the closing date, including any substitute financing, will, in the aggregate, be sufficient to pay the amounts due under the merger agreement, pay related fees and expenses in connection with the merger and to repay or refinance certain outstanding indebtedness of the Company.

We estimate the total funds needed by the Brookfield Parties to pay our shareholders and holders of equity awards the amounts due to them under the merger agreement, pay related fees and expenses in connection with the merger and to repay or refinance certain outstanding indebtedness of the Company and its subsidiaries will be approximately $2,600,000,000. See “The Merger — Brookfield Financing” beginning on page 57 and “The Merger Agreement — Financing” beginning on page  75.

Market Price of Associated Estates Common Shares (page 85)

Associated Estates common shares are listed on the New York Stock Exchange (the “NYSE”) and the Nasdaq Stock Market (“NASDAQ”) under the symbol “AEC.” The closing price of Associated Estates common shares on the NYSE and NASDAQ on April 21, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, was $24.48 per share. The closing price of Associated Estates common shares on the NYSE and NASDAQ on June 12, 2015, the most recent practicable trading day prior to the date of this proxy statement, was $28.60 per share.

Governmental and Regulatory Matters (page 50)

We are not aware of any material governmental license or regulatory permit that may be adversely affected by the merger or of any approval or other action by any domestic or foreign government or governmental administrative or regulatory authority or agency that would be required pursuant to the merger, other than the filing of the certificate of merger with, and the acceptance of the articles for record by, the Secretaries of State of Delaware and Ohio. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. There is no current intent to delay the merger pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions), or that if such approvals were not obtained or such other actions were not taken, adverse consequences would not result to the Company’s business, which could result in a termination of the merger.

Certain United States Federal Income Tax Consequences (page 50)

The exchange of Associated Estates common shares for cash pursuant to the merger agreement generally will be a taxable transaction for United States federal income tax purposes. Shareholders that are “U.S. Holders” (as such term is defined below in “The Merger — Certain United States Federal Income Tax Consequences”) who exchange their Associated Estates common shares in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their Associated Estates common shares. Gain recognized on the receipt of cash in exchange for Associated Estates common shares pursuant to the merger by shareholders who are “Non-U.S. Holders” (as such term is defined below “The Merger — Certain United States Federal Income Tax Consequences”) may also be subject to United States federal income tax in certain circumstances.

You should read “The Merger — Certain United States Federal Income Tax Consequences” beginning on page 50 for a more complete discussion of the United States federal income tax consequences of the merger. As discussed below in “The Merger Agreement — Tax Objectives,” Parent may exercise its right to cause the merger agreement to be amended so as to cause the merger to be treated as an asset sale for United States federal income tax purposes. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular circumstances, as well as whether Parent exercises its right to cause the merger agreement to be amended. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws), as well as the tax consequences of a merger treated as an asset sale.

Interests of Associated Estates’ Directors and Executive Officers in the Merger (page 43)

When considering the recommendation of the Board to approve the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as shareholders and the interests of shareholders generally. The Board was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that you vote for the proposal to adopt the merger agreement at the special meeting. For a more detailed discussion of these interests, see “The Merger — Interests of Associated Estates’ Directors and Executive Officers in the Merger” beginning on page 43.

Dissenters’ Rights of Associated Estates Common Shareholders (page 54)

If the merger is completed, holders of Associated Estates common shares who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair cash value of their shares under Sections 1701.84 and 1701.85 of the Ohio Revised Code (the “ORC”). This value could be more than, less than, or the same as the merger consideration for Associated Estates common shares. Failure to strictly comply with all procedures required by Section 1701.85 of the ORC will result in a loss of the right to appraisal.

Merely voting against the proposal to adopt the merger agreement will not preserve your right to appraisal under the ORC. Also, because a submitted proxy signed but not marked “against” or “abstain” will, unless timely revoked, be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of dissenters’ rights. If you hold shares in the name of a broker or other nominee, you should consult with your broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker or other nominee.

Annex C to this proxy statement contains the full text of Sections 1701.84 and 1701.85 of the ORC, which relate to dissenters’ rights. We encourage you to read these provisions carefully and in their entirety, and, in view of their complexity, consult with your legal and financial advisors if you wish to pursue any rights therein.

QUESTIONS AND ANSWERS ABOUT THE

SPECIAL MEETING AND THE MERGER

The Merger

Q.	Why am I receiving this proxy statement?

A.	The Brookfield Parties have entered into an agreement to acquire Associated Estates under the terms of the merger agreement described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our shareholders must vote to adopt the merger agreement. We are seeking to obtain this approval at the special meeting to be held on August 5, 2015. The approval of this proposal by our shareholders is a condition to the effectiveness of the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 79.

You are also being asked to vote on a proposal to approve, on a non-binding, advisory basis, the merger-related named executive officer compensation proposal, and on a proposal to adjourn the special meeting, if necessary, in order to further solicit proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting of our shareholders. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q.	What is the position of the Board regarding the merger?

A.	The Board has unanimously approved the merger agreement and the merger, and has determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Associated Estates and its shareholders. The Board unanimously recommends that Associated Estates common shareholders vote FOR the proposal to adopt the merger agreement at the special meeting. See “The Merger — Recommendations of the Board and Reasons for the Merger” beginning on page 30.

Q.	What vote of Associated Estates common shareholders is required to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the Associated Estates common shares outstanding and entitled to vote at the special meeting. If an Associated Estates shareholder does not vote, it will have the same effect as a vote AGAINST the proposal to adopt the merger agreement.

Q.	How do Associated Estates directors and executive officers intend to vote their Associated Estates common shares in respect of the proposal to adopt the merger agreement?

A.	All of our directors and all of our executive officers have informed us that they currently intend to vote all of their Associated Estates common shares FOR the proposal to adopt the merger agreement.

Q.	What will happen to my Associated Estates common shares after the merger?

A.	Upon completion of the merger, each issued and outstanding Associated Estates common share, except for shares that will be cancelled pursuant to the merger agreement and shares as to which dissenters’ rights have been properly exercised, and not subsequently waived, will automatically be converted into the right to receive $28.75 per share in cash, without interest, less any applicable withholding tax, which is referred to as the merger consideration.

Q.	If I do not favor the adoption of the merger agreement, what are my dissenters’ rights?

A.	Under the ORC, if the merger agreement is adopted, each Associated Estates shareholder who did not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair cash value of his, her or its common shares. The right to appraisal is contingent upon such shareholder strictly complying with all procedures set forth in Section 1701.85 of the ORC. For a more detailed discussion of your dissenters’ rights, see “The Merger — Dissenters’ Rights of Associated Estates Common Shareholders” beginning on page 54.

Q.	Should I send in my share certificates now?

A.	No. If the merger is completed, you will receive a separate letter of transmittal with instructions for the surrender of your Associated Estates common share certificates. Please do not send in your share certificates with your proxy.

Q.	When does Associated Estates expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. In addition to obtaining shareholder approval, we must satisfy all other closing conditions. Assuming timely satisfaction of the closing conditions, we currently expect to complete the merger in the third quarter of 2015.

Q.	Who can help answer my questions about the merger?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact us at: Associated Estates Realty Corporation, Attn: Investor Relations, 1 AEC Parkway Richmond Heights, Ohio 44143 or (216) 261-5000, or you may contact our proxy solicitor at:

MacKenzie Partners

105 Madison Avenue

New York, New York 10016

AEC@mackenziepartners.com

Toll-Free (800)  322-2885

Other Special Meeting Proposals

Q.	On what other proposals am I being asked to vote at the special meeting?

A.	At the special meeting, in addition to voting on the proposal to adopt the merger agreement, Associated Estates common shareholders will be asked to approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal and may be asked to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	What vote is necessary to approve the merger-related named executive officer compensation proposal?

A.	The approval, on a non-binding, advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of Associated Estates common shares present or represented by proxy at the special meeting entitled to vote on the proposal. If an Associated Estates shareholder does not attend and does not vote by proxy, it will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

Q.	What vote is necessary to approve an adjournment of the special meeting?

A.	A proposal to approve adjournments of the special meeting requires the affirmative vote of a majority of our common shares represented, in person or by proxy, at the special meeting.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held on August 5, 2015 at 10:00 a.m., local time, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115.

Q.	How do I vote?

A.	Depending on how you hold your shares, you have up to three options for voting in advance: (a) Internet, (b) telephone, or (c) mailing your signed and dated proxy card. In addition, you may vote in person at the special meeting if you follow the procedures described below.

•	Internet or Telephone. If you are a registered shareholder, you can vote through the Internet or by touch-tone telephone by calling the toll-free number identified on your proxy card and following the instructions described on your proxy card. If your shares are held in “street name” by your broker or bank, you may vote through the Internet or by telephone if your broker or bank makes those methods available. Internet and telephone voting are available 24 hours a day, seven days a week up to the deadline. The Internet and telephone voting deadline for participants in the AERC 401(k) Savings Plan and Trust is 11:59 p.m. (Eastern Time) on July 31, 2015. If your shares are held in “street name,” the deadline is 11:59 p.m. (Eastern Time) on August 4, 2015.

•	Mailing. If you are a registered shareholder, you can vote by completing, properly signing and mailing your proxy card. If you are voting by mail, you should return your proxy card promptly to ensure it is received before the date of the special meeting or, if you are a participant in the AERC 401(k) Savings Plan and Trust, by 11:59 p.m. (Eastern Time) on July 31, 2015.

•	In Person. If you are a registered shareholder, you may vote in person at the special meeting. If your Associated Estates common shares are held in “street name” by a broker or bank you may vote in person at the special meeting if you have a legal proxy from your broker or bank. Please note that if your Associated Estates common shares are held in “street name” and you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf. See “Summary — The Special Meeting — Voting and Proxies” on page 3.

Q.	If I am going to attend the special meeting, should I return my proxy card(s)?

A.	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by delivering to our Secretary a signed notice of revocation or submitting a later-dated, signed proxy following the instructions provided on the proxy card. You also may revoke your proxy by attending the special meeting and voting in person. See “Summary — The Special Meeting — Voting and Proxies” on page 3.

Q.	If my Associated Estates shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.

Your broker or bank will vote your Associated Estates common shares for you on the proposal to adopt the merger agreement, approval of the merger-related named executive officer compensation proposal, and approval of an adjournment of the special meeting, if necessary, only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your Associated Estates common shares. If you do not provide instructions to your bank or broker, your Associated Estates common shares will not be voted on the proposal to adopt the merger agreement, which will have the effect of a vote AGAINST the proposal to adopt the merger agreement and will have no effect on the outcome of the non-binding advisory vote on the merger-related named executive officers compensation proposal or a proposal to adjourn the special meeting, if necessary.

Q.	Where can I find more information about Associated Estates?

A.	You can find more information about us from various sources described in “Additional Information” on page 90.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not based on historical facts but instead reflect the Company’s expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “project,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation the following:

•	changes in the economic climate in the markets in which we own and manage properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors;

•	elimination of, or limitations on, federal government support for Fannie Mae and/or Freddie Mac that may result in significantly reduced availability of mortgage financing sources, as well as increases in interest rates for mortgage financing;

•	our ability to refinance debt on favorable terms at maturity;

•	risks of a lessening of demand for the multifamily units we own;

•	competition from other available multifamily units, single family units available for rental or purchase, and changes in market rental rates;

•	the failure of development projects or redevelopment activities to achieve expected results due to, among other causes, construction and contracting risks, unanticipated increases in materials and/or labor, delays in project completion and/or lease-up that result in increased costs and/or reduce the profitability of a completed project, and the absence of our right to control all activities and decisions of joint venture developments where the applicable agreements allocate decision making authority to, or require the consent of, our joint venture partner;

•	the failure to enter into development joint venture arrangements on acceptable terms;

•	increases in property and liability insurance costs;

•	unanticipated increases in real estate taxes and other operating expenses;

•	weather conditions that adversely affect operating expenses;

•	expenditures that cannot be anticipated, such as utility rate and usage increases and unanticipated repairs;

•	our inability to control operating expenses or achieve increases in revenue;

•	shareholder ownership limitations that may discourage a takeover otherwise considered favorable by shareholders;

•	the cost, disruption and diversion of management’s attention associated with campaigns commenced by activist investors seeking to influence the Company to take particular actions favored by the activist or gain representation on our Board of Directors;

•	information security breaches and other disruptions that could compromise our information or expose us to business interruption;

•	the results of litigation involving us;

•	changes in tax legislation;

•	risks of personal injury and property damage claims that are not covered by our insurance;

•	catastrophic property damage losses that are not covered by our insurance;

•	risks associated with property acquisitions, such as failure to achieve expected results or matters not discovered in due diligence;

•	risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of our properties or the neighborhoods in which they are located;

•	failure of the Company’s shareholders to approve the merger;

•	risks, liabilities and costs associated with the failure to consummate the merger in accordance with the merger agreement; and

•	those risk factors and special considerations set forth in the documents the Company files from time to time with the SEC.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of the enclosed proxy card by our Board for use at the special meeting in connection with the proposed merger and the other items to be voted on at the special meeting. This proxy statement provides our shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting on August 5, 2015 at 10:00 a.m., local time, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is June 22, 2015. Record holders of Associated Estates common shares at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. At the close of business on the record date, we expect that there will be approximately 58,021,078 Associated Estates common shares outstanding and entitled to vote at the special meeting, held by approximately 721 holders of the record. Shareholders will have one vote for the merger and any other matter properly brought before the special meeting for each Associated Estates common share they owned on the record date.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. Under our Amended and Restated Code of Regulations, the holders of a majority of our outstanding common shares entitled to vote at the special meeting, present in person or by proxy, shall constitute a quorum. Abstentions are counted as present for establishing a quorum.

The holders of a majority of our common shares present or represented at the special meeting, whether or not a quorum is present, may adjourn the meeting without notice other than by announcement at the meeting, until the requisite number of shares shall be present or represented.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the proposal to adopt the merger agreement, your Associated Estates common shares will be counted for purposes of calculating whether a quorum is present at the special meeting. If a quorum is not present at the special meeting or additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be adjourned to solicit additional proxies. If a new record date is set for the adjourned meeting, however, then a new quorum would have to be established at the adjourned meeting.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1 — THE MERGER

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to adopt the merger agreement. You should read carefully this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Board unanimously recommends that Associated Estates common shareholders vote FOR the proposal to adopt the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your Associated Estates common shares represented by such proxy card will be voted FOR the proposal to adopt the merger agreement.

ITEM 2 — NON-BINDING, ADVISORY VOTE TO APPROVE CERTAIN NAMED

EXECUTIVE OFFICER COMPENSATION

Associated Estates is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of our named executive officers (Jeffrey I. Friedman, John T. Shannon, Lou Fatica, Jason A. Friedman and Scott D. Irwin) based on or otherwise relating to the proposed merger.

The Board unanimously recommends that Associated Estates common shareholders approve the following resolution:

“RESOLVED, that the shareholders of Associated Estates Realty Corporation approve, on an advisory (non-binding) basis, the compensation to be paid to Associated Estates Realty Corporation’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Executive Officer Compensation Arrangements table in the Company’s Proxy Statement filed with the Securities and Exchange Commission on June 15, 2015 and the related footnotes and narrative disclosures in the section of the Proxy Statement following the Executive Officer Compensation Arrangements table.”

The description of the payments and benefits contained in the section entitled “The Merger — Interests of Associated Estates’ Directors and Executive Officers in the Merger,” as well as the table below entitled “Executive Officer Compensation Arrangements” (as well as the other supporting tables and footnotes below) is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer of the Company that is based on or otherwise relates to the merger and will or may become payable by either the Company or the Brookfield Parties. The Company is asking its common shareholders to approve the compensation that will or may become payable by the Company to each of its named executive officers as set forth in the “Executive Officer Compensation Arrangements” table below and as described in “The Merger — Interests of Associated Estates’ Directors and Executive Officers in the Merger.”

The “Executive Officer Compensation Arrangements” table below (as well as the other supporting tables and footnotes below) sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger, assuming the following:

•	The price per each Associated Estates common share is $28.75;

•	The effective time of the merger occurs on August 7, 2015;

•	The employment of Mr. Jeffrey I. Friedman is terminated either by the Company without “cause” or by Mr. Jeffrey I. Friedman for “good reason”, in each case on August 7, 2015 immediately following the closing of the merger. “Cause” and “good reason” are defined in the Second Amended and Restated Employment Agreement between the Company and Mr. Jeffrey I. Friedman, dated December 31, 2012 (the “employment agreement”); and

•	The employment of each named executive officer other than Mr. Jeffrey I. Friedman is terminated by the Company other than for willful misconduct on August 7, 2015 immediately following the closing of the merger.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur (including assumptions described in this proxy statement). Some of these assumptions are based on information currently available. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Regardless of the manner in which a named executive officer’s employment terminates, the officer is entitled to receive amounts already earned and vested during his term of employment. Pursuant to his employment agreement, Mr. Jeffrey I. Friedman is subject to restrictions on the disclosure of confidential information and a non-competition provision that applies for a three-year period after termination of employment. Provision of severance payments and benefits to the named executive officers other than Mr. Jeffrey I. Friedman is conditioned upon execution of an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period, and other terms and conditions generally associated with the receipt of severance.

Executive Officer Compensation Arrangements

Name	Cash ($)(1)	Equity ($)(2)	Pension/NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)(5)	Total ($)
Named Executive Officers:
Jeffrey I. Friedman	$5,346,360	$6,557,386	N/A	$1,415,000	$372,894	$13,691,640
John T. Shannon	$1,300,000	$3,044,510	$80,910	$40,651	$173,130	$4,639,201
Lou Fatica	$1,128,500	$2,428,541	$138,403	$40,651	$138,103	$3,874,198
Jason A. Friedman	$990,000	$1,459,781	N/A	$37,792	$79,905	$2,567,478
Scott D. Irwin	$945,000	$1,380,546	N/A	$40,039	$71,916	$2,437,501

(1)	Cash: The amounts in this column reflect (a) the cash severance payments, which Mr. Jeffrey I. Friedman is entitled to receive pursuant to his employment agreement and which each other named executive officer is entitled to receive upon execution of a non-competition and non-solicitation agreement, in each case, assuming a qualifying termination on August 7, 2015 immediately following the closing of the merger, (b) the target 2015 bonus amount under the Single-Year Cash Incentive, which each named executive officer is entitled to receive shortly following the closing of the merger, pursuant to the merger agreement (as described in more detail below), (c) the target 2015 bonus amount under the Single-Year Equity Incentive Plan, which each named executive officer is entitled to receive shortly following the closing of the merger, pursuant to the merger agreement (as described in more detail below), and (d) the retention bonus, which each named executive officer, other than Mr. Jeffrey I. Friedman, is entitled to receive in connection with a termination by the Company without cause immediately after the closing of the merger, pursuant to the Executive Change in Control Retention Plan (as described in more detail below). The following table breaks down the amounts in column (1) by type of payment:

Name	Cash Severance ($)(a)	2015 Single- Year Cash Incentive ($)(b)	2015 Single- Year Equity Icentive ($)(c)	Retention Bonus ($)(d)	Total ($)
Named Executive Officers:
Jeffrey I. Friedman	$3,946,360	$700,000	$700,000	N/A	$5,346,360
John T. Shannon	$325,000	$325,000	$325,000	$325,000	$1,300,000
Lou Fatica	$305,000	$259,250	$259,250	$305,000	$1,128,500
Jason A. Friedman	$275,000	$220,000	$220,000	$275,000	$990,000
Scott D. Irwin	$300,000	$210,000	$135,000	$300,000	$945,000

(a)	Pursuant to the employment agreement with Mr. Jeffrey I. Friedman, upon a termination by the Company without cause or his resignation for good reason on August 7, 2015 immediately following the closing of the merger, Mr. Jeffrey I. Friedman would receive a lump sum cash payment in an amount equal to $3,946,360, which equals three times the sum of (i) his annual base salary and (ii) the average of the annual bonus compensation paid to him for each of the three years preceding the date of termination (2014, 2013 and 2012). Pursuant to his employment agreement, Mr. Jeffrey I. Friedman is subject to certain non-competition restrictions for three years following termination. These are double-trigger benefits.

Upon a termination by the Company other than for willful misconduct on August 7, 2015 immediately following the closing of the merger, each of the named executive officers other than Mr. Jeffrey I. Friedman would receive a lump sum cash payment in an amount equal to his annual base salary. The severance payments to all of the named executive officers other than Mr. Jeffrey I. Friedman are conditioned upon the execution at the time of termination of an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period, and other terms and conditions generally associated with the receipt of severance. These are double-trigger benefits.

(b)	Pursuant to the merger agreement, shortly after the closing of the merger, each named executive officer will receive a lump sum cash payment equal to his 2015 cash bonus amount under the Single-Year Cash Incentive Plan, deemed earned at the target level of performance. These are single-trigger benefits.
(c)	Pursuant to the merger agreement, shortly after the closing of the merger, each named executive officer will receive a lump sum cash payment equal to his 2015 bonus amount under the Single-Year Equity Incentive Plan, deemed earned at the target level of performance. These are single-trigger benefits.
(d)	Before the merger agreement was signed, the Company adopted the Executive Change in Control Retention Plan (the “executive retention plan”). Pursuant to the executive retention plan, each named executive officer other than Mr. Jeffrey I. Friedman is eligible to receive a retention bonus equal to 100% of his base salary if the closing of the merger occurs on or before October 31, 2015. The retention bonus becomes payable six months after the closing of the merger, subject to the named executive officer remaining employed through such time (unless such officer’s employment is terminated due to death or termination by the Company without “cause” (as defined in the executive retention plan), in which case the retention bonus would be paid upon such termination event). The amounts reflected in the table assume that a termination without cause occurs immediately following the closing of the merger on August 7, 2015. These are double-trigger benefits.

(2)	Equity: The amounts in this column reflect the value of the accelerated vesting of the named executive officers’ unvested equity awards that will occur at the effective time of the merger, as provided in the merger agreement. These unvested equity awards were granted prior to the contemplation of the merger. The following table breaks down these amounts by type of award.

Name	Accelerated Stock Options ($)(a)	Number of Accelerated Restricted Shares	Aggregate Value of Accelerated Restricted Shares ($)(b)	Total ($)
Named Executive Officers:
Jeffrey I. Friedman	N/A	228,083	$6,557,386	$6,557,386
John T. Shannon	N/A	105,896	$3,044,510	$3,044,510
Lou Fatica	N/A	84,471	$2,428,541	$2,428,541
Jason A. Friedman	N/A	50,775	$1,459,781	$1,459,781
Scott D. Irwin	N/A	48.019	$1,380,546	$1,380,546

(a)	Jeffrey I. Friedman, John T. Shannon and Jason A. Friedman have outstanding share options; however, all of those share options were fully vested prior to the signing of the merger agreement.

(b)	Each of the named executive officers has outstanding unvested shares of Associated Estates restricted shares, which we refer to as restricted shares, which were granted under the Company equity plans and individual award agreements. Pursuant to the merger agreement, unvested restricted shares vest in full at the effective time of the merger (single-trigger vesting). Restricted shares that remain subject to performance criteria for a performance period that has not expired as of the effective time of the merger, vest in that number of shares as though the applicable performance criteria had been achieved at the maximum level (single-trigger vesting). The amount above reflects the aggregate market value of all unvested restricted shares that will fully accelerate as of the closing of the merger. The value of the accelerated restricted shares was determined by multiplying (i) the number of restricted shares (for performance-based restricted shares, determined based on maximum level of achievement of performance criteria) by (ii) $28.75 per share (the fixed dollar amount into which each Associated Estates common share will be converted into the right to receive in connection with the merger). The number of restricted shares reflected in this table does not include deferred units in the accounts of the named executive officers who participate in the Company’s Elective Deferred Compensation Plan (the “EDCP”), which deferred units are vested.

(3)	Pension/NQDC: Messrs. Jeffrey I. Friedman, John T. Shannon and Lou Fatica participate in the Company’s Supplemental Executive Retirement Plan (the “SERP”). Mr. Jeffrey I. Friedman is fully vested in his SERP account balance, which will be $2,067,837 as of August 7, 2015. As a result of the closing of the merger, Messrs. Shannon and Fatica will become fully vested in their SERP account balances (single trigger benefits), which will be $80,910 and $138,403, respectively, as of August 7, 2015. Pursuant to the terms of the SERP, the Company must make a cash contribution to an irrevocable trust within 30 days after the closing of the merger. Before the signing of the merger agreement, the SERP was amended to provide that the interest rate used to credit account balances would be 8% following the closing of the merger.

Messrs. Jeffrey I. Friedman and John T. Shannon also participate in the EDCP. Each of Messrs. Jeffrey I. Friedman and John T. Shannon has deferred units in their accounts under the EDCP, all of which are fully vested.

(4)	Perquisites/Benefits: The amounts in this column include the cost to the Company of providing continued office space at a location (other than the executive offices of the Company) suitable to the status of the former Chief Executive Officer of the Company, secretarial support and other customary office support functions following a resignation, retirement, or termination by the Company without cause to which Mr. Jeffrey I. Friedman would be entitled under the terms of his employment agreement. The amounts in this column also reflect the cost of providing to each named executive officer (other than Mr. Jeffrey I. Friedman) continued health benefits for twelve months following termination and executive outplacement services benefits. Each such named executive officer is entitled to receive those benefits on a termination by the Company other than for willful misconduct conditioned upon the execution at the time of termination of an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period, and other terms and conditions generally associated with the receipt of severance. These benefits are double-trigger benefits. The following table breaks down these amounts by type of benefit:

Name	Continued Welfare Benefits ($)(a)	Outplacement Services ($)(b)	Office Space ($)(c)	Total ($)
Named Executive Officers:
Jeffrey I. Friedman	N/A	N/A	$1,415,000	$1,415,000
John T. Shannon	$20,651	$20,000	N/A	$40,651
Lou Fatica	$20,651	$20,000	N/A	$40,651
Jason A. Friedman	$17,792	$20,000	N/A	$37,792
Scott D. Irwin	$20,039	$20,000	N/A	$40,039

(a)	Subject to execution of an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period, and other terms and conditions generally associated with the receipt of severance, the named executive officers other than Mr. Jeffrey I. Friedman are entitled to receive upon a termination by the Company other than for willful misconduct, health care continuation coverage under the Company’s health plans for twelve months following termination. The amounts reflected in the table assume that a qualifying termination occurs immediately following the closing of the merger on August 7, 2015.
(b)	Subject to execution of an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period, and other terms and conditions generally associated with the receipt of severance, the named executive officers other than Mr. Jeffrey I. Friedman are entitled to receive upon a termination by the Company other than for willful misconduct, executive outplacement services. The amounts reflected in this table assume that a qualifying termination occurs immediately following the closing of the merger on August 7, 2015.
(c)	Under his employment agreement, following a resignation, retirement or termination by the Company without cause until the earliest of his employment, his death, full-time employment by another employer or the fifth anniversary of such resignation, retirement, or termination, Mr. Jeffrey I. Friedman is entitled to receive from the Company (i) office space at a location (other than the executive offices of the Company) suitable to the status of the former Chief Executive Officer of the Company (which the Company estimates will cost approximately $100,000 annually), and (ii) a full-time secretary and other customary office support functions (which the Company estimates will cost approximately $183,000 annually). The amount in this table reflects the cost to the Company of providing such benefit for a period of five years following a termination on August 7, 2015.

(5)	Other: The amounts in this column reflect the value of the payment of accrued but unpaid dividends and interest accrued thereon, in each case, as of August 7, 2015, with respect to performance restricted shares. The following table breaks down these amounts by dividend amounts and interest accrued thereon.

Name	Accrued but Unpaid Dividends ($)(a)	Interest Earned on Accrued but Unpaid Dividends ($)(b)	Total ($)
Named Executive Officers:
Jeffrey I. Friedman	$339,083	$33,811	$372,894
John T. Shannon	$157,432	$15,698	$173,130
Lou Fatica	$125,581	$12,522	$138,103
Jason A. Friedman	$72,660	$7,245	$79,905
Scott D. Irwin	$65,395	$6,521	$71,916

(a)	The payment of accrued but unpaid dividends with respect to the performance restricted shares will accelerate and be paid in full in cash to such holder within 10 business days following the closing of the merger (single-trigger vesting). As of August 7, 2015, Messrs. Jeffrey I. Friedman, John T. Shannon, Lou Fatica, Jason A. Friedman and Scott D. Irwin have accrued but unpaid dividends on outstanding performance restricted shares equal to $339,083, $157,432, $125,581, $72,660 and $65,395, respectively.
(b)	Interest earned on the accrued but unpaid dividends with respect to the performance restricted shares will be paid in cash to such holder within 10 business days following the closing of the merger (single-trigger vesting). As of August 7, 2015, Messrs. Jeffrey I. Friedman, John T. Shannon, Lou Fatica, Jason A. Friedman and Scott D. Irwin have interest earned thereon at an annual rate of 8% equal to $33,811, $15,698, $12,522, $7,245 and $6,521, respectively.

Because the vote in this Item 2 is advisory in nature only, it will not be binding on either the Company or the Brookfield Parties regardless of whether the proposed merger is completed. Therefore, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed.

The Board unanimously recommends that Associated Estates common shareholders vote FOR the non-binding advisory merger-related named executive officer compensation proposal and the resolution set forth above.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your Associated Estates common shares represented by such proxy card will be voted FOR the merger-related named executive officer compensation proposal and resolution set forth above

ITEM 3 — APPROVE ADJOURNMENT

OF THE SPECIAL MEETING, IF

NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

Shareholders may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that shareholders vote FOR the proposal to adjourn the special meeting, if necessary.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your Associated Estates common shares represented by such proxy card will be voted FOR the proposals to adjourn the special meeting.

Shareholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the merger agreement requires the affirmative vote of holders of at least a majority of Associated Estates common shares outstanding and entitled to vote at the special meeting.

Abstentions and shares not in attendance and not voted at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. It is very important that ALL of our shareholders vote their Associated Estates common shares, so please promptly complete and return the enclosed proxy card.

The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of Associated Estates common shares present or represented by proxy at the special meeting entitled to vote on the proposal. Abstentions and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

Whether or not a quorum is present, a proposal to approve an adjournment of the special meeting requires the affirmative vote of holders of a majority of the Associated Estates common shares present or represented by proxy at the special meeting. Abstentions will have the same effect as a vote AGAINST a proposal to adjourn the special meeting, but shares not in attendance at the special meeting will have no effect on the outcome of any vote on a proposal to adjourn the special meeting.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not in attendance at the special meeting and not voted by proxy will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Abstentions and shares not in attendance at the special meeting and not voted by proxy will have no effect on the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting, if necessary, but shares not in attendance at the special meeting and not voted by proxy will have no effect on the proposal to adjourn the special meeting, if necessary. Because brokers or banks holding Associated Estates common shares in “street name” may vote your Associated Estates common shares on the proposal to adopt the merger agreement, the merger-related named executive officer compensation proposal, or adjournments of the special meeting, if necessary, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on those proposals. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the special meeting. It is very important that ALL of our shareholders vote their Associated Estates common shares, so please promptly complete and return the enclosed proxy card.

Voting

Depending on how you hold your shares, you have up to three options for voting in advance: (a) Internet, (b) telephone, or (c) mailing your completed, signed and dated proxy card. In addition, you may vote in person at the special meeting if you follow the procedures described below.

•	Internet or Telephone. All registered shareholders can vote through the Internet or by touch-tone telephone by calling the toll-free number identified on your proxy card and following the instructions described on your proxy card. If your shares are held in “street name” by your broker or other nominee, you may vote through the Internet or by telephone if your broker or other nominee makes those methods available. Internet and telephone voting are available 24 hours a day, seven days a week up to the deadline. The Internet and telephone voting deadline for participants in the AERC 401(k) Savings Plan and Trust is 11:59 p.m. (Eastern Time) on July 31, 2015. For all registered shareholders or owners whose shares are held in “street name,” the deadline is 11:59 p.m. (Eastern Time) on August 4, 2015.

•	Mailing. All registered shareholders can vote by completing, properly signing and mailing the enclosed proxy card. Those shareholders voting by mail should return their proxy card promptly to ensure it is received before the date of the special meeting or, for participants in the AERC 401(k) Savings Plan and Trust, by 11:59 p.m. (Eastern Time) on July 31, 2015. If you do this, the proxies will vote your Associated Estates common shares in the manner you indicate. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If you do not indicate instructions on the card, your Associated Estates common shares will be voted FOR the proposal to adopt the merger agreement.

•	In Person. All registered shareholders may vote in person at the special meeting. If your Associated Estates common shares are held in “street name” by a broker or other nominee, you may vote in person at the special meeting if you obtain a legal proxy from your broker or other nominee. Please note that if your Associated Estates common shares are held in “street name” and you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Brokers or banks holding Associated Estates common shares in “street name” may vote your Associated Estates common shares at the special meeting only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your Associated Estates common shares, and you should carefully follow these instructions.

If you have any questions about how to vote or direct a vote in respect of your Associated Estates common shares, you may contact our Investor Relations Department by email at ir@associatedestates.com, by telephone at (216) 797-8715 or by mail to:

Associated Estates Realty Corporation

Attn: Investor Relations

1 AEC Parkway

Richmond Heights, OH 44143

Shareholders should not send in their share certificates with their proxies. A transmittal form with instructions for the surrender of certificates representing Associated Estates common shares will be mailed to shareholders if the merger is completed.

Revocation of Proxies

Any proxy given by an Associated Estates shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	delivering a written notice bearing a date later than the date of the previous proxy to Associated Estates’ Secretary stating that the previous proxy is revoked;

•	completing, signing and delivering a proxy card relating to the same Associated Estates common shares and bearing a later date than the date of the previous proxy; or

•	attending the special meeting and voting in person.

Solicitation Costs

We are soliciting the enclosed proxy card on behalf of our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We have retained MacKenzie Partners to assist in the solicitation process. We will pay MacKenzie Partners a fee of $25,000 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Associated Estates common shares held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Shares Certificates

Our shareholders should not send share certificates with their proxies. Separate transmittal documents for the surrender of certificated and uncertificated Associated Estates common shares in exchange for cash merger consideration will be mailed to our shareholders as soon as practicable following completion of the merger. See “The Merger Agreement — Exchange and Payment Procedures” beginning on page 62.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

The management team of Associated Estates pursues growth opportunities, manages property operations and establishes performance goals based on a three-year strategic plan that is developed by senior management, and which is subject to the approval and oversight of the Board. In the development and continual assessment of each three-year strategic plan, the Company’s senior management and the Board review and assess developments in the multifamily rental business, generally, and the geographic markets and submarkets in which the Company owns and manages properties and competes for investment opportunities and apartment residents. In addition, the Company evaluates strategic options in light of changing economic and market conditions. On a regular basis, the Company’s senior management and the Board assess whether the continued execution of the Company’s strategic plan as an independent, public REIT, or the possible sale to, or combination with, another public or private entity, represents the best path for achieving the Company’s long-term strategic goals and maximizing the creation of long-term shareholder value. In connection with these reviews and assessments, the Board and the Company’s senior management enlist the assistance of multifamily experts, financial consultants and other advisors.

Each year, in conjunction with its August regular meeting, the Board conducts a retreat whereby, among other agenda items, the Board receives a status report on the three-year strategic plan, including the Company’s actual performance compared to the plan, as well as new developments that may necessitate prospective adjustments to the plan. The Company’s current three-year strategic plan, which was approved by the Board in 2014, covers the three-year period ending in 2016.

The following chronology sets forth a summary of the material events leading up to the execution of the merger agreement:

On June 3, 2014, the Board received a letter from Land & Buildings requesting a meeting to discuss available alternatives to maximize value for the Company’s shareholders, including a possible sale of the Company.

On August 6, 2014, the Board conducted its annual retreat, during which senior management presented an update on the 2014 — 2016 strategic plan, as well as management’s calculation of the pro forma “going concern” net asset value per share of the Company over the three-year period of the 2014 — 2016 strategic plan (which “going concern” net asset value excluded both transaction costs and any premium paid for the Company’s development and operating platforms). Management projected the successful execution of the 2014 — 2016 strategic plan would result in the “going concern” net asset value of the Company growing from an estimated $23.60 per share in 2014 to $29.00 per share in 2016.

On November 17, 2014, Land & Buildings announced its intention to nominate seven director candidates to the Board and indicated its goal of increasing the Company’s share price to $29.00 per share.

On December 29, 2014, the Company announced it had engaged Citi as a financial advisor to assist the Board in conducting a thorough review of the Company’s business. The Company also announced the retirement of Mark L. Milstein from the Board, and the appointment of Douglas Crocker II as an independent director and Chairman of the Finance and Planning Committee of the Board. The Finance and Planning Committee was tasked with overseeing the thorough review of the Company’s strategy, portfolio and business.

In early 2015, shortly after the Company’s announcement of the engagement of Citi as its financial advisor, Citi received unsolicited phone calls from Party A, Party B and Party D, each a private equity fund, each indicating that such party potentially may be interested in a strategic transaction with the Company.

On January 27, 2015, in connection with its engagement, and at the Board’s request, Citi reviewed with the Board certain preliminary operational and financial information concerning the Company’s portfolio and business.

From the end of January 2015 until the announcement of the merger on April 22, 2015, at the Board’s direction, Citi continued to review financial information pertaining to the Company’s assets, operations and business.

On February 19, 2015, the Company announced the retirement of Albert T. Adams from the Board, and the appointment of Jon A. Fosheim as an independent director and member of the Finance and Planning Committee of the Board. Mr. Friedman resigned from the Finance and Planning Committee, which was then comprised entirely of independent directors.

On March 5, 2015, the Company held a telephonic board meeting. Attending the meeting were all members of the Board and Scott D. Irwin, the Company’s General Counsel and Secretary. Representatives of Citi and Jones Day also attended the meeting. At the Board’s request, Citi provided an update regarding its ongoing financial review of the Company’s business, and responded to the directors’ questions regarding the review. Citi informed the Board of the unsolicited calls that Citi received from Party A, Party B and Party D following the Company’s announcement of its business review. Citi had previously informed the Chairman of the Board of such unsolicited calls. At the Board’s request, Citi identified several other real estate companies and private equity firms that it believed based on its professional experience could have an interest in a possible strategic transaction with the Company. Responding to questions from the Board, Citi described for the Board a potential “market check” process pursuant to which the Company could, on a confidential basis, request from third parties who might possess both the interest and the financial ability to acquire the Company a preliminary indication of the price per share such third parties would be willing to pay to acquire the Company. Citi further described to the Board that such a “market check” could provide important data for the Company’s business review, and may present alternatives for maximizing value for all of the Company’s shareholders. Jones Day discussed the directors’ fiduciary duties under Ohio law in connection with a potential change in control transaction, and discussed the role of management in such a process. An extensive discussion among the Board and its financial and legal advisors followed. The Board asked a series of questions of Citi and Jones Day regarding the potential “market check” process, including the means for ensuring that any such process remained strictly confidential. After further discussion, the Board authorized Citi to confidentially contact Brookfield, Party A, Party B, Party C, Party D, Party E and Party F. The Board authorized Citi to contact those seven parties after taking into consideration the Board’s and Citi’s views as to the likelihood that such parties would possess the strongest interest in, and the financial capability to consummate, such a transaction, which views were based on, among other things, the Board’s and Citi’s collective knowledge of the multifamily business. The Board instructed Citi to (i) contact each of the seven parties, (ii) inquire as to their interest in a potential transaction and (iii) invite them to submit, based solely upon publicly available information, (a) a preliminary, nonbinding indication of such party’s interest (if any) to acquire 100% of the outstanding common shares of the Company and, (b) if such party indicated such interest, the preliminary price per share that such party would be willing to pay in a potential transaction.

Later that same day, at the direction of the Board, Citi attempted to contact the seven parties. Citi spoke with six of the seven companies it attempted to contact and, on behalf of the Board, invited each such party to submit a preliminary indication of interest regarding a strategic transaction involving the Company based on publicly available information. As directed by the Board, if a party indicated its interest in acquiring 100% of the outstanding common shares of the Company, Citi advised each party that any such preliminary indication should specify the offer price per share that such party would be willing to pay in a potential transaction. The seventh party, Party F, did not then (or at any time later) return the phone calls or emails Citi made to them.

Between March 6 and March 15, 2015, members of the Company’s management team, together with Citi and Jones Day, participated in several due diligence calls at the request of certain of the interested parties to respond to their questions and clarify publicly available information.

On March 16, 2015, Citi, on behalf of the Board, received preliminary indications of interest from Brookfield, Party A and Party C. Parties B, D, E and F did not provide an indication of interest. Brookfield indicated on a preliminary basis its interest in acquiring the Company for an all cash purchase price in the range of $30 to $32 per share with no financing contingency and customary closing conditions. Party A indicated on a preliminary basis its interest in acquiring the Company for an all cash purchase price in the range of $18 to $20 per share. Party C indicated on a preliminary basis its interest in acquiring the Company for an all cash purchase price in the range of $27 to $28 per share with customary closing conditions.

On March 17, 2015, the closing price of the Company’s common stock on the New York Stock Exchange was $24.46 per share.

On March 18, 2015, the Company held a telephonic board meeting. Attending the meeting were all members of the Board and Mr. Irwin. Representatives of Citi and Jones Day also attended the meeting. During the meeting, Citi reviewed with the Board certain financial terms proposed in the preliminary indications of interest received from Brookfield, Party A and Party C. Citi also provided the Board with an overview of the process to date, and a possible timeline for a potential transaction if the Board determined that pursuing one or more of the preliminary indications of interest was in the best interests of the Company and its shareholders. Jones Day reviewed the directors’ fiduciary duties under Ohio law in connection with a potential change in control transaction. After extensive discussion among the Board and its financial and legal advisors, the Board determined the ranges of value expressed by Brookfield and Party C in their preliminary indications of interest warranted the Company’s further exploration of a potential transaction with either party, which would include executing a confidentiality agreement containing a standstill provision and, thereafter, providing non-public due diligence information to each of Brookfield and Party C.

Following the March 18, 2015 Board meeting, Citi, at the direction of the Board, contacted representatives of each of Brookfield and Party C to inform them the Company was willing to proceed with due diligence regarding a potential transaction involving the Company and such party, subject to the execution of a customary confidentiality agreement. Each of Brookfield and Party C was provided a draft confidentiality agreement that included a standstill provision.

On March 19, 2015, representatives from Jones Day and Party C negotiated the terms of a confidentiality agreement, which the Company and Party C executed that day. Later that day, Party C was provided access to the virtual data room.

Between March 19 and 20, 2015, representatives from Jones Day and Brookfield negotiated the terms of a confidentiality agreement, which the Company and Brookfield executed on March 20, 2015. Also on March 20, 2015, Brookfield was provided access to the virtual data room.

Between March 21 and April 15, 2015, the Company, together with its representatives, including its legal, financial and accounting advisors, participated in multiple due diligence calls with each of Brookfield and Party C, and their respective legal, financial, accounting and technical advisors.

On March 26, 2015, the Company’s independent directors engaged Baker Hostetler because the independent directors of the Board believed it would be advantageous to have legal advice from a second law firm, and they chose Baker Hostetler on the basis of its public company corporate governance experience and familiarity with the Company.

On March 27, 2015, each of Brookfield and Party C was provided a “Final Round Process Letter,” which specified the requirements for a final indication of interest, including a mark-up of a draft merger agreement, a list of any required, confirmatory due diligence questions and financing commitment letters. Each of Brookfield and Party C was advised that final indications of interest should be submitted to the Company via Citi by April 16, 2015.

On March 31, 2015, the Company held a telephonic board meeting. Attending the meeting were all members of the Board, Mr. Irwin and representatives from Jones Day and Baker Hostetler. Mr. Friedman provided an update on the status and timeline of the discussions with Brookfield and Party C. Mr. Irwin provided an update on the due diligence process. Jones Day and Baker Hostetler discussed the directors’ fiduciary duties under Ohio law in connection with a potential change in control transaction.

On April 4, 2015, the Company provided Brookfield and Party C with an initial draft of the merger agreement, which was prepared by Jones Day.

On April 7, 2015, representatives of senior management of the Company made presentations to representatives of Party C.

On April 8, 2015, representatives of senior management of the Company made presentations to representatives of Brookfield.

In April 2015, a representative of Citi who had not been involved in Citi’s engagement as financial advisor to the Company received an unsolicited phone call from Party G, a private equity fund, during which Party G indicated it would be interested in engaging in an unspecified transaction involving the Company. Party G did not indicate an interest in acquiring the Company, nor did Party G provide any specificity regarding the type of transaction involving the Company that may be of interest to Party G. Representatives of Citi who were informed of the unsolicited phone call from Party G reported such information to the Company’s management shortly before the April 18, 2015 meeting of the Board described below. After being advised of Party G’s nonspecific inquiry, the Chairman of the Board shared the information with the other directors. Because (i) Party G did not express an interest in pursuing any specific type of transaction, in general, or an acquisition of the Company, in particular, and (ii) given the extensive due diligence conducted by Brookfield and Party C to date, the views of the Company’s management and Citi were that Party G would unlikely be willing to engage in a transaction at a value in excess of the ranges proposed by Brookfield or Party C and on the same or similar timeline as Brookfield or Party C. After discussion, the Company concluded that Citi should not initiate or pursue discussions concerning the Company with Party G.

On April 15, 2015, the closing price of the Company’s common stock on the New York Stock Exchange was $24.17 per share.

On April 16, 2015, Brookfield submitted a written indication of interest, which indicated that Brookfield was prepared to proceed with negotiations for a purchase of the Company at an offer price of $28.75 per share, with a transaction funded by debt and equity financing. The proposal did not contain a financing contingency, and the purchase price was to be guaranteed by an affiliate of BAM. Along with the written indication of interest, Brookfield submitted a revised merger agreement and a draft of the equity commitment letter.

On April 16, 2015, Party C submitted a verbal indication of interest, which indicated Party C was prepared to proceed with negotiations for a purchase of the Company at a purchase price of $25.00 per share. Party C did not provide any additional information regarding its offer and did not provide a revised merger agreement.

Between April 16 and 18, 2015, at the Board’s request, representatives of Brookfield, together with representatives of Citi, participated in several calls to clarify various positions in Brookfield’s written indication of interest, including confirmation that certain affiliates of BAM were providing an equity commitment letter and a guarantee that were each in an amount equal to the full purchase price.

On April 17, 2015, the closing price of the Company’s common stock on the New York Stock Exchange was $24.20 per share.

On April 18, 2015, the Company held a telephonic board meeting. Attending the meeting were all members of the Board and Mr. Irwin. Representatives of Citi, Jones Day and Baker Hostetler also attended the meeting. Mr. Friedman provided an update on the status and timeline of the discussions with Brookfield and Party C, including a summary of their revised indications of interest. Mr. Friedman, together with representatives of Citi, also addressed the unsolicited, nonspecific call from Party G, and confirmed no further interactions by the Company or Citi with Party G. The directors asked questions regarding Brookfield’s indication of interest, including the terms included in the mark-up of the draft merger agreement. Citi reviewed with the Board certain financial terms of Brookfield’s proposal, including the requirement that the Company not declare further quarterly dividends (except as may be necessary to preserve the Company’s REIT status) following the execution of the merger agreement and the inclusion of a termination fee of 4.5% of the equity value of the transaction. Jones Day summarized the material legal terms in Brookfield’s mark-up of the draft merger agreement, and reviewed the probable timeline for a potential transaction. Jones Day and Baker Hostetler discussed the directors’ fiduciary duties under Ohio law in connection with a potential change in control transaction. The Board asked Mr. Friedman whether, at any point, there had been any discussions between the Company’s management and Brookfield or Party C regarding the employment of the Company’s management after the consummation of a transaction. Mr. Friedman confirmed that no such discussions had taken place. After extensive discussion among the Board and its financial and legal advisors, including a discussion of the fact that Brookfield offered $3.75 per share more than Party C, the Board unanimously authorized the Company’s management, in consultation with the Company’s financial and legal advisors, to engage Brookfield in discussions regarding the terms of the merger agreement and related matters, and to return to the Board for further consideration of the terms of a potential transaction prior to execution of any definitive transaction agreements.

Also on April 18, 2015, Brookfield provided the Company with a draft of its debt commitment letter in support of its indication of interest, and a representative of Brookfield contacted Citi to request that the Company enter into an agreement to provide Brookfield with exclusivity through April 27, 2015. Brookfield also provided a draft exclusivity agreement to Citi.

Later that same day, Mr. Friedman, together with representatives of Citi and Jones Day, participated in a phone discussion to consider Brookfield’s request that the Company grant exclusivity to Brookfield with respect to merger agreement negotiations with the Company. Jones Day summarized the legal considerations for the Board when entering into an exclusivity agreement pertaining to the sale of a public company. Citi provided its view regarding the appropriateness of entering into an exclusivity agreement at that time. Based on such discussions, Mr. Friedman instructed Citi to inform Brookfield that the Company would not enter into an exclusivity agreement with Brookfield.

On April 19, 2015, Brookfield provided the Company with a draft of a redacted fee letter relating to its debt financing. Later that day, Jones Day, on behalf of the Company, sent Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), Brookfield’s legal counsel, mark-ups to the merger agreement and the debt and equity commitment letters.

On April 20, 2015, Cleary, on behalf of Brookfield, provided Jones Day with a draft of Brookfield’s limited guarantee. The limited guarantee provided a guarantee up to the purchase price of the merger for any damage claims against Brookfield under the merger agreement.

Also on April 20, 2015, representatives from the Company, Brookfield, Jones Day and Cleary discussed the material open items in the merger agreement.

On April 20, 2015, the closing price of the Company’s common stock on the New York Stock Exchange was $24.22 per share.

On April 21, 2015, the Board convened a special meeting to consider the proposed transaction with Brookfield. Attending the meeting were all members of the Board and Mr. Irwin. Representatives of Citi, Jones Day and Baker Hostetler also participated in the meeting. Representatives of Jones Day discussed the most significant aspects of the proposed transaction and related matters, including an overview of the process and discussions with Brookfield to date, the material terms of the proposed merger agreement and the background of negotiations over those terms, including the amount of the termination fees and the terms of the committed financing. Jones Day and Baker Hostetler also discussed the directors’ fiduciary duties under Ohio law in connection with the proposed transaction. Referring to materials previously provided to the directors, Jones Day summarized the material terms of the merger agreement, including a termination fee of approximately 3.5% of the estimated equity value of the transaction, the non-solicitation covenant and the matching rights. The directors engaged the Company’s advisors in a discussion of the relative risks and challenges to Associated Estates in executing its strategic plan in a situation where it remained independent versus the proposed merger that would provide shareholders with the immediate certainty of $28.75 per share in cash. After a discussion of the negotiations between the Company and Brookfield to date, the Board believed $28.75 per share was the highest consideration Brookfield would be willing to pay. The Board and its advisors further discussed the terms of the proposed merger agreement, including the proposed termination fee and the pre-signing “market check” involving seven potential acquirors. After consultation with the Company’s legal advisors, the Board determined the termination fee included in the merger agreement was reasonable, consistent with termination fees in similar transactions and not likely to preclude an alternative, superior proposal from a third party for a business combination with Associated Estates.

Also at this meeting, Citi reviewed with the Board its financial analysis of the merger consideration provided in advance to the Board for purposes of such meeting and delivered to the Board an oral opinion, confirmed by delivery of a written opinion dated April 21, 2015, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration was fair, from a financial point of view, to holders of Associated Estates common shares.

Following an extensive and thorough discussion of the terms and conditions of the proposed transactions, the Associated Estates directors unanimously determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of the Company and its shareholders, approved the merger agreement and the merger, directed that the adoption of the merger agreement be submitted to a vote at a meeting of Associated Estates’ shareholders and resolved to recommend to Associated Estates’ shareholders that they adopt the merger agreement.

On April 21, 2015, the closing price of the Company’s common stock on the New York Stock Exchange was $24.48 per share.

Between April 21 and April 22, 2015, the Company, Parent, Jones Day and Cleary finalized the terms of the merger agreement.

On April 22, 2015, Associated Estates and the Brookfield Parties executed and delivered the merger agreement, and the Company announced the execution of the merger agreement.

Recommendations of the Board and Reasons for the Merger

After careful consideration, the Board, by unanimous vote, has approved the merger agreement and the merger, and determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Associated Estates and its shareholders. The Board recommends that you vote “FOR” the proposal to adopt the merger agreement.

In evaluating the merger, the Board consulted with the Company’s senior management and outside legal and financial advisors and, in reaching its decision to unanimously approve the merger agreement and the merger, while concluding the merger agreement and the transactions contemplated thereby, including the merger, were advisable and fair to and in the best interests of the Company and its shareholders, and resolving to recommend that the Company’s shareholders adopt the merger agreement, the Board considered a variety of factors. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by the Board, although it does include material factors considered by the Board. In view of the wide variety of factors considered in connection with the merger, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.

In addition, individual members of the Board may have given different weight to different factors. The Board considered this information and these factors based on the totality of the information and factors presented in deciding to recommend the adoption of the merger agreement.

The Board considered various material factors in its deliberations concerning the merger. The positive factors considered by the Board (in no particular order of weight or relative importance) included, among others:

•	the Board’s belief, based on discussions and negotiations by Associated Estates’ management and advisors with Brookfield, that $28.75 per share was the highest price Brookfield would be willing to pay;

•	the Board’s belief that the price of Associated Estates’ common shares, in the short or medium term, was unlikely to exceed the future value equivalent of $28.75 per share;

•	current and historical market prices of Associated Estates’ shares relative to the $28.75 per share merger consideration, and the fact the merger consideration represents (i) a premium of approximately 19% over the closing price of Associated Estates’ common shares on the NYSE and NASDAQ on April 20, 2015, the last full trading day before the Board met to review and consider approval of the merger, and (ii) a 65% premium over the closing price of Associated Estates’ common shares on the NYSE and NASDAQ on June 2, 2014, the last full trading day before Land & Buildings sent a public letter to the Company requesting to meet with Jeffrey I. Friedman, the Company’s Chief Executive Officer, and indicating that shareholder value could be best maximized through a sale of the Company;

•	the Board’s belief, based on a review of possible alternatives to a sale of the Company, including the prospects of continuing to operate Associated Estates in accordance with its existing business plan or undertaking other strategic initiatives, the potential value to shareholders of such alternatives, and taking into account, among other things, the timing and likelihood of actually achieving additional value for shareholders from such alternatives, that none of these alternatives, on a risk-adjusted basis, was reasonably likely to create value for shareholders greater than the merger consideration;

•	discussions with management regarding the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of the Company’s business and the industry in which it competes, and current industry, economic and market conditions, both on an historical and on a prospective basis, including the matters set forth in detail in Associated Estates’ public filings, including its periodic reports on Form 10-K and Form 10-Q, which led the Board to conclude the merger presented an opportunity for Associated Estates’ shareholders to realize greater value, on a risk-adjusted basis, than the value likely to be realized by shareholders in the event the Company remained independent;

•	general macroeconomic challenges and economic weakness that could impede rent increases;

•	the Company’s business is sensitive to the impact of higher or lower interest rates, single-family home prices, the availability of consumer credit and mortgage financing, unemployment rates and other factors, which could negatively impact the Company’s financial performance;

•	the merger consideration offered by Brookfield was the highest price offered by competing bidders in our process (See “— Background of the Merger” beginning on page 25);

•	of the seven potential purchasers contacted regarding a possible business combination with Associated Estates, which included other real estate investment trusts and private equity firms, (i) only one party other than Brookfield provided a final indication of interest above $20 per share (and only Brookfield provided a firm, written proposal above $20 per share), and (ii) no party other than Brookfield provided a final indication of interest above $25.00 per share, as more fully described above under “— Background of the Merger” beginning on page 25;

•	following the Company’s announcement that it had engaged Citi to assist the Board in conducting a thorough review of the Company’s business, only four parties contacted Citi to express interest in engaging in any form of strategic transaction with the Company, as more fully described above under “— Background of the Merger” beginning on page 25;

•	the trading price of Associated Estates common shares has consistently represented a discount to our net asset value per share;

•	each of the confidentiality agreements entered into with certain of the potential purchasers included standstill covenants with fall-away provisions that allow those parties to provide non-public proposals to the Board;

•	the merger consideration consists entirely of cash, which provides immediate and certain value to holders of Associated Estates’ common shares, as compared to a transaction in which shareholders receive stock or other securities of the acquiror;

•	the opinion of Citi, dated April 21, 2015, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, to holders of Associated Estates common shares of the merger consideration to be received by such holders pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, as more fully described in the section of this proxy statement entitled “The Merger — Opinion of the Company’s Financial Advisor” beginning on page 34;

•	Associated Estates’ shareholders will have dissenters’ rights, as described in the section entitled “— Dissenters’ Rights of Associated Estates Common Shareholders” beginning on page 54;

•	resolutions approving the merger were unanimously approved by the Board, which (aside from Mr. Friedman) is comprised entirely of independent directors who are not affiliated with Brookfield, and who are not employees of Associated Estates or any of its subsidiaries;

•	prior to the execution of the merger agreement, no interaction occurred between representatives of Brookfield and Company management (or any member of the Board) regarding any employment or other arrangement with the Brookfield Parties, and the merger is not conditioned upon any member of Company management (or the Board) entering into any employment or other agreement or arrangement with the Brookfield Parties;

•	the information obtained through discussions with the Company’s legal advisors regarding the terms and conditions of the merger agreement and the fiduciary duties of the Board in considering the merger;

•	the merger is subject to the approval of our shareholders; and

•	the terms of the merger agreement, as reviewed by the Board with the Company’s legal advisors, including:

•	sufficient operating flexibility for the Company to conduct its business in the ordinary course between the execution of the merger agreement and consummation of the merger;

•	the conditions required to be satisfied prior to completion of the merger, including the limited circumstances under which Parent would not be required to close the merger due to an occurrence of an event that would have a material adverse effect on Associated Estates, are customary for transactions of this nature and can be expected to be fulfilled in the ordinary course and the corresponding likelihood that the merger will be consummated;

•	the definition of “material adverse effect” has a number of customary carve-outs, and is generally a very high standard as applied by courts;

•	the parties agreed to use their reasonable best efforts to complete the merger;

•	the Company’s ability, subject to compliance with the terms and conditions of the merger agreement, under certain circumstances to furnish information to and conduct negotiations with third parties, as more fully described in “The Merger Agreement — No Change in Recommendation or Superior Proposals” beginning on page 70;

•	the Board’s ability, subject to compliance with the terms and conditions of the merger agreement, to change or publicly propose to change, in a manner adverse to Parent, its recommendation regarding adoption of the merger agreement, if, in response to an intervening event that occurs after the date of the merger agreement that does not relate to a takeover proposal and that was not known or reasonably foreseeable by the Board as of the date of the merger agreement, but which becomes known by the Board prior to approval of the merger agreement by Associated Estates’ shareholders, the Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to change its recommendation would be inconsistent with its fiduciary duties to Associated Estates’ shareholders under applicable law, as more fully described in “The Merger Agreement — No Change in Recommendation or Superior Proposals” beginning on page 70;

•	the Board’s ability, subject to compliance with the terms and conditions of the merger agreement, to recommend an unsolicited superior proposal to Company shareholders and the Company’s corresponding right to terminate the merger agreement upon the payment of a $60,000,000 termination fee (which is approximately 3.5% of the estimated equity value of the transaction) to Parent, as more fully described in “The Merger Agreement — No Change in Recommendation or Superior Proposals” beginning on page 70;

•	each party is entitled to specific performance in case of breach by the other party; and

•	the $60,000,000 termination fee payable to Parent in connection with a termination of the merger in certain specified circumstances, which the Board believed, after being advised by its financial and legal advisors of the termination fees in similar transactions, was reasonable and not likely to preclude an alternative superior proposal for a business combination with Associated Estates.

The Board also considered a number of potentially negative factors in its deliberations concerning the merger, including (in no particular order of weight or relative importance), but not limited to:

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect the pendency of the merger and such failure to be completed may have on:

•	the trading price of shares of Associated Estates’ common shares;

•	Associated Estates’ operating results, including the costs incurred in connection with the merger;

•	Associated Estates’ ability to attract and retain key personnel;

•	Associated Estates’ ability to maintain revenues; and

•	Associated Estates’ relationship with other key constituencies, including employees and residents;

•	the Company will no longer exist as a publicly traded company, and that shareholders will no longer participate (in terms of share price appreciation and dividends) in the future growth of the business, including any growth related to a recovery of the general economy;

•	under the terms of the merger agreement, the Company cannot solicit other acquisition proposals, and the Company must pay Parent a termination fee in connection with the merger if the merger agreement is terminated under certain circumstances (as more fully described below under “The Merger Agreement — Termination” beginning on page 81), which may deter other parties from proposing an alternative transaction that may be more advantageous to the Company’s shareholders;

•	gains from an all-cash transaction would generally be taxable to shareholders for United States federal income tax purposes;

•	if the merger does not close, the Company’s employees will have expended extensive time and effort to attempt to complete the transaction, and will have experienced significant distractions from their work during the pendency of the transaction;

•	the conditions to Parent’s obligation to complete the merger, and the right of Parent to terminate the merger agreement under certain circumstances, see “The Merger Agreement — Termination” beginning on page 81;

•	Associated Estates has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated;

•	although the Board believed the operating restrictions contained in the merger agreement would not interfere with Associated Estates’ ability to operate in the ordinary course of business, such restrictions may prevent Associated Estates from taking advantage of some business opportunities, such as potential acquisitions, which would be advisable if Associated Estates were to remain an independent company;

•	although there is no financing contingency in the merger agreement, there are structural risks associated with leveraged acquisitions; and

•	the likelihood of the transaction attracting litigation in the form of shareholder suits.

The Board considered all of these factors as a whole and concluded the factors overwhelmingly supported a favorable determination to enter into the merger agreement.

During its consideration of the merger, the Board was also aware that some of our directors and executive officers have interests in the merger that may be in addition to or differ from those of our shareholders generally, as described in “— Interests of Associated Estates’ Directors and Executive Officers in the Merger” beginning on page 43. These interests did not have any effect on the Board’s deliberations of the proposed merger.

This summary is not meant to be an exhaustive description of the information and factors considered by the Board, but is intended to address the most material information and factors considered by the Board. In view of the variety of factors considered by the Board, it is not possible to quantify or to give relative weights to the various factors. After taking into consideration all of the factors set forth above, as well as other factors not specifically described above, the Board unanimously concluded the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Associated Estates and its shareholders, and approved the merger agreement and the merger.

The foregoing description of Associated Estates’ consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Forward-Looking Statements” beginning on page 14.

Opinion of the Company’s Financial Advisor

In connection with the merger, Associated Estates requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Associated Estates common shares pursuant to the merger agreement. On April 21, 2015, at a meeting of the Board held to evaluate the merger, Citi delivered to the Board an oral opinion, confirmed by delivery of a written opinion dated April 21, 2015, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration was fair, from a financial point of view, to holders of Associated Estates common shares.

The full text of Citi’s written opinion, dated April 21, 2015, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view, and did not address any other terms, aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Associated Estates to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Associated Estates or the effect of any other transaction in which Associated Estates might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any shareholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, dated April 21, 2015, of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives of Associated Estates concerning the businesses, operations and prospects of Associated Estates;

•	reviewed certain publicly available business and financial information relating to Associated Estates, as well as certain financial forecasts and other information and data relating to Associated Estates which were provided to or discussed with Citi by the management of Associated Estates;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices of Associated Estates common shares; the financial condition and historical and projected cash flows and other operating data of Associated Estates; and the capitalization of Associated Estates;

•	considered, to the extent publicly available, the financial terms of other transactions which Citi considered relevant in evaluating the merger;

•	compared certain publicly available financial and stock market information with corresponding information of businesses of other companies whose operations Citi considered relevant in evaluating those of Associated Estates; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Associated Estates that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to Associated Estates, Citi was advised by the management of Associated Estates, and assumed, with the consent of the Board, that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Associated Estates and the other matters covered thereby. Citi assumed, with the consent of the Board, that the financial results reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected. Citi relied, at the direction of Associated Estates, upon the assessments of the management of Associated Estates as to (i) the potential impact on Associated Estates of certain market trends and other developments in and prospects for, and governmental or other regulatory matters relating to or affecting, the residential real estate market and related credit and financial markets, (ii) potential future acquisitions and dispositions (including, in each case, the timing and amount thereof) of residential properties contemplated to be undertaken by Associated Estates and (iii) construction projects in progress and development projects contemplated to be undertaken by Associated Estates (including, in each case, the timing and amount thereof). Citi assumed, with the consent of the Board, that there would be no developments with respect to any such matters that would have an adverse effect on Associated Estates or the merger or that otherwise would be meaningful in any respect to its analyses or opinion.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Associated Estates or any other entity and it did not make any physical inspection of the properties or assets of Associated Estates or any other entity. Citi also did not make an analysis of, nor did Citi express any opinion or view as to, the adequacy or sufficiency of allowances or reserves for losses with respect to leases, loans, debt securities, derivative financial instruments or any other matters, and Citi assumed, with the consent of the Board, that any such allowances or reserves for losses were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. Citi assumed, with the consent of the Board, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, releases, waivers and agreements for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Associated Estates or the merger. Citi was advised by Associated Estates, and assumed, with the consent of the Board, that Associated Estates has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 1993 and that the merger would not adversely affect such status or operations of Associated Estates. Representatives of Associated Estates advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and relied, with the consent of the Board, upon the assessments of representatives of Associated Estates as to such matters.

Citi’s opinion did not address any terms (other than the merger consideration to the extent expressly specified therein) or other aspects or implications of the merger, including, without limitation, the form or structure of the merger or any guarantee, financing or other terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. In connection with Citi’s engagement and at the direction of Associated Estates, Citi was requested to approach, and Citi held discussions with, third parties to solicit indications of interest in the possible acquisition of Associated Estates. Citi, in its opinion, expressed no view as to, and its opinion did not address the underlying business decision of Associated Estates to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Associated Estates or the effect of any other transaction in which Associated Estates might engage or consider. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Citi noted for the Board that the credit, financial and stock markets have experienced, and the industries in which Associated Estates operates continue to experience, volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Associated Estates or the merger. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Associated Estates. No company, business or transaction reviewed is identical or directly comparable to Associated Estates, its businesses or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between Associated Estates and Brookfield and the decision to enter into the merger agreement was solely that of the Board. Citi’s opinion was only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or the management of Associated Estates with respect to the merger or the consideration payable in the merger.

The following is a brief summary of the material financial analyses prepared and reviewed with the Board in connection with Citi’s opinion, dated April 21, 2015. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. None of Associated Estates, Citi or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. For purposes of the financial analyses described below, the term “25th percentile” refers to the high end of the lowest 25% of the applicable observed overall range and the term “75th percentile” refers to the low end of the highest 25% of the applicable observed overall range.

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of Associated Estates in which Citi calculated the estimated present value of standalone unlevered free cash flows that Associated Estates was forecasted to generate during the last nine months of the calendar year ending December 31, 2015 through the full calendar year ending December 31, 2019. Associated Estates’ terminal annual net operating income at the end of the forecast period was estimated using a growth rate of 3.0%. Citi then applied terminal nominal capitalization rates ranging from 6.0% to 6.5% to Associated Estates’ estimated terminal annual net operating income to calculate the terminal value of Associated Estates. Such terminal value and the unlevered free cash flows that Associated Estates was forecasted to generate during the forecast period were then discounted to present value (as of April 1, 2015) using discount rates ranging from 7.2% to 7.6% based on an estimated cost of capital calculation for Associated Estates. Financial data of Associated Estates was based on internal forecasts of the management of Associated Estates, public filings and other publicly available information. For purposes of this analysis, share-based compensation was treated as a cash expense. This analysis indicated the following approximate implied per share equity value reference range for Associated Estates, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$22.59 - $25.96	$28.75

Citi noted that the foregoing approximate implied per share equity value reference range for Associated Estates indicated by this analysis implied a low to high range of nominal capitalization rates of 6.1% to 6.8%. Citi also noted that the merger consideration implied a nominal capitalization rate of 5.6% (without taking into account the impact of transaction costs or marking real estate taxes to market).

Net Asset Value Analysis. Citi performed a net asset value analysis of Associated Estates as of April 1, 2015 based on the estimated aggregate value of Associated Estates’ income producing properties and construction-in-progress. Citi calculated a range of estimated asset values of Associated Estates’ income producing properties by applying to the next 12 months (commencing on April 1, 2015) estimated same-store net operating income of such income producing properties nominal capitalization rates ranging from 6.0% to 6.5%, depending on, among other factors, asset quality and location. A range of estimated asset values of Associated Estates’ construction-in-progress on an asset-by-asset basis was derived based on a discounted cash flow analysis of project-level cash flows and stabilized yield estimates. For purposes of its net asset value analysis of Associated Estates, Citi also took into account (i) Associated Estates’ cash and cash equivalents and liabilities as of March 31, 2015, including Associated Estates’ indebtedness (marked-to-market), (ii) the purchase price of certain completed or pending acquisitions and dispositions, (iii) the estimated value of owned but non-income producing properties and a real property buyout option exercisable by the counterparty during calendar year 2016 and (iv) the estimated value of Associated Estates’ other assets. Financial data of Associated Estates was based on internal forecasts and other estimates of the management of Associated Estates, public filings and other publicly available information. This analysis indicated the following approximate implied per share equity value reference range for Associated Estates, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$23.27 - $26.77	$28.75

Citi noted that the foregoing approximate implied per share equity value reference range for Associated Estates indicated by this analysis implied a low to high range of nominal capitalization rates of 5.9% to 6.6%. Citi also noted that the merger consideration implied a nominal capitalization rate of 5.6% (without taking into account the impact of transaction costs or marking real estate taxes to market).

Selected Precedent Transactions Analysis. Citi performed a selected precedent transaction analysis of Associated Estates in which Citi reviewed certain financial data relating to the following 15 selected precedent transactions that Citi in its professional judgment considered generally relevant for comparative purposes as transactions announced from January 1, 2011 to April 20, 2015 with transaction values greater than $700,000,000 and involving U.S. target entities with operations in the REIT industry, referred to as the selected transactions:

Announcement Date	Acquiror	Target
April 10, 2015	The Blackstone Group L.P.	Excel Trust, Inc.
October 31, 2014	Omega Healthcare Investors, Inc.	Aviv REIT, Inc.
October 31, 2014	Edens Investment Trust	AmREIT, Inc.
September 16, 2014	Washington Prime Group Inc.	Glimcher Realty Trust
August 13, 2014	Health Care REIT, Inc.	HealthLease Properties Real Estate Investment Trust
June 2, 2014	Ventas, Inc.	American Realty Capital Healthcare Trust, Inc.
December 9, 2013	Essex Property Trust, Inc.	BRE Properties, Inc.
October 23, 2013	American Realty Capital Properties, Inc.	Cole Real Estate Investments, Inc.
June 3, 2013	Mid-America Apartment Communities, Inc.	Colonial Properties Trust
May 28, 2013	American Realty Capital Properties, Inc.	CapLease, Inc.
April 25, 2013	Brookfield Office Properties Inc.	MPG Office Trust, Inc.
September 6, 2012	Realty Income Corporation	American Realty Capital Trust, Inc.
December 27, 2011	Ventas, Inc.	Cogdell Spencer Inc.
February 28, 2011	Ventas, Inc.	Nationwide Health Properties, Inc.
January 26, 2011	AMB Property Corporation	ProLogis

Citi reviewed, among other things, the estimated premiums paid in the selected transactions relative to Wall Street research analyst consensus estimates of the net asset value per share for the target entities as of the transaction announcement date, referred to as net asset value premiums, and relative to the closing share prices of the target entities one-week prior to the transaction announcement date or one-week prior to the date on which the target entity confirmed that it was conducting a sale process or was engaged in discussions regarding a potential transaction if such confirmation was made within six months of the transaction announcement date or on which rumors surfaced if such rumors surfaced within one month of the transaction announcement date, as applicable, referred to as one-week prior closing share price premiums. Citi also reviewed the implied value of the consideration per share payable in the selected transactions as a multiple of the target entity’s next 12 months estimated funds from operations per share, referred to as FFO per share, and estimated FFO per share, adjusted for, among other things, recurring capital expenditures, in addition to adjustments to the straight-lining of rent, referred to as AFFO per share. The overall low to high estimated net asset value premiums and estimated one-week prior closing share price premiums observed for the selected transactions were (20.0%) to 56.3% (with a mean of 17.2% and a median of 18.0%) and 2.6% to 40.8% (with a mean of 17.1% and a median of 17.4%), respectively, and the overall low to high next 12 months estimated FFO per share and estimated AFFO per share multiples observed for the selected transactions were 11.5x to 24.4x (with a mean of 17.3x and a median of 17.1x) and 12.8x to 26.9x (with a mean of 19.7x and a median of 18.1x), respectively. Citi noted that the estimated net asset value premium observed for Associated Estates was 15.1% and the next 12 months estimated FFO per share and estimated AFFO per share multiples observed for Associated Estates were 20.3x and 22.4x, respectively. Citi then applied a selected range of estimated net asset value premiums (based on the 25th percentile to the 75th percentile of selected transactions in which the cash portion of the consideration payable in the selected transactions consisted of greater than 75% of the aggregate consideration value payable in the selected transaction) and estimated one-week prior closing share price premiums (based on the 25th percentile to the 75th percentile of all selected transactions) of 7.5% to 18.5% and 10.8% to 23.0%, respectively, to Wall Street research analyst consensus estimates of the net asset value per share of Associated Estates as of April 20, 2015 and the closing price of Associated Estates common shares on June 2, 2014, respectively, and next 12 months estimated FFO per share and next 12 months estimated AFFO per share (in each case based on the 25th percentile to the 75th percentile of all selected transactions) of 15.7x to 18.1x and 15.4x to 24.7x, respectively, to Associated Estates’ next 12 months (commencing on April 1, 2015) estimated FFO per share and estimated AFFO per share, respectively. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of Associated Estates was based on internal forecasts and other estimates of the management of Associated Estates, public filings and other publicly available information.

This analysis indicated the following approximate implied per share equity value reference ranges for Associated Estates, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range Based On:
Estimated Net Asset Value Premium	Estimated One-Week Prior Premium	Next 12 Months Estimated FFO per Share	Next 12 Months Estimated AFFO per Share	Merger Consideration
$26.84 - $29.58	$19.29 - $21.41	$22.18 - $25.60	$19.78 - $31.75	$28.75

Citi noted that the foregoing approximate implied per share equity value reference ranges for Associated Estates indicated by this analysis implied low to high ranges of nominal capitalization rates of 5.5% to 5.9%, 7.1% to 7.6%, 6.1% to 6.9% and 5.2% to 7.5%, respectively. Citi also noted that the merger consideration implied a nominal capitalization rate of 5.6% (without taking into account the impact of transaction costs or marking real estate taxes to market).

Certain Historical Share Price Trading Observations. Although not considered part of Citi’s financial analyses with respect to its opinion but referenced for informational purposes, Citi compared the average premiums to net asset value for the following nine selected companies that Citi in its professional judgment deemed generally relevant for comparative purposes as U.S. publicly traded entities with operations in the multifamily residential REIT industry, referred to as the selected entities, with corresponding data for Associated Estates:

•	Apartment Investment and Management Company

•	AvalonBay Communities, Inc.

•	Camden Property Trust

•	Equity Residential

•	Essex Property Trust, Inc.

•	Home Properties, Inc.

•	Mid-America Apartment Communities, Inc.

•	Post Properties

•	UDR, Inc.

Citi reviewed the average premiums to Wall Street research analyst consensus estimates of the net asset value per share for the selected entities during the period from April 20, 2005 to April 20, 2015 and the number of days, expressed as a percentage, on which the shares of the selected entities traded above the selected entity’s net asset value per share during such period. Citi observed that the average premiums to net asset value per share for the selected entities during such period ranged from (11.9%) to 3.5% (with a mean of (2.0%)) and the percentage number of days on which the shares of the applicable selected entity traded above such selected entity’s net asset value per share during such period ranged from 19.3% to 68.2% (with a mean of 46.4%). Citi noted that Associated Estates’ average premium to net asset value per share during such period was (25.6%) and that the percentage number of days on which Associated Estates common shares traded above Associated Estates’ net asset value per share during such period was 2.6%. Financial data of the selected entities were based on public filings and other publicly available information. Financial data of Associated Estates was based on public filings and other publicly available information.

Other Information

Citi also observed certain additional factors that were not considered part of Citi’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	publicly available Wall Street research analyst net asset value per share targets for Associated Estates common shares, which indicated a net asset value per share target range for Associated Estates common shares (based on the 25th percentile to the 75th percentile) of $23.60 to $26.41 per share (with a mean of $24.97 per share and a median of $24.74 per share) and which Citi noted implied a low to high range of nominal capitalization rates of 6.0% to 6.6%;

•	publicly available Wall Street research analyst share price targets for Associated Estates common shares, which indicated a share price target range for Associated Estates common shares (based on the 25th percentile to the 75th percentile) of $24.00 to $26.00 per share (with a mean of $24.93 per share and a median of $24.34 per share) and which Citi noted implied a low to high range of nominal capitalization rates of 6.1% to 6.5%;

•	historical trading prices of Associated Estates common shares during the 52-week period ended April 20, 2014, which indicated low to high closing prices for Associated Estates common shares of $16.70 to $26.03 per share and which Citi noted implied a low to high range of nominal capitalization rates of 6.1% to 8.5%; and

•	the volume-average weighted closing price of Associated Estates common shares of $21.09 during the period from April 20, 2014 to April 20, 2015, which Citi noted implied a nominal capitalization rate of 7.1%, and the volume average-weighted closing price of Associated Estates common shares of $15.81 during the period from May 31, 2013 to June 2, 2014, which Citi noted implied a nominal capitalization rate of 8.8%.

Miscellaneous

In connection with Citi’s services as Associated Estates’ financial advisor, Associated Estates has agreed to pay Citi an aggregate fee of up to approximately $11,560,000, of which $1,000,000 was payable upon delivery of its opinion and up to approximately $10,560,000 is payable contingent upon consummation of the merger. In addition, Associated Estates has agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities arising from Citi’s engagement.

Citi and its affiliates in the past have provided, currently are providing and in the future may provide services unrelated to the proposed merger to Associated Estates and certain of its affiliates, for which services Citi and its affiliates have received and may receive compensation including, during the past two years, having acted or acting as (i) financial advisor to Associated Estates in connection with corporate defense activities, (ii) a bookrunning manager, sales agent and underwriter, as applicable, with respect to certain Associated Estates common share offerings and (iii) a documentation agent, as applicable, for, and as a lender under, certain credit facilities of Associated Estates. Citi and its affiliates also in the past have provided, currently are providing and in the future may provide services unrelated to the proposed merger to Brookfield Property Partners L.P., referred to as BPY, and certain of its related entities, for which services Citi and its affiliates have received and may receive compensation including, during the past two years, having acted or acting as (i) financial advisor to BPY and certain related entities in various acquisition and disposition transactions, (ii) an arranger, bookrunner, manager, placement agent, syndication agent, issuing and paying agent and underwriter, as applicable, with respect to certain debt and equity securities offerings of BAM, and certain other entities related to BPY and (iii) a bookrunner, arranger, syndication agent, administrative agent and collateral agent, as applicable, for, and as a lender under, certain credit facilities of BPY, BAM and certain related entities. Citi and certain of its affiliates have, and certain of Citi’s and its affiliates’ respective employees may have, direct or indirect investments in investment funds which, according to publicly available information, are managed or advised directly or indirectly by BPY or BAM or in their respective related entities. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Associated Estates, BPY, BAM and their respective related entities for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Associated Estates, BPY, BAM and their respective related entities.

Associated Estates selected Citi to act as its financial advisor in connection with the proposed merger based on Citi’s reputation, experience and familiarity with Associated Estates and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Financial Information

In connection with the business review conducted by the Board and the merger, our senior management prepared and provided to Citi certain selected, non-public financial projections. Such selected, non-public financial projections also were provided to the Board. Other than annual guidance provided and updated from time to time in the ordinary course of business, Associated Estates does not make public projections as to future performance or earnings. The Company has included below a summary of these projections for the purpose of providing shareholders and investors access to certain non-public information that was prepared and relied upon in connection with the merger. You should note that these financial projections constitute forward-looking statements. See “Forward-Looking Statements” on page 14.

The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, these forward-looking statements were prepared on the assumption that Associated Estates remains a standalone company and were based on numerous other assumptions available at the time it was prepared. You should not regard the inclusion of these projections in this proxy statement as an indication that Associated Estates or any of its affiliates, advisors or other representatives considered or consider the projections to be necessarily predictive of actual future events, and you should not rely on the projections as such. It is expected that there will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. We believe it is likely that the contribution of Associated Estates’ business to the Brookfield Parties’ consolidated results will be different from Associated Estates’ performance on a standalone basis. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. Accordingly, there can be no assurance that the projections, or underlying assumptions, will be realized. None of Associated Estates or any of its affiliates, advisors or other representatives has made or makes any representations to any shareholder regarding the ultimate performance of Associated Estates compared to the information contained in the projections.

The financial projections have been prepared by Associated Estates’ senior management. Neither Associated Estates’ independent auditors, nor any other independent accountants on behalf of Associated Estates, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these outdated financial projections or to make other projections public in the future.

Our senior management prepared the following financial information (the “Five Year Projections”), which were provided to the Board during its consideration of the merger. The Five Year Projections were relied upon by Citi, at the direction of the Company’s management, in connection with its financial analyses and opinion described under “— Opinion of the Company’s Financial Advisor.” The Five Year Projections were not provided to the Brookfield Parties or any other potential purchaser.

	2015	2016	2017	2018	2019
NOI	$124.0	$147.1	$159.2	$167.2	$172.6
EBITDA	$106.7	$130.7	$142.3	$149.9	$154.9
Unlevered Free Cash Flow	($138.3)	($49.7)	$125.2	$132.5	$137.1

The Five Year Projections above were developed by Associated Estates’ senior management based on the Company’s 2015 operational budget adjusted for non-committed transactions and development activity on the date of the analysis. The Five Year Projections did not contemplate or include any non-committed transactions or new development activity after 2016. Furthermore, the Five Year Projections were developed on an unlevered basis, and contemplate no activity with respect to the Company’s existing equity and debt capital structure. Because the Five Year Projections do not contain adjustments for expected market conditions and contain aspirational projections based on a consistent growth rate rather than likely projections, neither the Board nor management relied on them or considered them necessarily predictive of likely future outcomes.

As referred to above, EBITDA is a financial measure commonly used in the REIT industry but is not defined by GAAP. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income, it may vary among companies, including Associated Estates. The EBITDA data presented above may not be comparable to similarly titled measures of other companies. Associated Estates’ management believes that EBITDA is a meaningful measure to investors and provides additional information about its ability to meet future liquidity requirements for debt service, capital expenditures and working capital. In addition, Associated Estates’ management believes that EBITDA is a useful comparative measure of operating performance and liquidity. For example, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation or depletion method (e.g., straight-line, accelerated, units of production), which can result in considerable variability in depletion, depreciation and amortization expense between companies. Thus, for comparison purposes, Associated Estates’ management believes that EBITDA can be useful as an objective and comparable measure of operating profitability and the contribution of operations to liquidity because they exclude these elements. For purposes of Associated Estates’ management projections, EBITDA is defined as estimated earnings before interest, taxes, depreciation and amortization, and excludes non-recurring items. For purposes of Associated Estates’ management projections, unlevered free cash flows is defined as EBITDA, less capital expenditures and acquisition and development expenditures plus proceeds from asset sales.

Interests of Associated Estates’ Directors and Executive Officers in the Merger

In considering the Board’s recommendation to vote for the proposal to adopt the merger agreement and approve the merger, the holders of Associated Estates common shares should be aware that the directors and executive officers of the Company have interests in the merger that may be different from, or in addition to, the interests of the Associated Estates common shareholders generally and that may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger, and in recommending the adoption of the merger agreement to the Associated Estates common shareholders. In addition to the rights described below in this section, the executive officers of the Company may be eligible to receive some or all of the generally applicable benefits described under the heading “The Merger Agreement — Employee Matters.”

Set forth below are descriptions of these interests of the Company’s directors and executive officers, including interests in equity or equity-based awards, change in control retention arrangements and other compensation and benefit arrangements. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Treatment of Share Options

At the effective time of the merger, each share option to purchase Associated Estates common shares under the Company’s equity compensation plans, outstanding and unexercised as of immediately prior to the effective time of the merger (whether or not vested and exercisable prior to the effective time of the merger) will become fully vested, will be cancelled and will be converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of the total number of Associated Estates common shares covered by the share option, multiplied by the excess, if any, of $28.75 over the per share exercise price of the share option. Any share options that have a per share exercise price that is equal to or greater than $28.75 will be cancelled without payment at the effective time of the merger. The payment in respect of share options will generally be made within 10 business days following the effective time of the merger.

The following table summarizes the outstanding vested share options held by each of our executive officers (Jeffry I. Friedman, John T. Shannon, Lou Fatica, Jason A. Friedman and Scott D. Irwin), as of August 7, 2015, and an approximation of the consideration that each of them may become entitled to receive in connection with the settlement of their share options, assuming continued employment through the effective time of the merger and assuming that the effective time of the merger occurs on August 7, 2015. As of the date of this proxy statement, there are no outstanding unvested share options, and the Company does not currently anticipate granting any share options. No outstanding share options are held by the Company’s non-employee directors.

	No. of Shares Underlying Vested Options	Exercise Price of Vested Options		Resulting Consideration ($)
Executive Officers:
Jeffrey I. Friedman	125,000 61,286	$ $	11.26 15.29	$3,011,160
John T. Shannon	39,090		$11.26	$683,684
Lou Fatica	N/A		N/A	N/A
Jason A. Friedman	10,000		$8.77	$199,800
Scott D. Irwin	N/A		N/A	N/A

Treatment of Performance Restricted Shares

At the effective time of the merger, each performance restricted share that is outstanding immediately prior to the effective time of the merger that relates to a performance period that has expired as of the effective time will vest in that number of Associated Estates common shares determined at the end of the performance period based on actual performance through the end of the performance period. At the effective time of the merger, each performance restricted share that is outstanding immediately before the effective time that relates to a performance period that has not expired as of the effective time will vest in that number of Associated Estates common shares determined as if the applicable performance-based vesting criteria had been achieved at the maximum level. Each such performance restricted share that vests will be treated as an outstanding Associated Estates common share and will be cancelled and converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of $28.75 multiplied by the number of Associated Estates common shares underlying the performance restricted share. In addition, each holder of a performance restricted share will be entitled to receive any accrued but unpaid dividends previously declared by the Company and any interest earned thereon as of the effective time of the merger with respect to the performance restricted shares. The payment in respect of accrued but unpaid dividends and interest earned thereon will be made no later than 10 business days following the effective time of the merger.

The following table summarizes the aggregate number of outstanding performance restricted shares held by each of the named executive officers, the consideration that each of them may become entitled to receive in connection with the vesting and settlement of their performance restricted shares, and the accrued but unpaid dividends and the interest earned thereon, in each case, assuming continued employment through the effective time of the merger and assuming the effective time of the merger occurs on August 7, 2015. No outstanding performance restricted shares are held by the Company’s non-employee directors.

	Aggregate Number of Performance Restricted Shares that will Vest at Closing	Resulting Consideration ($)	Accrued but Unpaid Dividends ($)	Interest Earned on Accrued but Unpaid Dividends ($)(1)
Executive Officers:
Jeffrey I. Friedman	192,661	$5,539,004	$339,083	$33,811
John T. Shannon	89,450	$2,571,688	$157,432	$15,698
Lou Fatica	71,353	$2,051,399	$125,581	$12,522
Jason A. Friedman	41,284	$1,186,915	$72,660	$7,245
Scott D. Irwin	37,156	$1,068,235	$65,395	$6,521

(1)	Interest accrues on unpaid dividends at an annual rate of 8%.

Treatment of Restricted Shares

As of immediately prior to the effective time of the merger, each restricted share (other than any performance restricted share) that is outstanding immediately prior to the effective time of the merger will vest in full, will be treated as an outstanding Associated Estates common share and will be converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of $28.75 multiplied by the number of Associated Estates common shares underlying the restricted shares.

The following table summarizes the aggregate number of outstanding restricted shares (other than performance restricted shares) held by each of the executive officers and non-employee directors and the consideration that each of them may become entitled to receive in connection with the vesting and settlement of these awards, in each case, assuming continued employment or service through the effective time of the merger and assuming the effective time of the merger occurs on August 7, 2015.

	Aggregate Number of Restricted Shares (other than Performance Restricted Shares)	Resulting Consideration ($)
Executive Officers:
Jeffrey I. Friedman	35,422	$1,018,383
John T. Shannon	16,446	$472,823
Lou Fatica	13,118	$377,143
Jason A. Friedman	9,491	$272,866
Scott D. Irwin	10,863	$312,311

Non-Employee Directors:
Douglas Crocker II	4,297	$123,539
Jon A. Fosheim	4,243	$121,986
Michael E. Gibbons	N/A	N/A
James J. Sanfilippo	N/A	N/A
James A. Schoff	N/A	N/A
Richard T. Schwarz	N/A	N/A

Annual Incentive Compensation Plans

All of the executive officers participate in the Company’s Single-Year Cash Incentive Plan and the Company’s Single-Year Equity Incentive Plan, which provide for the payment of annual incentive compensation upon the achievement of specified performance objectives. Pursuant to the merger agreement, as soon as practicable and no later than the second payroll day following the merger, each executive officer will receive a cash payment with respect to his Single-Year Cash Incentive Plan award for the year in which the merger occurs, based on the target level of performance, and a cash payment with respect to his Single-Year Equity Incentive Plan award for the year in which the merger occurs, based on the target level of performance.

The following table sets forth the estimated Single-Year Cash Incentive amounts and the Single-Year Equity Incentive Plan amounts assuming (1) performance at target levels, (2) continued employment through the effective time of the merger, and (3) the effective time of the merger occurring on August 7, 2015.

	2015 Single-Year Cash Incentive ($)	2015 Single-Year Equity Incentive ($)
Executive Officers:
Jeffrey I. Friedman	$700,000	$700,000
John T. Shannon	$325,000	$325,000
Lou Fatica	$259,250	$259,250
Jason A. Friedman	$220,000	$220,000
Scott D. Irwin	$210,000	$135,000

Treatment of Deferred Compensation

Each equity-based award deferred under any deferred compensation plan and all accounts that represent amounts notionally invested in Associated Estates common shares under the Company’s Directors’ Deferred Compensation Plan will, as of immediately prior to the effective time of the merger, become fully vested and will, at the effective time of the merger, be converted into the right to have allocated to the holder’s account under such deferred compensation plan an amount in cash equal to the product of the number of Associated Estates common shares deferred or deemed invested under such deferred compensation plan, multiplied by $28.75, reduced, to the extent applicable, but not below zero, by the exercise price applicable to such award, and will be payable (less any applicable withholding tax) in accordance with the terms and conditions of the applicable plan.

In addition, pursuant to the terms of the Supplemental Executive Retirement Plan, as a result of the closing of the merger, the accounts of the participants in the plan will vest in full, to the extent not fully vested, and the Company must make a cash contribution to an irrevocable rabbi trust within 30 days after the closing of the merger. Each of Messrs. Jeffrey I. Friedman, Shannon and Fatica participate in the SERP. Mr. Jeffrey I. Friedman’s account balance is already fully vested and his account balance as of August 7, 2015 will be equal to $2,067,837. As a result of the closing of the merger, Messrs. Shannon and Fatica will become fully vested in their account balances under the SERP, which as of August 7, 2015 will be equal to $80,910 and $138,403, respectively.

In connection with the signing of the merger agreement, the Supplemental Executive Retirement Plan and the Directors’ Deferred Compensation Plan were each amended to provide that the interest rate used to credit account balances would be 8% following the closing of the merger and the occurrence of a change in control, respectively. The Directors’ Deferred Compensation Plan was also amended to provide the payments thereunder would be paid in cash (instead of Associated Estates common shares) following the effective time of the merger.

Each of Messrs. Jeffrey I. Friedman and John T. Shannon has deferred units in their accounts under the Company’s Elective Deferred Compensation Plan, all of which are fully vested. Each of the non-employee directors has notional shares allocated to, and deferred units in, their accounts under the Company’s Directors Deferred Compensation Plan. The following table summarizes the aggregate number of deferred units in the accounts of Messrs. Jeffrey I. Friedman and John T. Shannon and the aggregate number of notional shares allocated to, and deferred units in, the accounts of each of the non-employee directors, in each case as of August 7, 2015, and the consideration that each of them will become entitled to receive in connection with the adjustment of their accounts and awards.

	Aggregate Number of Notional Shares	Aggregate Number of Deferred Units	Total Consideration ($)
Executive Officers:
Jeffrey I. Friedman	N/A	279,380	$8,032,175
John T. Shannon	N/A	12,039	$346,121

Non-Employee Directors:
Douglas Crocker II	532	5,932	$185,840
Jon A. Fosheim	221	5,188	$155,509
Michael E. Gibbons	33,819	48,289	$2,360,605
James J. Sanfilippo	N/A	16,436	$472,535
James A. Schoff	12,274	19,965	$926,871
Richard T. Schwarz	N/A	N/A	N/A

Employment Agreement with Jeffrey I. Friedman

The Company is a party to an employment agreement with Mr. Jeffrey I. Friedman dated December 31, 2012. The following disclosure describes certain benefits to which Mr. Jeffrey I. Friedman would be entitled pursuant to his employment agreement. Under the employment agreement, upon a termination by the Company without cause or a resignation by Mr. Jeffrey I. Friedman for good reason following the effective time of the merger (both of which are assumed to take place on August 7, 2015), Mr. Jeffrey I. Friedman would receive the following:

•	a lump sum cash payment equal to three times the sum of (1) his annual base salary and (2) the average of the annual bonus compensation paid to him for each of the three years preceding the date of termination (2014, 2013 and 2012, assuming a termination on August 7, 2015);

•	a pro-rata portion of any Single-Year Cash Incentive compensation applicable to the calendar year in which the termination takes place (see “Annual Incentive Compensation Plans,” above);

•	accelerated vesting of all then unvested equity-based awards (which would occur absent a termination of employment pursuant to the terms of the merger agreement (see “Treatment of Share Options,” “Treatment of Performance Restricted Shares,” and “Treatment of Restricted Shares” above));

•	until the earliest of his full-time employment by another employer, his death or the fifth anniversary of such termination, office space at a location (other than the executive offices of the Company) suitable to the status of the former Chief Executive Officer of the Company, a full-time secretary and other customary office support functions; and

•	all other unpaid salary and other benefits accrued and earned by him up to and including the date of termination.

Executive Change in Control Retention Plan

Immediately before the merger agreement was signed, the Company adopted the Executive Change in Control Retention Plan (the “executive retention plan”). Pursuant to the executive retention plan, each named executive officer other than Mr. Jeffrey I. Friedman is eligible to receive a retention bonus equal to 100% of his base salary if the closing of the merger occurs on or before October 31, 2015. The retention bonus becomes payable six months after the closing of the merger, subject to the named executive officer remaining employed through such time (unless such officer’s employment is terminated due to death or termination by the Company without “cause” (as defined in the executive retention plan), in which case the retention bonus will be paid upon such termination event).

Severance Benefits of Other Executive Officers

Each of the executive officers other than Mr. Jeffrey I. Friedman is entitled to certain payments and benefits if the Company terminates his employment for any reason other than willful misconduct, conditioned upon execution of an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period, and other terms and conditions generally associated with the receipt of severance. In addition, each of the executive officers other than Mr. Jeffrey I. Friedman is entitled to a retention bonus in accordance with the terms of the executive retention plan if terminated by the Company without cause within six months after the closing of the merger.

The following disclosure describes certain benefits to which each of the executive officers (other than Mr. Jeffrey I. Friedman) would be entitled upon a termination without cause and execution of such non-competition and non-solicitation agreement, including any payments he may receive pursuant to the executive retention plan, which are described under “Proposals to be Considered at the Special Meeting — Advisory Vote Regarding Certain Executive Compensation.” Following the merger, in connection with a qualifying termination, each of the executive officers (other than Mr. Jeffrey I. Friedman) is entitled to receive the following payments:

•	a lump sum cash payment in an amount equal to his annual base salary;

•	continued health benefits for twelve months;

•	a pro rata payout of his Single-Year Cash Incentive award for the year in which the termination occurs (see “Annual Incentive Compensation Plans,” above);

•	executive outplacement services; and

•	pursuant to the executive retention plan, a cash payment in an amount equal to his annual base salary.

Severance Payments and Benefits

The following table summarizes the double-trigger cash severance payments and other benefits that each executive officer would be entitled to receive under the agreements and practices described above based on compensation and benefit levels in effect as of August 7, 2015, and assuming the effective time of the merger occurs on August 7, 2015, and that each executive officer experiences a simultaneous qualifying termination of employment.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available; as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

	Estimated Cash Severance Payments ($)(1)	Estimated Value of Retention Bonuses ($)(2)	Estimated Value of Additional Benefits ($)(3)
Named Executive Officers:
Jeffrey I. Friedman	$3,946,360	N/A	$1,415,000
John T. Shannon	$325,000	$325,000	$40,651
Lou Fatica	$305,000	$305,000	$40,651
Jason A. Friedman	$275,000	$275,000	$37,792
Scott D. Irwin	$300,000	$300,000	$40,039

(1)	Pursuant to the employment agreement with Mr. Jeffrey I. Friedman, upon a termination by the Company without cause or his resignation for good reason on August 7, 2015 immediately following the closing of the merger, Mr. Jeffrey I. Friedman would receive a lump sum cash payment in an amount equal to $3,946,360, which equals three times the sum of (a) his annual base salary and (b) the average of the annual bonus compensation paid to him for each of the three years preceding the date of termination (2014, 2013 and 2012). Pursuant to his employment agreement, Mr. Jeffrey I. Friedman is subject to a three-year non-compete.

Upon a termination by the Company other than for willful misconduct on August 7, 2015 immediately following the closing of the merger, each of the named executive officers other than Mr. Jeffrey I. Friedman would receive a lump sum cash payment in an amount equal to his annual base salary conditioned upon the execution at the time of termination of an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period, and other terms and conditions generally associated with the receipt of severance.

(2)	Before the merger agreement was signed, the Company adopted the Executive Change in Control Retention Plan (the “executive retention plan”). Pursuant to the executive retention plan, each named executive officer other than Mr. Jeffrey I. Friedman is eligible to receive a retention bonus equal to 100% of his base salary if the closing of the merger occurs on or before October 31, 2015. The retention bonus becomes payable six months after the closing of the merger, subject to the named executive officer remaining employed through such time (unless such officer’s employment is terminated due to death or termination by the Company without “cause” (as defined in the executive retention plan), in which case the retention bonus would be paid upon such termination event). The amounts reflected in the table assume that a termination without cause occurs immediately following the closing of the merger on August 7, 2015.
(3)	Under his employment agreement, following a resignation, retirement or termination by the Company without cause until the earliest to occur of his full-time employment by another employer, his death or the fifth anniversary of such termination or resignation, Mr. Jeffrey I. Friedman is entitled to receive from the Company office space at a location (other than the executive offices of the Company) suitable to the status of the former Chief Executive Officer of the Company, a full-time secretary and other customary office support functions. The amount in this table reflects the cost to the Company of providing such benefit for a period of five years following a termination on August 7, 2015.

Subject to execution of a non-competition and non-solicitation agreement, the named executive officers other than Mr. Jeffrey I. Friedman are entitled to receive upon a termination by the Company other than for willful misconduct, twelve-months of health care continuation coverage under the Company’s health plans. For more information see Footnote 4 of the table entitled “Executive Officer Compensation Arrangements” above.

Subject to execution of a non-competition and non-solicitation agreement, the named executive officers other than Mr. Jeffrey I. Friedman are entitled to receive upon a termination by the Company other than for willful misconduct, executive outplacement services. The amounts in this table reflect the maximum cost of executive outplacement services the Company is obligated to provide to those executives. For more information see Footnote 4 of the table entitled “Executive Officer Compensation Arrangements” above.

Payment of Stub Period Director Fees

Before the closing of the merger, the Company plans to pay to each non-employee director and committee chair an amount in cash equal to 50% of the annualized, aggregate compensation payable to non-employee directors and applicable committee chairs for 2014, in consideration for each such non-employee directors’ services through the closing of the merger. The following table sets forth the estimated amount of the cash payment to be received by each non-employee director and committee chair before the closing of the merger, assuming such director or chair remains in the continuous service of the Company through the closing of the merger:

Name	Stub Period Compensation ($)
Douglas Crocker II	$67,500
Jon A. Fosheim	$62,500
Michael E. Gibbons	$62,500
James J. Sanfilippo	$77,500
James A. Schoff	$67,500
Richard T. Schwarz	$82,500

Governmental and Regulatory Matters

We are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the merger or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, which would be required pursuant to the merger, other than the filing of the certificate of merger with, and the acceptance of the articles for record by, the Secretaries of State of Delaware and Ohio. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. There is no current intent to delay the merger pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences would not result to the Company’s business, which could result in a termination of the merger.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the merger to Associated Estates shareholders whose common shares are converted into the right to receive the merger consideration pursuant to the merger agreement. The summary is based on provisions of the Internal Revenue Code (the “Code”), Treasury Regulations promulgated thereunder, judicial opinions and published positions of the Internal Revenue Service (the “IRS”), each in effect as of the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

The summary applies only to shareholders who hold Associated Estates common shares as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Associated Estates common shares in light of their particular circumstances and does not apply to shareholders that are subject to special rules under the United States federal income tax laws, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons subject to the alternative minimum tax;

•	entities or arrangements classified as partnerships for United States federal income tax purposes, other pass-through entities and investors in such entities;

•	former United States citizens or long-term residents of the United States;

•	person who hold or have held Associated Estates common shares as part of a straddle, hedge, integrated constructive sale or conversion transaction for United States federal income tax purposes;

•	persons who acquired Associated Estates common shares as part of a wash sale for tax purposes;

•	Non-U.S. Holders (as defined below) who own or who have owned (actually or constructively) more than 5% of Associated Estates common shares; and

•	persons that hold Associated Estates restricted shares or who acquired Associated Estates common shares through the exercise of employee share options or warrants or otherwise as compensation.

We urge each shareholder to consult its own tax advisor regarding the United States federal income tax consequences to it of the merger in light of its own particular situation, as well as any consequences of the merger to such shareholder under applicable state, local or other tax laws.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Associated Estates common shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate that is subject to United States federal income tax on its income regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (for purposes of the Code).

If an entity or arrangement treated as a partnership for United States federal income tax purposes is a beneficial owner of Associated Estates common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Associated Estates common shares should consult their tax advisors.

For purposes of this discussion, a “Non-U.S. Holder” is any individual, corporation, estate, or trust that is not a U.S. Holder.

Tax Consequences of the Exchange of Associated Estates Common Shares Pursuant to the Merger Agreement

Consequences to U.S. Holders

The receipt of cash in exchange for Associated Estates common shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder whose Associated Estates common shares are converted into the right to receive cash in the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. Gain or loss is required to be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares is more than one year at the time of the completion of the merger. Long-term capital gains of individuals and certain other non-corporate U.S. Holders generally are eligible for preferential rates of taxation. The deductibility of capital losses may be subject to limitations.

Consequences to Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) on gain recognized on the receipt of cash in exchange for Associated Estates common shares pursuant to the merger unless our common shares constitutes a United States real property interest (a “USRPI”) with respect to such Non-U.S. Holder. Our common shares will not constitute a USRPI if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which, at all times during the five-year period preceding the date of the disposition of its stock, non-United States persons hold, directly or indirectly, less than 50% in value of the shares. We believe that we are currently a “domestically controlled REIT.” Because our common shares are publicly traded, however, we cannot guarantee that we are a “domestically controlled REIT.” Whether or not we are a “domestically controlled REIT,” our common shares will not constitute a USRPI with respect to a Non-U.S. Holder that owns, actually or constructively, 5% or less of our outstanding shares of common shares at all times during the shorter of (a) the five-year period preceding the merger or (b) the Non-U.S. Holder’s holding period for the common shares. Non-U.S. Holders that may be treated as actually or constructively owning more than 5% of our common shares should consult their own tax advisors with respect to the United States federal income tax consequences of the receipt of cash in exchange for Associated Estates common shares pursuant to the merger.

A Non-U.S. Holder not subject to tax on gain under FIRPTA will nonetheless be subject to United States federal income tax on gain recognized on the receipt of cash in exchange for Associated Estates common shares pursuant to the merger only if either:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States of the Non-U.S. Holder), or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the completion of the merger, and certain other conditions are met.

Any gain recognized by a Non-U.S. Holder that is described in the first bullet point of the preceding paragraph generally will be subject to tax at the United States federal income tax rates generally applicable to a United States person, and such Non-U.S. Holder will be required to file a United States tax return. Such Non-U.S. Holders are urged to consult their own tax advisors regarding the possible application of these rules. A corporate Non-U.S. Holder that is described in the first bullet point above may also be subject to an additional branch profits tax on its effectively connected earnings and profits attributable to such gain, subject to certain adjustments, at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder that is described in the second bullet of the preceding paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the United States-source capital gain derived from the exchange, which may be offset by United States-source capital losses during the taxable year of the exchange.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the cash received pursuant to the exchange of our common shares in the merger. Backup withholding will not apply, however, to a shareholder who, (i) in the case of a U.S. Holder, furnishes to the paying agent a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form; (ii) in the case of a Non-U.S. Holder, furnishes to the paying agent an applicable IRS Form W-8 or successor form; or (iii) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the shareholder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Tax Consequences if the Merger is Treated as an Asset Sale

As discussed below in “The Merger Agreement — Tax Objectives,” Parent has the right under the merger agreement to cause it to be amended to achieve certain tax planning objectives, including to cause the merger to be treated as an asset sale for United States federal income tax purposes. If the Parent were to exercise such right and to cause Associated Estates to merge with and into Merger Sub, such a merger would be treated, for United States federal income tax purposes, as though we sold all of our assets to Parent in exchange for the merger consideration and the assumption of our liabilities and then made a liquidating distribution of the merger consideration to our shareholders in exchange for our common shares. As a REIT, we are generally entitled to receive a deduction for liquidating distributions. We anticipate our deemed liquidating distribution from the merger will exceed our taxable income recognized as a result of the merger, as a result of which we anticipate that we will not be subject to United States federal income tax on any gain recognized in connection with the merger.

Consequences to U.S. Holders

If the merger agreement is amended to treat the merger as though we sold our assets and then made a liquidating distribution of the merger consideration to our shareholders for United States federal income tax purposes in exchange for our common shares, such an exchange would also be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder would recognize capital gain or loss for United States federal income tax purposes upon such exchange in the same manner as described above in “— Tax Consequences of the Exchange of Associated Estates Common Shares Pursuant to the Merger Agreement — Consequences to U.S. Holders.”

Consequences to Non-U.S. Holders

If the merger agreement is amended to treat the merger as though we sold our assets and then made a liquidating distribution of the merger consideration to our shareholders for United States federal income tax purposes in exchange for our common shares, the United States federal income tax consequences to a Non-U.S. Holder will depend on various factors, including whether the receipt of the merger consideration in exchange for our common shares is treated, for purposes of applying the provisions of FIRPTA, in the same manner as a sale or exchange of our common shares (other than pursuant to a liquidation), the treatment of which is described above under “— Tax Consequences of the Exchange of Associated Estates Common Shares Pursuant to the Merger Agreement — Consequences to Non-U.S. Holders” or, alternatively, as a distribution governed by Section 897(h)(1) of the Code that is subject to tax under FIRPTA to the extent attributable to gain realized by us on the sale or exchange of USRPIs.

In IRS Notice 2007-55, the IRS expressed its intent to (1) treat the receipt by a Non-U.S. Holder of a liquidating distribution from us as a distribution governed by Section 897(h)(1) of the Code and therefore subject to tax under FIRPTA to the extent attributable to gain from the sale of USRPIs, and (2) issue regulations, which will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment. If the merger agreement is amended to treat the merger as though we sold our assets and then made a liquidating distribution of the merger consideration, we expect that we would treat the merger consistently with IRS Notice 2007-55 and the remainder of this discussion assumes such treatment. While a liquidating distribution treated as a distribution governed by Section 897(h)(1) is subject to tax under FIRPTA to the extent attributable to gain from the sale of USRPIs, a Non-U.S. Holder that did not own, actually or constructively, more than 5% of our common shares at any time during the one-year period ending on the date of the merger would not be subject to United States federal income taxation under IRS Notice 2007-55 and FIRPTA. A Non-U.S. Holder that is not subject to tax under FIRPTA would be subject to United States federal income taxation if it were described in either of the two bullet points in the second paragraph above under “—Tax Consequences of the Exchange of Associated Estates Common Shares Pursuant to the Merger Agreement–Consequences to Non-U.S. Holders.” Non-U.S. Holders that may be treated as actually or constructively owning more than 5% of our common shares should consult their own tax advisors with respect to the United States federal income tax consequences of the receipt of cash pursuant to a merger treated for United States federal income tax purposes as though we sold our assets and then made a liquidating distribution of the merger consideration to our shareholders. Non-U.S. Holders are urged to consult with their tax advisors regarding the possible application of FIRPTA (including withholding under FIRPTA) and the possibility of mitigating the consequences of FIRPTA by selling their shares prior to the merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may also apply to the cash received pursuant to the exchange of our common shares in a merger treated as an asset sale followed by a liquidating distribution. Backup withholding will not apply, however, to a shareholder who, (i) in the case of a U.S. Holder, furnishes to the paying agent a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form; (ii) in the case of a Non-U.S. Holder, furnishes to the paying agent an applicable IRS Form W-8 or successor form; or (iii) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the shareholder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

The summary of United States federal income tax consequences set forth above is for general informational purposes only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, all shareholders are urged to consult with their own tax advisors regarding the tax consequences of the merger (including a merger treated as an asset sale followed by a liquidating distribution) to them, including the application of state, local and foreign tax laws.

Dissenters’ Rights of Associated Estates Common Shareholders

If the merger agreement is adopted, each Associated Estates shareholder objecting to the merger agreement may be entitled to seek relief as a dissenting shareholder under Sections 1701.84 and 1701.85 of the ORC. The following is a summary of the principal steps a shareholder must take to perfect his, her or its dissenters’ rights under the ORC. Any dissenting shareholder contemplating exercise of his, her or its dissenters’ rights is urged to carefully review the provisions of Sections 1701.84 and 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the ORC and is qualified in its entirety by the full text of Sections 1701.84 and 1701.85 of the ORC, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference.

To perfect dissenters’ rights, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•	Must be a shareholder of record. A dissenting shareholder must be a record holder of Associated Estates common shares on June 22, 2015, the record date established for determining those shareholders entitled to vote on the proposal to adopt the merger agreement. Because only shareholders of record on the record date may exercise dissenters’ rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise dissenting shareholders’ rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under Section 1701.85 of the ORC.

•	Must not vote in favor of adopting the merger agreement. A dissenting shareholder must not vote his, her or its shares in favor of the proposal to adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. Nevertheless, a proxy returned to the Company signed but not marked to specify voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement and will constitute a waiver of dissenting shareholders’ rights.

•	Must file a written demand. Prior to the shareholder vote on the proposal to adopt the merger agreement, any shareholder seeking to perfect dissenting shareholders’ rights must make a written demand upon the Company for the fair cash value of the common shares so held by him, her or it. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of the shares. Voting against the adoption of the merger agreement does not qualify as a written demand under Section 1701.85 of the ORC.

•	Must deliver certificates for placement of a legend. If the Company sends a request to the dissenting shareholder at the address specified in the dissenting shareholder’s demand, the dissenting shareholder must submit his, her or its share certificates for which the dissenting shareholder seeks relief to the Company within 15 days of such request for endorsement thereon by the Company that a demand for the fair cash value of the shares has been made. Such a request is not an admission by the Company that a dissenting shareholder is entitled to relief. The Company will promptly return the endorsed share certificates to the dissenting shareholder. At the option of the Company, a dissenting shareholder who fails to deliver his, her or its certificate upon request may have his, her or its dissenting shareholder’s rights terminated, unless a court for good cause shown otherwise directs. If the Company receives a demand from a dissenting shareholder of uncertificated shares, the Company will make an appropriate notation of the demand in its shareholder records.

The Company and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting shareholder’s common shares. If the Company and any dissenting shareholder cannot agree upon the fair cash value (as defined below) of the common shares, then either the Company or the dissenting shareholder may, within three months after service of the dissenting shareholder’s demand for fair cash value, file a petition in the Court of Common Pleas in Cuyahoga County, Ohio for a determination that the shareholder is entitled to exercise dissenting shareholders’ rights and to determine the fair cash value of the common shares. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value exceed the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the meeting to adopt the merger agreement. In determining this value, any appreciation or depreciation in the market value of the Associated Estates common shares resulting from the merger is excluded, as is any control premium or discount for lack of marketability or minority shareholder status. The Ohio Supreme Court, in Armstrong v. Marathon Oil Company, 32 Ohio St. 3d 397 (1987), held that fair cash value for publicly traded shares of a company with significant trading activity will be the market price for such shares on the date that the transaction is submitted to the shareholders or directors for final approval, as adjusted to exclude the impact of the transaction giving rise to the dissenters’ rights. The fair cash value may ultimately be more or less than the per share merger consideration. Interest on the fair cash value and costs of the proceedings, including reasonable compensation to any appraisers, are to be assessed or apportioned as the court considers equitable.

Payment of the fair cash value must be made within 30 days after the later of the final determination of that value or the closing date of the merger. Any such payment will be made immediately to a holder of uncertificated shares and, in the case of a holder of shares represented by certificates, only upon simultaneous surrender to the Company of the share certificates for which the payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his, her or its common shares will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85 of the ORC, unless the Board waives such failure to comply;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or shareholders rescind their adoption of the merger agreement;

•	the dissenting shareholder withdraws his, her or its demand with the consent of the board of directors; or

•	the dissenting shareholder and the board of directors have not agreed on the fair cash value per share and neither has filed a timely complaint within three months after the dissenting shareholder delivered his, her or its demand for fair cash value in the Court of Common Pleas of Cuyahoga County, Ohio.

All rights accruing from a dissenting shareholder’s common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes a demand for payment with respect to those shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and the Company arising from that demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by purchase by the Company of the dissenting shareholder’s common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for that suspension, will be made.

Any shareholder wishing to exercise dissenters’ rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Termination of Quotation of Associated Estates Common Shares

The Associated Estates common shares are currently authorized for quotation on the NYSE and NASDAQ under the symbol “AEC.” Upon the consummation of the merger, the quotation of Associated Estates common shares on the NYSE and NASDAQ will terminate and Associated Estates common shares will be deregistered under the Exchange Act.

Certain Litigation Related to the Merger

Two putative class action and shareholder derivative lawsuits, captioned Cutler, v. Friedman, et al., No. 1:15-cv-00857, and Berkman v. Friedman, et. al., No. 1:15-cv-00928, have been filed in the United States District Court for the Northern District of Ohio relating to the pending transaction between Associated Estates and the Brookfield Parties. Two putative class action and shareholder derivative lawsuits, captioned Witkowski v. Associated Estates Realty Corp., et. al., No. CV 15 845978, and Kessler v. Associated Estates Realty Corp., et al., No. CV 15 845987, also have been filed in the Court of Common Pleas of Cuyahoga County,

Ohio. The lawsuits, filed by purported shareholders of the Company, challenge the proposed merger and allege, among other things, that the Company’s directors breached their fiduciary duties to shareholders by engaging in a flawed sale process, agreeing to a transaction price that does not adequately compensate shareholders, and agreeing to certain unfair deal protection terms. The complaints also allege that Parent and Merger Sub have aided and abetted the directors’ breaches of fiduciary duties.

The lawsuits seek to enjoin defendants from consummating the proposed merger, to rescind, to the extent already implemented, the merger agreement, and various additional remedies. The defendants believe that the allegations against them lack merit and intend to defendant the lawsuits vigorously.

Brookfield Financing

The obligation of the Brookfield Parties under the merger agreement to complete the merger is not subject to a condition regarding the Brookfield Parties’ obtaining of funds. The Brookfield Parties have represented that the net proceeds contemplated from the financing, together with other funds available to the Brookfield Parties on the closing date, including any substitute financing, will, in the aggregate, be sufficient to pay the amounts due under the merger agreement, pay related fees and expenses in connection with the merger and to repay or refinance certain outstanding indebtedness of the Company. This is referred to as the “sufficient funding representation.”

We estimate that the total funds needed by the Brookfield Parties to pay our shareholders and holders of equity awards the amounts due to them under the merger agreement, pay related fees and expenses in connection with the merger and to repay or refinance certain outstanding indebtedness of the Company and its subsidiaries will be approximately $2,600,000,000.

We anticipate that the funds needed to pay the amounts described above will be obtained by:

•	an equity contribution by the Investors, as defined below;

•	debt financing committed by RBC Capital Markets, LLC, Royal Bank of Canada, TD Securities (USA) LLC and The Toronto-Dominion Bank of up to $1,500,000,000, consisting of an $800,000,000 term loan facility and a $700,000,000 bridge-to-real estate term loan facility, or alternative financing to the extent permitted by the merger agreement;

•	cash on hand of the Company and its subsidiaries; and

•	any other funds available to the Brookfield Parties, including any substitute financing.

Parent has received an equity commitment letter from Brookfield Strategic Real Estate Partners II-A L.P., Brookfield Strategic Real Estate Partners II-A (ER) L.P., Brookfield Strategic Real Estate Partners II-B L.P., Brookfield Strategic Real Estate Partners II-C L.P., Brookfield Strategic Real Estate Partners II-C (ER) L.P., Brookfield Strategic Real Estate Partners II BPY Borrower LLC and Brookfield Property LP (collectively the “Investors”), which we refer to as the equity commitment letter, pursuant to which the Investors have committed to provide equity financing to Parent of up to the amount of the merger consideration, plus any fees and expenses payable by the Brookfield Parties under the merger agreement. Merger Sub has received a debt commitment letter from RBC Capital Markets, LLC, Royal Bank of Canada, TD Securities (USA) LLC and The Toronto-Dominion Bank, which we refer to as the debt commitment letter, pursuant to which these lenders have committed to Merger Sub to provide debt financing of up to $1,500,000,000, consisting of an $800,000,000 term loan facility and a $700,000,000 bridge-to-real estate term loan facility.

The Brookfield Parties shall not, without the Company’s prior written consent, permit or consent to any amendment, supplement or modification to the debt commitment letter if such amendment, supplement or modification would, among other conditions, reduce the aggregate amount of the debt financing, unless such reduction is matched with an equal increase of the equity financing, or after giving effect to such reduction, the sufficient funding representation is true and correct as on the date of such reduction and after giving effect thereto. In the event that each of the Brookfield Parties has obtained substitute financing (including by way of debt incurred under any federal agency multifamily loan programs), the proceeds of which are received on the closing date and which amount substitutes an equivalent amount of the debt financing described above, references to the financing for the purposes of the sufficient funding representation and for any financing cooperation to be provided by the Company shall be deemed to include such substitute financing.

The funding of the equity financing and the debt financing are subject to certain customary conditions. We believe the amounts committed under the equity commitment letter and the debt commitment letter, together with cash on hand of the Company and its subsidiaries, and any other funds available to the Brookfield Parties, will be sufficient to complete the merger, pay related fees and expenses in connection with the merger and repay or refinance certain outstanding indebtedness of the Company. Those amounts may be insufficient if, among other things, the outstanding indebtedness of the Company at the closing of the merger is greater than anticipated, cash on hand of the Company and funds available to the Brookfield Parties are less than expected, or the fees, expenses or other amounts required to be paid in connection with the merger are greater than anticipated.

Equity Financing; Limited Guarantee

The Investors have committed to provide equity financing pursuant to an equity commitment letter addressed to Parent. The Investors committed, on a joint and several basis, to provide equity financing to Parent of up to the amount of the merger consideration, plus any fees and expenses payable by the Brookfield Parties under the merger agreement. The commitment will be reduced at the closing of the merger by any amounts actually funded by other third parties, including any debt financing pursuant to the terms of the debt commitment letter.

The obligations of the Investors to provide Parent with the financing under the equity commitment letter are subject only to the satisfaction or waiver of each of the conditions to effect the closing of the merger as set forth in the merger agreement (in each case, other than any conditions that by their nature are to be satisfied at the closing of the merger, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) and the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

The Investors also have entered into a limited guarantee pursuant to which they have guaranteed, on a joint and several basis, the payment of any damages resulting from a knowing, material breach of a representation or warranty, or a deliberate, material breach of a covenant, of the Brookfield Parties under the merger agreement if the merger agreement is terminated.

Debt Financing

RBC Capital Markets, LLC, Royal Bank of Canada, TD Securities (USA) LLC and The Toronto-Dominion Bank have committed to provide debt financing pursuant to a debt commitment letter addressed to Merger Sub. The committed debt financing consists of up to $1,500,000,000, consisting of an $800,000,000 term loan facility and a $700,000,000 bridge-to-real estate term loan facility.

Term Loan Facility

Pursuant to the commitment letter, the lenders have agreed to provide Merger Sub a new two year $800,000,000 term loan facility, which we refer to in this proxy statement as the Corporate Loan Facility. Certain subsidiaries of the Company will become borrowers under the Corporate Loan Facility upon consummation of the merger. The Corporate Loan Facility will be guaranteed by Parent and its wholly-owned domestic subsidiaries (subject to certain exceptions).

The Corporate Loan Facility will be secured by a perfected first priority security interest in the equity interests of each borrower under the Corporate Loan Facility and their respective wholly-owned subsidiaries that are guarantors, certain owned real property of the borrowers and guarantors under the Corporate Loan Facility and certain material contract rights, subject in each case to certain exclusions.

Bridge-to-Real Estate Facility

Pursuant to the commitment letter, the lenders have agreed to provide Merger Sub a new $700,000,000 bridge-to-real estate facility, which we refer to in this proxy statement as the Bridge Real Estate Facility. Certain subsidiaries of the Company will become borrowers under the Bridge Real Estate Facility upon consummation of the merger. The Bridge Real Estate Facility will be guaranteed by Parent. Subject to the satisfaction of certain conditions, the bridge loans under the Bridge Real Estate Facility will convert on the 90th day following the Closing Date to a real estate term loan, in an amount to be determined based on certain conditions.

The Bridge Real Estate Facility will be secured by a perfected first priority security interest in certain owned real property of the borrowers under the Bridge Real Estate Facility.

The debt financings described above will contain representations, warranties and covenants which will restrict, among other things, the Brookfield Parties, the Company and their respective subsidiaries’ ability to sell assets, incur additional indebtedness, pay dividends on their shares, make certain investments or business acquisitions, repurchase or redeem their shares, engage in business mergers or consolidations, and engage in certain transactions with affiliated parties. Each of the Corporate Loan Facility and the Bridge Real Estate Facility also will contain a requirement for each of Parent and its subsidiaries and joint ventures to maintain (on a consolidated basis) a total debt to total assets ratio of not more than 75% (stepping down to 70% and 65% on the first and second anniversary of the Closing Date respectively), a minimum ratio of its EBITDA to its interest expense of greater than 1.5:1.0 and a consolidated net worth of not less than $700,000,000. The obligations of the lenders to provide debt financing under the debt commitment letter terminates on, among other conditions and events, October 19, 2015.

The initial effectiveness of the debt financings described above will be subject only to (1) the closing of the merger, in accordance with the terms of the merger agreement, (2) execution and delivery of definitive documentation, (3) absence of a Company material adverse effect (as defined in the merger agreement) since January 1, 2014, (4) payment of fees and expenses in connection with the financing, (5) delivery of certain financial statements, (6) completion of a marketing period, (7) refinancing or repayment of certain existing indebtedness of the Company (or in the case of any existing notes of the Company, the provision of notice for such repayment and the deposit of required funds into an escrow account), (8) no outstanding indebtedness or preferred stock, subject to certain exceptions, (9) the making and accuracy of certain representations and warranties of the Target in the merger agreement, (10) the making and accuracy of certain representations and warranties of the borrower and guarantors in the definitive documentation, (11) certain other customary conditions and (12) funding of the equity commitment.

THE MERGER AGREEMENT

The following description of the merger agreement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The provisions contained in the merger agreement are intended to govern the contractual rights and relationships, and to allocate risks, among the Company and the Brookfield Parties, with respect to the merger as of specific dates. The representations and warranties made between the Company and the Brookfield Parties were negotiated between the parties, may be subject to contractual standards of materiality different from those generally applicable to shareholders, should not be viewed necessarily as establishing matters as facts and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the merger, and, therefore, they will have no legal effect under the merger agreement after the closing of the merger.

Guaranty

To induce the Company to enter into the merger agreement, simultaneously with the execution of the merger agreement, the Investors have executed and delivered to the Company a guaranty pursuant to which the Investors, on a joint and several basis, guarantee certain of the obligations of the Brookfield Parties under the merger agreement.

The Merger

At the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent. The merger will have the effects set forth in the merger agreement and the relevant provisions of Delaware General Corporation Law (the “DGCL”) and the Ohio General Corporation Law (the “OGCL”). At the effective time of the merger, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the surviving corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

Closing and Effective Time of the Merger

Unless the parties agree on another time, the closing of the merger will take place at 10:00 a.m. (New York City time) on the second business day following the date on which all of the conditions to closing (described under “— Conditions to Completion of the Merger”), other than those conditions that by their nature are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions) have been satisfied or waived. Nevertheless, if the marketing period, (as described below) has not ended at such time, then subject to the satisfaction or waiver of the conditions to closing at that time, the closing will take place on the earlier of (1) any day during the marketing period as specified by Parent on no less than three business days’ prior written notice to the Company or (2) the third business day immediately following the final day of the marketing period.

On the closing date, the parties will file a certificate of merger with each of the Secretaries of State of the States of Ohio and Delaware in accordance with the relevant provisions of the OGCL and the DGCL. The merger will become effective at the time the certificates of merger are filed with the Secretaries of State of the States of Ohio and Delaware or a later time as the Company and Parent agree upon in writing and specify in the certificates of merger.

Articles of Incorporation and Code of Regulations of the Surviving Corporation

At the effective time of the merger, the second amended and restated articles of incorporation will be amended so as to read as the certificate of incorporation of Merger Sub, and will be the articles of incorporation of the surviving corporation until amended in accordance with their terms or by applicable law. At the effective time of the merger, the amended and restated code of regulations of the Company will be amended so as to read as the code of regulations as contemplated by the merger agreement and will be the code of regulations of the surviving corporation until amended in accordance with their terms or by applicable law.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately before the effective time of the merger will be the directors the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company immediately before the effective time of the merger will be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Merger Consideration

At the effective time of the merger, each Company common share issued and outstanding immediately prior to the effective time of the merger (other than any shares to be cancelled as described immediately below) will be automatically converted into the right to receive $28.75 in cash, without interest, less any applicable withholding tax. At that time, except with respect to dissenting shares as described below, each holder of Company share certificates or book-entry shares will no longer have any rights with respect to their shares, except for the right to receive the merger consideration.

Cancellation of Shares

Each Company common share held in the Company’s treasury or by Parent, or any of its subsidiaries immediately prior to the effective time of the merger will be cancelled and will not be entitled to any merger consideration. The Associated Estates common shares that have not been voted for adoption of the merger agreement and with respect to which appraisal has been properly demanded in accordance with the OGCL (including Sections 1701.84 and 1701.85 of the OGCL) will be cancelled and extinguished, and no payment or other consideration will be made with respect to those shares subject to the right of the holder to receive any payment as described under “— Dissenting Shareholders.”

Treatment of Equity Based Awards

Share Options

At the effective time of the merger, each share option to purchase Associated Estates common shares under the Company’s equity compensation plans outstanding and unexercised immediately prior to the effective time of the merger (whether or not vested and exercisable prior to the effective time of the merger), will become fully vested, will be cancelled and will be converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of the total number of Associated Estates common shares covered by the share option, multiplied by the excess, if any, of $28.75 over the per share exercise price of the share option. Any share options that have a per share exercise price that is equal to or greater than $28.75 will be cancelled without payment at the effective time of the merger. The payment in respect of share options will be made no later than 10 business days following the effective time of the merger.

Performance Restricted Shares

At the effective time of the merger, each performance restricted share that is outstanding immediately prior to the effective time of the merger that relates to a performance period that has expired as of the effective time will vest in that number of shares of Associated Estates common shares determined at the end of the performance period based on actual performance through the end of the performance period. At the effective time of the merger, each performance restricted share that is outstanding immediately before the effective time that relates to a performance period that has not expired as of the effective time will vest in that number of shares of Associated Estates common shares determined as if the applicable performance-based vesting criteria had been achieved at the maximum level. Each such performance restricted share that vests will be treated as an outstanding share of Associated Estates common shares and will be cancelled and converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of $28.75 multiplied by the number of shares of Associated Estates common shares underlying the performance restricted share. In addition, each holder of a performance restricted share will be entitled to receive any accrued but unpaid dividends previously declared by the Company and any interest earned thereon as of the effective time of the merger with respect to the performance restricted shares. The payment in respect of accrued but unpaid dividends and interest earned thereon will generally be made within 10 business days following the effective time of the merger.

Restricted Shares

As of immediately prior to the effective time of the merger, each restricted share granted under any Company equity plan or granted as dividends (other than any performance restricted share) that is outstanding immediately prior to the effective time of the merger will vest in full, will be treated as an outstanding Associated Estates common share and will be converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of $28.75 multiplied by the number of shares of Associated Estates common shares underlying the restricted shares.

Deferred Compensation Awards

Each equity-based award deferred under any deferred compensation plan and all accounts that represent amounts notionally invested in Associated Estates common shares under the Directors’ Deferred Compensation Plan will, as of immediately prior to the effective time of the merger, become fully vested and will, as of the effective time of the merger, be converted into the right to have allocated to the holder’s account under such deferred compensation plan an amount in cash equal to the product of the number of shares of Associated Estates common shares deferred or deemed invested under such deferred compensation plan, multiplied by $28.75, reduced , to the extent applicable, but not below zero, by the exercise price applicable to such award, and will be payable (less any applicable withholding tax) in accordance with the terms and conditions of the applicable plan.

Distribution

The Company will take all lawful actions necessary without incurring any liability therewith, to provide and give effect to the transactions described in the merger agreement related to the Company’s equity based awards, subject to applicable law, including Section 409A of the Code.

Exchange and Payment Procedures

Paying Agent

Before the effective time of the merger, Parent will enter into an agreement with the Company’s transfer agent, which we refer to as the paying agent, to act as agent for the holders of Associated Estates common shares in connection with the merger to receive the funds necessary to make the payments contemplated by the merger agreement. At or immediately before the effective time of the merger, Parent will deposit, or cause to be deposited, the merger consideration in trust with the paying agent in a separate account for the benefit of holders of Associated Estates common shares.

Exchange Procedures

As soon as reasonably practicable after the effective time of the merger, and in any event within three business days of the effective time of the merger, Parent will cause the paying agent to mail to each holder of record of a shares certificate or book-entry share whose Associated Estates common shares were converted into the right to receive the merger consideration a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the share certificates will pass, only upon proper delivery of the certificates) and instructions explaining how to surrender the share certificates or book-entry shares in exchange for the merger consideration.

Upon delivery of a valid letter of transmittal and the surrender of share certificates or book-entry shares on or before the first anniversary of the effective time of the merger, Merger Sub will cause the paying agent to pay the holder of the surrendered share certificates or book-entry shares cash in an amount equal to the merger consideration multiplied by the number of shares represented by the surrendered share certificates or book-entry shares. Until surrendered, the share certificates or book-entry shares will represent the right to receive the aggregate merger consideration relating to the shares represented by such share certificates or book-entry shares.

If payment of the merger consideration in respect of cancelled Associated Estates common shares is to be made to a person other than the person in whose name surrendered share certificates are registered, it will be a condition to payment that the surrendered share certificates be properly endorsed or otherwise be in proper form for transfer and that the person requesting payment will have paid any transfer and other taxes required by reason of payment in a name other than that of the registered holder of the share certificates surrendered or will have established to the satisfaction of the paying agent that such tax is not applicable.

The merger consideration paid upon the surrender for exchange of share certificates in accordance with the terms of the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Associated Estates common shares previously represented by the share certificates, subject, however, to the surviving corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date prior to the effective time of the merger that may have been declared or made by the Company on such Associated Estates common shares in accordance with the terms of the merger agreement and in each case which remain unpaid at the effective time of the merger.

Tax Withholding

Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable under the merger agreement to any holder of Associated Estates common shares, and from amounts payable pursuant to the Company share plans, such amounts as are required to be withheld or deducted under any tax law with respect to the making of such payment. To the extent that amounts are withheld or deducted and paid over to the applicable governmental entity, the withheld or deducted amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Associated Estates common shares or other securities in respect of which that deduction and withholding were made. With respect to federal tax withholding, see the discussion under “The Merger — Certain United States Federal Income Tax Consequences” beginning on page 50.

Lost Shares Certificates

If any shares certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the shares certificate to be lost, stolen or destroyed and, if required by Parent or the surviving corporation, as the case may be, the posting by such person of an indemnity agreement or, at the election of Parent or the paying agent, a bond in such customary amount as indemnity against any claim that may be made against it with respect to the shares certificate, the paying agent will pay, in exchange for such lost, stolen or destroyed shares certificate, the applicable merger consideration with respect to the number of Associated Estates common shares formerly represented by such lost, stolen or destroyed shares certificate.

Dissenting Shareholders

The Associated Estates common shares that have not been voted for adoption of the merger agreement and with respect to which appraisal has been properly demanded in accordance with the OGCL (including Sections 1701.84 and 1701.85 of the OGCL), which we refer to as dissenting shares, will not be converted into the right to receive the merger consideration at or after the effective time of the merger and will be entitled to only such rights as are granted under the OGCL unless the holder of those shares withdraws the demand for appraisal or loses their rights to appraisal. If a holder of dissenting shares withdraws their demand for appraisal or loses their rights to appraisal, then, as of the effective time of the merger or the occurrence of their withdrawal or loss, whichever last occurs, each of such holder’s dissenting shares will automatically be converted as of the effective time of the merger into and represent only the right to receive the merger consideration, without interest, less any applicable withholding tax. The Company will give Parent prompt notice of any written demands for appraisal or payment of the fair value of any of the Associated Estates common shares, attempted withdrawals of such demands and any other pertinent instruments served pursuant to the OGCL and received by the Company. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with prior written consent of Parent, settle or offer to settle, any such demands.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the Company, including representations and warranties relating to:

•	due organization, valid existence and good standing of the Company and its subsidiaries and joint ventures, and corporate power, license and qualification to carry on the Company’s business;

•	corporate power and authority to execute and deliver the merger agreement, perform the obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	making resolutions to postpone the 2015 annual meeting of shareholders to take place after the special meeting;

•	absence of contraventions or conflicts with the organizational documents of the Company, and absence of violations of, defaults under, loss of benefit under, termination or right to termination under, amendment or acceleration of, or creation of any encumbrance upon any properties or assets of the Company or any of its subsidiaries under certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	required governmental filings, approvals and consents;

•	the fair market value of the Company’s assets under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 being less than or equal to $78,300,000;

•	capital structure and equity securities;

•	accuracy and sufficiency of certain reports and financial statements filed with the SEC;

•	absence of certain “off-balance sheet arrangements”;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the conduct of business in accordance with the ordinary course of business since January 1, 2014;

•	absence of certain undisclosed liabilities;

•	compliance with applicable laws, court orders and certain regulatory matters;

•	material contracts;

•	accuracy of information in this proxy statement;

•	legal proceedings;

•	employee compensation, benefits, employment and labor matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	real property, including the leasing of certain real property, title insurance policies, construction projects and third-party property management;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	tax matters, including REIT status;

•	receipt of an opinion from our financial advisor;

•	broker’s, financial advisory, finder’s and similar fees;

•	the inapplicability of state takeover statutes;

•	the inapplicability of the Investment Company Act of 1940, as amended;

•	compliance with the Executive Order No. 13224 of September 23, 2001;

•	compliance with anti-terrorism laws;

•	the absence of related party transactions; and

•	acknowledgment as to the absence of any other representations and warranties.

The merger agreement also contains a number of representations and warranties by the Brookfield Parties, including representations and warranties relating to:

•	due organization, valid existence and good standing of the Brookfield Parties and corporate power, license and qualification to carry on their businesses;

•	corporate power and authority to execute and deliver the merger agreement, perform the obligations under the merger agreement and authorization by the Brookfield Parties boards of directors to consummate the transactions contemplated by the merger agreement and the financing, and the enforceability of the merger agreement;

•	absence of contraventions or conflicts with the organizational documents of Parent or Merger Sub, and absence of violations of, defaults under, loss of benefit under, termination or right to termination under, amendment or acceleration of under certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	required governmental filings, approvals and consents;

•	not owning any Associated Estates common shares or holding any rights to acquire or vote any Associated Estates common shares except pursuant to the merger agreement;

•	“interested shareholder” status as defined in Section 1704.01 of the OGCL;

•	accuracy of information supplied to the Company specifically for inclusion or incorporation by reference in this proxy statement;

•	financing in accordance with the debt commitment letter and equity commitment letter and the delivery of the guaranty executed by the Investors;

•	formation of Merger Sub solely for purposes of engaging in the merger and the incurrence of no liabilities or obligations outside of the merger agreement;

•	legal proceedings;

•	absence of the necessity of any vote of the shareholders or the holders of any other securities of Parent (equity or otherwise) to consummate the merger, except for the adoption of the plan of merger contained in the merger agreement by Parent as the sole shareholder of Merger Sub;

•	broker’s, financial advisory, finder’s and similar fees;

•	the solvency of the surviving corporation as a result of the merger; and

•	acknowledgment as to the absence of any other representations and warranties.

Definition of Material Adverse Effect

Significant portions of the representations and warranties of the Company and the Brookfield Parties are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, when used in connection with the Company, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, but not including facts, circumstances, events, changes effects or occurrences to the extent attributable to the following:

•	changes in general United States or global economic conditions except to the extent such change has a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which they operate;

•	changes in conditions generally affecting any of the industries in which the Company and its subsidiaries operate except to the extent such conditions have a disproportionate effect on the Company and its subsidiaries relative to others in the industries in which they operate;

•	any decline in the market price of the Associated Estates common shares (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expect to have a material adverse effect);

•	regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case, in the United States or any foreign jurisdiction except to the extent such conditions have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which they operate;

•	any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

•	the execution and delivery of the merger agreement or the public announcement, pendency or consummation of the merger or any of the transactions or financing, including the impact on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, and any litigation arising from allegations of any breach of fiduciary duty relating to the merger agreement or the transactions contemplated by the merger agreement (provided that the exception in this clause does not apply for purposes of any representation set forth in the representations and warranties that address the consequences of the execution, delivery or public announcement or pendency or consummation of the merger agreement);

•	any change in applicable law or the United States generally accepted accounting principles (“GAAP”) (or authoritative interpretations thereof) except to the extent such changes have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which they operate;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the signing date, except to the extent such conditions or events have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which they operate; or

•	any hurricane, tornado, flood, earthquake or other natural disaster except to the extent of any damage caused by a hurricane, tornado, flood, earthquake or other natural disaster that is not fully compensated by insurance policies.

Conduct of Our Business Pending the Merger

Except as expressly required by the merger agreement, required by applicable law or with the prior written consent of Parent, the Company has agreed that during the period from the signing date until the effective time of the merger or the earlier termination of the merger agreement it and its subsidiaries will conduct business only in the ordinary course of business consistent with past practice, including by taking commercially reasonably actions to address force majeure events, and the Company will use its reasonable efforts to preserve intact its business organization, assets and technology and keep available the services of its current officers and key employees, and maintain in effect all material permits, fund its obligations with respect to ongoing development and construction projects and maintain and preserve satisfactory relationships with customers, lessees, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company or any of its subsidiaries.

Without limiting the generality of the foregoing, except as expressly required by the merger agreement, as required by applicable law, or consented to in writing by Parent, from the signing date until the effective time of the merger, the Company will:

1.	not adopt, amend or propose changes to its articles of incorporation, code of regulations or other comparable charter or organizational documents of its subsidiaries;

2.	maintain its qualification as a REIT;

3.	not, and not permit its subsidiaries to, (except as required by a company benefit plan of the Company), (i) subject to the rights described in “— Dividends”, declare, set aside or pay any dividend or other distribution, whether payable in cash, shares or other property, with respect to its capital shares, (ii) issue, sell, transfer, pledge, dispose of, encumber or agree to issue, sell, transfer, pledge, dispose of or encumber, any shares of capital shares or other rights of the Company or any of its subsidiaries, subject to certain exceptions, (iii) split, combine or reclassify the Associated Estates common shares or any other outstanding capital shares of the Company or any of its subsidiaries or issue or authorize the issuance of any other securities, or (iv) redeem, purchase or otherwise acquire or offer to redeem purchase or otherwise acquire directly or indirectly, any capital shares or other rights of the Company or any of its subsidiaries;

4.	not, and not permit its subsidiaries to, except as required by applicable law or under the Company’s retention plan or any of the Company’s benefit plans:

A.	increase compensation to any officers, directors, employees or consultants;

B.	execute any employment, consulting, indemnification, deferred compensation or similar agreement (or material amendment) with any director, employee or consultant, except offer letters, employment agreements and consulting agreements in the ordinary course of business that are terminable at will and without liability to the Company or its subsidiaries;

C.	increase the benefits payable under any existing severance or termination pay policies or practices or employment agreements;

D.	increase or accelerate payment or vesting of the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or its subsidiaries, except in the ordinary course of business in connection with promotions to fill vacancies as property-level employees;

E.	adopt or establish any new benefit plans or amend any existing benefit plan;

F.	provide any benefit to a current or former director, executive officer or employee of the Company or any of its subsidiaries not required by a benefit plan, except in the ordinary course of business in connection with promotions to fill vacancies as property-level employees;

G.	grant or amend any equity or equity-based awards; or

H.	hire or engage the services of any employee or contractor except property-level employees in the ordinary course of business;

5.	not, and not permit its subsidiaries to, undertake any reduction in force that would result in liability for noncompliance with the notice provisions of the WARN Act or similar law or, without prior consultation with Parent, any reduction in force that is subject to the WARN Act or similar law;

6.	not, and not permit its subsidiaries to, enter into any collective bargaining agreement or other obligation to any labor organization;

7.	not, and not permit it subsidiaries to:

A.	incur, refinance, assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness, except intercompany indebtedness of wholly owned subsidiaries, borrowings under the Company’s existing revolving credit facility and any construction loans in connection with existing development projects; or

B.	make any loans, advances or capital contributions to or investments in any other entity (other than wholly owned subsidiaries or joint ventures to the extent the Company or any of its subsidiaries are contractually obligated to make such loan, advance, capital contribution or investment);

8.	not, and not permit its subsidiaries to, make any capital expenditures that, in the aggregate, exceed the amount of the capital expenditures contemplated by the Company’s existing capital budget or incur quarterly operating expenses that exceed the amount set forth in the quarterly operating budget, in either case by more than five percent;

9.	not, and not permit its subsidiaries to, pay, discharge, waive, settle or satisfy any rights, claims, liabilities or obligations, other than amounts individually not in excess of $100,000, or in the aggregate, not to exceed $500,000, in each case, in excess of applicable insurance proceeds;

10.	not, and not permit its subsidiaries to, change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or law;

11.	not, and not permit its subsidiaries to, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any lease for any of the Company’s leased real property except in the ordinary course of business consistent with past practice;

12.	not, and not permit its subsidiaries to:

(A)

make any material tax election, enter into any material closing agreement with a tax authority, file any amended tax return with respect to any material tax or change any material method of accounting for tax purposes or annual tax accounting period, except in each case if required by law, in the ordinary course of business, or if necessary to preserve the Company’s qualification as a REIT under the Code or to qualify or preserve the status of any subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or a Taxable REIT subsidiary (“TRS”) under the applicable provisions of Section 856 of the Code, as the case may be; or

(B)	fail to contest tax assessments to the extent customary in the jurisdiction in which the property to which such tax assessment applies is located;

13.	not, and not permit its subsidiaries to:

(A)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than the merger agreement);

(B)	acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or

(C)	acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, other than leasing real estate to tenants in the ordinary course, acquisitions or dispositions of raw materials, equipment, personal property and inventory in the ordinary course of business consistent with past practice and where required by contract to which Associated Estates or any of its subsidiaries is party as of the signing date;

14.	not, and not permit its subsidiaries to, enter into any related party contract;

15.	not, and not permit its subsidiaries to, abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to the material intellectual property rights of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

16.	not, and not permit its subsidiaries to, enter into or amend, extend or terminate, or waive, release or assign any rights or claims under, any material contract (other than any expiration of such material contract in accordance with its terms) or any contract that would have been deemed to be a material contract if entered into prior to the signing date, with exceptions, including material contracts which do not require payments of more than $1,000,000 in the aggregate for all such contracts; or

17.	not agree to take or make any commitment to take any of the actions described in the foregoing clauses.

Notwithstanding anything to the contrary set forth in the merger agreement, nothing in the merger agreement will prohibit the Company and its subsidiaries from taking any action that is necessary for the Company to maintain its qualification as a REIT or to avoid incurring entity level income or excise taxes, including making a dividend or other distribution to shareholders of the Company solely to the extent necessary to maintain such qualification, provided that to the extent reasonably practicable the Company will provide notice to Parent regarding any such action. Nothing contained in the merger agreement will give Parent or Merger Sub the right to control or direct the Company’s operations before the effective time of the merger.

Acquisition Proposals

From the signing date, the Company and its subsidiaries will, and will direct their representatives to (A) immediately cease any solicitation, encouragement, discussion or negotiation with any individual or entity that may be ongoing with respect to any takeover proposal (as defined below) and (B) request all confidential information provided in connection with such discussions be returned or destroyed. The Company and its subsidiaries further agreed that they will not, and will direct their representatives to not:

•	directly or indirectly solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•	engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other individual or entity any non-public information in connection with or for the purpose of encouraging or facilitating, a takeover proposal; or

•	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, investment agreement or other agreement of any kind with respect to a takeover proposal.

However, if at any time prior to the adoption of the merger agreement by the Company’s shareholders, the Company or any of its representatives receives a bona fide written takeover proposal from any individual, entity or group, which did not result from any breach of the Company’s agreement not to solicit takeover proposals, the Company and its representatives may contact such individual, entity or group to clarify the terms and conditions of such takeover proposal. If the Board or any duly constituted and authorized committee of the Board determines in good faith, after consultation with its financial advisor and legal counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined below), then the Company and its representatives may, upon notice to Parent and after execution of a customary confidentiality agreement with such individual, entity or group:

•	furnish information (including non-public information) with respect to the Company and its subsidiaries to the individual, entity or group who has made such takeover proposal; except that prior to such disclosure the Company will provide to Parent any written information concerning the Company or any of its subsidiaries that is provided to such individual, entity or group which was not previously provided to Parent or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the individual, entity or group making such takeover proposal.

The Company will keep Parent reasonably informed of any material developments, discussions or negotiations regarding any written takeover proposal on a prompt basis (and in any event within 48 hours). The Company has agreed that it and its subsidiaries will not enter into any confidentiality agreement with any individual or entity subsequent to the signing date that prohibits the Company from providing any information to Parent in accordance with the merger agreement.

No Change of Recommendation or Superior Proposal

Except as described below, the Company has agreed that the Board will not (1) fail to include in this proxy statement its recommendation that shareholders adopt the merger agreement, (2) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, its recommendation of the merger agreement, (3) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication, (4) adopt, approve, recommend or publicly propose to approve or recommend to shareholders of the Company a takeover proposal (we refer to the actions listed in (1) through (4) as an adverse recommendation change), (5) authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, merger agreement or any other agreement with respect to any takeover proposal other than a customary confidentiality agreement, or take any action that is intended to or taken for the purpose of, impeding or materially interfering with the merger, or (6) take any action to terminate the merger agreement in light of a superior proposal.

Before the time the Company’s shareholders adopt the merger agreement, the Board may, in response to a takeover proposal, take any of the actions described in the preceding paragraph if the Board or any duly constituted and authorized committee of the Board has determined in good faith, after consultation with its financial advisor and legal counsel, that the failure to do so would be inconsistent with the Board’s fiduciary duties under applicable law, and such takeover proposal constitutes a superior proposal. Nevertheless, prior to taking such action, the Company must comply with the following procedures:

•	the Company must give Parent at least four calendar days’ prior written notice of its intention to take such action;

•	the Company must negotiate and cause its representatives to negotiate in good faith (to the extent Parent wishes to negotiate) during such notice period to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal;

•	following the end of such notice period, the Board or any duly constituted and authorized committee of the Board must have considered in good faith such binding offer, and must have determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in such binding offer were to be given effect; and

•	in the event of any material change to the material terms of such superior proposal, the Company will have delivered to Parent an additional notice consistent with that described in the first bullet above and the notice period will have recommenced, except that the notice period will be at least two business days rather than the four calendar days otherwise contemplated by the first bullet above.

In addition, before the time that the Company’s shareholders adopt the merger agreement, in the event a material development or material change in the circumstances (other than a takeover proposal) occurs or arises that was not known and not reasonably foreseeable by the Board as of the signing date, the Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent its recommendation relating to the merger (we refer to such change as a change of recommendation) if the Board or any duly constituted and authorized committee of the Board has determined in good faith, after consultation with its financial advisor and legal counsel, that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law and the change of recommendation is not in response to a takeover proposal, any change in board membership or a superior proposal. Before taking such action, the Company and the Board is required to comply with the following procedures:

•	the Board must give Parent at least four calendar days’ prior written notice of its intention to take such action and must describe the reasons for the change of recommendation;

•	the Company must negotiate, and cause its representatives to negotiate, in good faith (to the extent Parent wishes to negotiate) with Parent during such notice period after giving any such notice, to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of the merger agreement in such a manner that would obviate the need for making a change of recommendation; and

•	at the end of such notice period, the Board or any duly constituted and authorized committee of the Board must have considered in good faith such binding offer, and must have determined in good faith, after consultation with its financial advisor and legal counsel, that failure to effect a change of recommendation would be inconsistent with the Board’s fiduciary duties under applicable law.

Nothing contained in the merger agreement prohibits the Company or the Board from (1) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (2) from making any other disclosure to the Company’s shareholders if, in the Board’s determination in good faith after consultation with legal counsel, the failure to disclose would be inconsistent with its obligations under applicable law.

In this proxy statement, we use the term “takeover proposal” to mean: (1) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, exchange offer, tender offer, binding share exchange, joint venture, dissolution or other similar transaction involving the Company, (2) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Associated Estates common shares; or (3) any inquiry, proposal or offer to acquire in any manner (including the acquisition of shares in any subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its subsidiaries representing more than 20% of the consolidated assets, revenues or net income of the Company, in each case, other than the merger discussed in this proxy statement.

In this proxy statement, we use the term “superior proposal” to mean: a takeover proposal (1) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 90% of the voting power of the Associated Estates common shares or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash, securities or both, (2) that is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and (3) that the Board determines in good faith, after consultation with legal counsel and its financial advisor (taking into account any changes to the merger agreement proposed by Parent in response to a takeover proposal), is more favorable from a financial point of view to the shareholders of the Company than the consideration to be received by the shareholders of the Company in the merger.

Annual Meeting; Special Meeting

The Company has agreed to take all actions in accordance with applicable law, its constituent documents and the rules of the NYSE and NASDAQ to duly postpone its annual meeting of shareholders for 2015 and, as soon as reasonably practicable following the SEC’s clearance of this proxy statement, establish the earliest reasonably practicable record date, call, give notice of, convene and hold a special meeting of the Company shareholders for the purpose of considering and taking action upon the adoption of the merger agreement and mail this proxy statement to the shareholders of the Company. The Company, in its sole discretion, may adjourn or postpone the special meeting (1) to the extent necessary to ensure that any supplement or amendment to this proxy statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the special meeting, (2) if as of the time for which the special meeting is originally scheduled (as set forth in this proxy statement) there are insufficient Associated Estates common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting, or (3) for a single period not to exceed 10 business days, to solicit additional proxies if necessary to obtain the adoption of the merger agreement by the Company’s shareholders. Parent has also agreed to vote, or cause to be voted, all of the Associated Estates common shares beneficially owned by it, Merger Sub or any of its other subsidiaries and affiliates in favor of the adoption of the merger agreement.

Reasonable Best Efforts

The Brookfield Parties and the Company have agreed that before the closing of the merger, they will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the merger agreement including (1) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement, (2) the satisfaction of the conditions to consummating the transactions contemplated by the merger agreement, (3) taking all reasonable actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity (which actions include furnishing all information required in connection with approvals of or filings with any other governmental entity) required to be obtained or made by the Brookfield Parties, the Company or any of their respective subsidiaries in connection with the transactions contemplated by the merger agreement or the taking of any action contemplated by the merger agreement, (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement, including, if requested by Merger Sub, executing such assignment instruments as necessary to assign all real property purchase and sale agreements to which the Company is contractually bound to one or more direct or indirect wholly-owned subsidiaries of the Company and creating a TRS into which entities owned by the Company will be contributed at or prior to the Closing, and (5) obtaining third-party consents to the transactions and financing contemplated by the merger agreement, and as may reasonably be requested by Parent or Merger Sub, including consent from all third-parties to all existing joint-venture agreements, financing documents, including mortgages, property management agreements, and purchase and sale agreements (provided that in no event will the Company or any of its subsidiaries be obligated to pay or to commit to pay to any individual or entity whose consent is being sought any cash or other consideration, or otherwise incur any liability to the extent such cost or liability is not reimbursed by Parent or Merger Sub and the receipt of such consent will not be a condition to the closing of the merger). Additionally, each of Parent and the Company will use all reasonable best efforts to fulfill all conditions precedent to the merger and will not take any action after the signing date that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, authorization, order or approval of, or exemption by, any governmental entity necessary to be obtained before the closing of the merger.

In addition to the foregoing, the Company and the Brookfield Parties have agreed, subject to certain exceptions, that each party will promptly consult with the other parties to the merger agreement with respect to, and provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any governmental entity or any other information supplied by such party to, or correspondence with, a governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement, inform and consult with each other regarding communication from any governmental entity and, if any party or representative receives a request for additional information or documentary material from any governmental entity with respect to the transactions contemplated by the merger agreement, then such party will use reasonable best efforts to make, or cause to be made promptly and after consultation with the other parties, an appropriate response in compliance with such request.

Indemnification and Insurance

From and after the effective time of the merger through the sixth anniversary of the effective time of the merger, Parent and the surviving corporation will jointly and severally indemnify and hold harmless each current and former director or officer of the Company and its subsidiaries and each person who serves or served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other enterprise, together with such person’s heirs, executors or administrators, with respect to all losses (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an indemnified party was a director, officer, employee or agent of the Company or any of its subsidiaries or (2) acts or omissions by such indemnified party in such indemnified party’s capacity as a director, officer, employee or agent of the Company or a subsidiary of the Company or taken at the request of the Company or any of its subsidiaries to the fullest extent permitted or required by applicable law.

Parent guarantees, and the surviving corporation will assume, all obligations of the Company and any of its subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, existing in favor of the indemnified parties as provided in the respective constituent documents of the Company or any of its subsidiaries or in any written contract described in the Company’s disclosure letter or filed as an exhibit to any document filed with the SEC or available under applicable law, except that all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim. Parent, from and after the effective time of the merger until six years from the effective time of the merger, will cause, unless otherwise required by law, the certificate of incorporation and by-laws or similar organizational documents of the surviving corporation to contain provisions no less favorable to the indemnified parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the signing date in the Company’s constituent documents or available under applicable law, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the indemnified parties.

In addition, from the effective time of the merger until six years from the effective time of the merger, Parent will, and will cause the surviving corporation to, advance any expenses (including fees and expenses of legal counsel) of any indemnified party under this “— Indemnification and Insurance” section (including in connection with enforcing the indemnity and other obligations referred to in this “— Indemnification and Insurance” section) as incurred to the fullest extent permitted by law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such person is not entitled to be indemnified in accordance with this “— Indemnification and Insurance” section.

For a period of six years from the effective time of the merger, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, which we refer to in this proxy statement as D&O insurance, maintained by the Company and its subsidiaries, or provide substitute policies or purchase or cause the surviving corporation to purchase, a “tail policy” with reputable insurers, of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to those individuals than the policy in effect on the signing date, with respect to matters arising on or before the effective time of the merger covering without limitation the transactions contemplated by the merger agreement. In satisfaction of this obligation after the effective time of the merger, Parent is not obligated to pay annual premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year prior to the signing date for D&O insurance coverage, and if such premiums would any at time exceed 250% of the last annual premium, then Parent will cause to be maintained policies that, in Parent’s good faith judgment, provide the maximum coverage available at an annual premium equal to 250% of the last annual premium. The Company may, before the effective time of the merger, purchase and prepay a six-year prepaid D&O insurance “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current D&O insurance maintained by the Company and its subsidiaries with respect to matters existing or occurring before the effective time of the merger, provided that the premium for such prepaid policy will not exceed 250% of the current aggregate annual premium paid by the Company for the existing policy. Parent and the Company also agreed that any such D&O insurance tail policy purchased by the Company will satisfy all of Parent’s obligations to purchase D&O insurance pursuant to the merger agreement.

Employee Matters

The merger agreement provides that for twelve months after the effective time of the merger, Parent shall provide, or cause to be provided, to each employee of the Company and its subsidiaries who is employed by the Company and its subsidiaries as of immediately before the effective time of the merger, other than any employee subject to a collective bargaining agreement, so long as such employee is an employee of Parent, the surviving corporation or any of their subsidiaries, (i) base salary or wage rates that are no less favorable than those provided to such employee immediately before the effective time of the merger, (ii) total target incentive compensation opportunities at least as favorable as the total target incentive compensation opportunities available to such employee immediately before the effective time of the merger, and (iii) employee benefits (including severance benefits) that are substantially comparable in the aggregate to those provided as of the signing date by the Company and its subsidiaries. The Company, Parent and any subsidiary maintains the right to terminate the employment of any employee or any of the Company’s benefit plans, provided that any such termination is effected in accordance with applicable law and the terms of such applicable benefit plan.

The merger agreement also provides that with certain exceptions, service credit will be provided to the Company’s non-union employees for purposes of vesting, eligibility to participate, and benefit accrual (other than for purposes of benefit accrual under any pension plan sponsored by any entity other than the Company and its subsidiaries) under the employee benefit plans of Parent and its subsidiaries that provide benefits to any of the Company’s non-union employees after the effective time of the merger. Parent will cause each non-union employee to be immediately eligible to participate in, and for all pre-existing conditions and actively-at-work requirements to be waived under, the employee benefit plans of Parent and its subsidiaries. Parent shall also cause any eligible expenses incurred by each employee and his or her dependents to count toward any deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her dependents for the applicable plan year under the employee benefit plans of Parent and its subsidiaries.

Parent and Company will cause all bonus amounts with respect to 2015 to be calculated and paid in the ordinary course of business to the eligible employees of the Company and its subsidiaries, except those under the Single-Year Cash Incentive Plan and the Single-Year Equity Incentive Plan, which amounts will be deemed earned at the target level of performance and paid in cash as soon as practicable after the effective time of the merger.

The provisions described above are solely for the benefit of the parties to the merger agreement and do not confer upon any individual any rights or remedies, including any right to employment or compensation or benefits of any nature or kind whatsoever. Nothing in the merger agreement amends any plan or arrangement of the Company or Parent or limits the rights of the Company or Parent to amend or terminate any of their respective plans or arrangements.

Financing

Each Brookfield Party will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things reasonably necessary, proper or advisable to arrange and obtain the Corporate Loan Facility and the Bridge Real Estate Facility on the terms and conditions described in the debt commitment letter on or prior to the closing of the merger, including maintaining in effect the debt commitment letter and using reasonable best efforts to, as promptly as possible:

(i)	satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the debt commitment letter that are to be satisfied by the Brookfield Parties;

(ii)	negotiate and enter into definitive agreements with respect to the financing arrangement on the terms and conditions contemplated by the debt commitment letter, or on such other terms that would not reduce the amount of proceeds of the debt financing below the amount necessary (together with the proceeds from the equity financing and other funds available to the Brookfield Parties) for the Brookfield Parties to consummate the transactions contemplated hereby and would not reasonably be expected to delay or impair the closing or make funding materially less likely to occur on or before the closing; and

(iii)	consummate the financing arrangement at the closing.

The Brookfield Parties will give the Company reasonably prompt written notice:

•	of any breach or default by Parent, Merger Sub, or to the knowledge of Parent or Merger Sub, any party to any commitment letter or other debt document;

•	if and when Parent or Merger Sub becomes aware that any portion of the financing arrangement contemplated by any commitment letter may not be available;

•	of the receipt of any written notice or other written communication from any party to the commitment letter with respect to any actual or potential breach, default, termination or repudiation by any party to any commitment letter or other debt document,

•

if for any reason Parent or any of its affiliates believes in good faith that there is a reasonable possibility that it shall not be able to obtain any portion of the financing on the terms, in the manner and from the sources contemplated by any commitment letter or other debt document and such portion is reasonably required to fund the transactions contemplated by the merger agreement; and

•	of any expiration or termination of any commitment letter or other debt document.

The Brookfield Parties will comply in all material respects with the equity commitment letter and each of the debt documents and enforce in all material respects their rights under the equity commitment letter and, in the event of a breach or other failure to fund the debt financing required to consummate the merger on the closing date by the lenders, each of the debt documents.

The Brookfield Parties will not, without the Company’s prior written consent, permit or consent to any amendment, supplement or modification to be made to the equity commitment letter or debt commitment letter if such amendment, supplement or modification would

(i)	materially impair, delay or prevent the consummation of the transactions contemplated by the merger agreement;

(ii)	reduce the aggregate amount of the debt financing, unless such reduction is matched with an equal increase of the equity financing, or after giving effect to such reduction, the sufficient funding representation is true and correct as on the date of such reduction and after giving effect thereto;

(iii)	impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the debt financing, with exceptions; or

(iv)	otherwise reasonably be expected to adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by the merger agreement.

In the event that there is an event or circumstance that would reasonably be expected to make all or any portion of either the Corporate Loan Facility or the Bridge Real Estate Facility unavailable on the terms and conditions in the debt commitment letter and such portion is reasonably required to fund the transactions contemplated by the merger agreement (which we refer to as a financing failure event), each Brookfield Party shall use its reasonable best efforts to arrange to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the financing as promptly as practicable, on terms that are not materially less favorable in the aggregate to the Brookfield Parties than the terms of the debt commitment letter.

In the event that each of the Parent and Merger Sub has obtained substitute financing (including by way of debt incurred under any federal agency multifamily loan programs), the proceeds of which are received on the closing date and which amount substitutes an equivalent amount of the debt financing described above, references to the financing for the purposes of sufficient funding representation and for any financing cooperation to be provided by the Company shall be deemed to include such substitute financing.

The obtainment of financing is not a condition to the closing of the merger, and the Brookfield Parties must consummate the transactions contemplated by the merger agreement irrespective of the availability of the financing arrangement.

Prior to the closing date of the merger, the Company has agreed to use, and will cause its subsidiaries and their representatives to use, their reasonable best efforts, at the sole cost and expense of the Parent and Merger Sub, to cooperate with Parent, Merger Sub and any of its affiliates as necessary, proper or advisable in connection with the arrangement of the debt financing as may be customary and reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including using reasonable best efforts to:

•	cause the Company’s senior officers to participate in a reasonable number of meetings, due diligence sessions, presentations, sessions with rating agencies or other customary syndication activities, in each case, at mutually agreeable times;

•	assist Parent and the Merger Sub with the preparation of customary materials for rating agency presentations (including obtaining one or more ratings for the Company and its subsidiaries), bank information memoranda and similar documents reasonably necessary in connection with the debt financing;

•	assist with the preparation of any pledge and security documents contemplated by the debt financing, and other customary definitive financing documents on terms reasonably satisfactory to Parent and otherwise facilitate the pledging of collateral contemplated by the debt financing, as may be reasonably requested by Parent or Merger Sub, provided that no obligation of the Company and its subsidiaries under any such document or agreement and no pledge shall be effective until the closing of the merger;

•	obtain third-party consents to the transactions contemplated by the merger agreement and the financing, in each case, as may reasonably be requested by Parent or Merger Sub, including, if required, consent from third parties to existing joint-venture agreements, financing documents, property management agreements, and purchase and sale agreements;

•	furnish to Parent: (1) U.S. GAAP audited consolidated balance sheets and related documentation for the last two full fiscal years ended at least 60 days before the closing of the merger; (2) U.S. GAAP unaudited consolidated balance sheets and related documentation for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 40 days before the closing of the merger; and (3) customary financial information for the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of income and cash flows by the Brookfield Parties to give effect to the transactions contemplated by the merger agreement, to the extent reasonably requested and such information is available and customary, and such other customary and available financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent or Merger Sub to assist in the preparation of the customary bank information memoranda, lender presentations and customary information documents needed for financings of the type contemplated by the debt commitment letter and any supplements thereto;

•	provide reasonable and customary assistance with the preparation of an unaudited pro forma consolidated balance sheet and related documentation and, upon the request by the Parent or Merger Sub, provide customary authorization and representation letters;

•	arrange for customary payoff letters;

•	assist the Brookfield Parties in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its subsidiaries;

•	assist the Brookfield Parties in obtaining surveys and title insurance as reasonably requested by Parent or Merger Sub, including by providing title affidavits or similar documents required by a nationally-recognized title company for certain purposes;

•	take all actions reasonably necessary to permit prospective financing providers to conduct customary field examinations for third party reports and, to the extent appropriate, appraisals of the Company’s owned and leased real property; provided, however, the Company will have sole discretion to consent to environmental or intrusive sampling; and

•	at least five business days prior to the closing, provide all documentation and other information about the Company and any of its subsidiaries as is reasonably requested in writing by Parent which the parties to the debt commitment letter (other than the Brookfield Parties) reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT that is required under the debt commitment letter.

The Company and its subsidiaries will not be required to incur any liability in connection with the financing before the closing of the merger, execute any definitive financing documents before the closing of the merger, take any corporate action to permit the consummation of the financing or provide assumptions underlying the pro forma adjustments to be made in the preparation of pro forma statements, projections, risk factors or other forward-looking statements relating to the financing, subsidiary financial statements or compensation disclosure and analysis required under SEC requirements. The Board and the directors, managers and general partners of the Company’s subsidiaries will not be required to adopt resolutions approving the agreements, documents or instruments pursuant to the financing. Parent has agreed to indemnify the Company and its affiliates and representatives from liability in connection with the financing arrangements, subject to certain exceptions.

The Marketing Period

The marketing period will be the first period of 20 consecutive business days (subject to certain exceptions) after the signing date commencing with the latest of (i) the date this proxy statement is mailed, (ii) July 1, 2015, or (iii) the first business day that Parent has received all required financial information that is compliant with requirements specified in the merger agreement, including being compliant in all material respects with all applicable SEC requirements, and throughout which (1) the required financial information is so compliant and (2) the Company has continued to promptly deliver such required financial information as necessary to maintain its accuracy and completeness is all material respects.

The marketing period will not commence and will not be deemed to have commenced if, on or before the completion of such 20 consecutive business day period comprising the marketing period, either:

•	the Company or any affiliate has determined that a restatement of any financial information included in the required financial information is required, in which case the marketing period will be deemed not to commence unless and until the restatement has been completed and the applicable required financial information has been amended and the requirements set forth in the merger agreement (described above under “— The Marketing Period”) regarding required information would be satisfied as of the times set forth in the merger agreement; or

•	the required financial information would not be compliant with requirements specified in the merger agreement at any time during the marketing period, in which case a new marketing period will commence upon the delivery by the Company to Parent of updated required financial information that is compliant with requirements specified in the merger agreement, and the requirements set forth in the merger agreement (described above under “— The Marketing Period”) regarding required information would be satisfied as of the times set forth in the merger agreement.

The marketing period will end on the earlier date on which the debt financing is consummated or in which the marketing period is satisfied under the terms of the debt commitment letter. If at any time the Company in good faith believes that it has provided the required financial information, it may deliver a written notice to that effect, in which case the requirement above will be deemed to have been satisfied as of the date of such notice, unless Parent in good faith reasonably believes otherwise and delivers a written notice to the Company to that effect within three business days.

Dividends

From the signing date until the effect time of the merger, the Company will not declare or make any dividend or distribution to its shareholders without the prior written consent of Parent, except that the written consent of Parent shall not be required for (i) dividends declared prior to the signing date and (ii) the declaration and payment of dividends or other distributions to the Company or any subsidiary by any directly or indirectly wholly-owned subsidiary. Parent will assume the obligation to pay any dividend declared by the Company but not paid by the Company prior to the effective time of the merger.

Treatment of Certain Indebtedness

The Company will use reasonable best efforts to obtain a duly executed pay-off letter from the agent under each of its term loan credit agreement and the revolving credit facility credit agreement, in a customary form and substance reasonably satisfactory to Parent, pursuant to the requirements set out in the merger agreement.

The Company will, and will cause each of its subsidiaries to, use its reasonable best efforts to promptly commence at Parent’s expense, after the receipt of a written request from Parent to do so, tender offers to purchase, and any related consent solicitations with respect to, any existing notes on such terms and conditions as specified by Parent in its sole discretion. The closing of such offers will be conditioned on the closing of the merger and will otherwise comply with all applicable laws and SEC rules and regulations. Nothing in the merger agreement will require the Company or its affiliates to purchase, or accept for purchase, any existing notes tendered or otherwise submitted for payment prior to the effective time of the merger. The Brookfield Parties will, and will use their respective reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by the Company in connection with the debt offers. Promptly following any related consent solicitation expiration date, assuming the requisite consents are received, the Company and its applicable subsidiaries will (and, if required, will use their reasonable best efforts to cause the noteholders under the note purchase agreements to) execute any amendments to the notes purchase agreements described in the debt offers. Concurrently with the closing, Parent will cause the surviving corporation to accept for payment and thereafter promptly pay for, any existing notes that have been validly tendered pursuant to and in accordance with the debt offers and not properly withdrawn using funds provided by Parent.

After receipt of a written request from Parent to do so, the Company will, in lieu of or in addition to making such tender offer, use its reasonable best efforts to issue at closing, to the extent permitted by the notes purchase agreements, a notice of optional prepayment for all of the outstanding principal amount of the existing notes and to take actions reasonably requested by Parent that are reasonably necessary to consummate such prepayment pursuant to the applicable pricing provisions in the notes purchase agreements. The Brookfield Parties will, and will use their respective reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by the Company in connection with the debt prepayment.

Conditions to Completion of the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver at or before the effective time of the merger of each of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding Associated Estates common shares entitled to vote to adopt the merger agreement; and

•	no order or law, entered, enacted, promulgated, enforced or issued by any governmental entity is in effect preventing the consummation of the merger, except that a party may not assert that this condition has not been satisfied unless such party has used its reasonable best efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered to the extent required by the merger agreement.

The obligation of the Brookfield Parties to effect the merger is further subject to the satisfaction, or waiver by the Brookfield Parties, at or before the effective time of the merger of the following conditions:

•	the representations and warranties of the Company related to authorization, validity of the merger agreement, company action, the opinion of the Company’s financial advisor, brokers or finders, state takeover statutes, capitalization and absence of certain changes must be true and correct in all respects as of the signing date and as of and as though made on the closing date of the merger (except for any representations and warranties that by their terms speak as of a specific date or time need only to have been true and correct as of such date or time);

•	the representations and warranties of the Company related to organization, OFAC and anti-terrorism laws must be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the signing date (except for any representations and warranties that by their terms speak as of a specific date or time need only to have been true and correct as of such date or time);

•	all other representations and warranties of the Company set forth in the merger agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the signing date and as of the effective time of the merger, as though made at and as of such effective time (except that representations and warranties that by their terms speak as of a specific date or time need only to have been true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the Company must have in all material respects performed or complied with each of the covenants and agreements contained in the merger agreement to be performed or complied with by it before or on the closing date of the merger;

•	the Company must have furnished the Brookfield Parties with a certificate dated the closing date of the merger signed on its behalf by its chief executive officer or another senior executive officer to the effect that the foregoing conditions have been satisfied;

•	Parent must have received a written opinion of Jones Day to the effect that, (i) since the commencement of its taxable year which began January 1, 2010 through its taxable year ending on the December 31, 2014, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) the Company’s organization and method of operation through the effective time of the merger and its proposed method of operation thereafter will permit the Company to meet, through the end of its taxable year that includes the effective time, the requirements for qualification and taxation as a REIT, which opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter described in the merger agreement; and

•	with respect to Associated Estates Management Company, Merit Enterprises, Inc. and MIG II Realty Advisors, Inc., Parent must have received either correct, complete and executed TRS elections for such entity in effect at all times since March 31, 2001 or records from the IRS indicating to Parent’s satisfaction that such elections have been in effect at all times since March 31, 2001.

The obligation of the Company to effect the merger is further subject to the satisfaction, or waiver by the Company, on or before the closing date of the merger of the following conditions:

•	the representations and warranties of the Brookfield Parties set forth in the merger agreement must be true and correct in all respects as of the signing date and effective time of the merger, as if made at and as of such effective time (except for any representations and warranties that by their terms speak as of a specific date or time need only to have been true and correct as of such date or time), except where the failure of any such representations and warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications contained therein) would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement;

•	each Brookfield Party must have performed or complied in all material respects with each of the covenants and agreements contained in the merger agreement to be performed or complied with by it before or on the closing date of the merger agreement;

•	each Brookfield Party must have furnished the Company with a certificate dated the closing date of the merger signed on its behalf by its chief executive officer or another senior executive officer to the effect that the foregoing conditions have been satisfied.

Neither of Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure to satisfy any conditions to closing in order to excuse it from its obligation to effect the merger if such failure was caused by such party’s failure to comply with its obligations to consummate the merger, the transactions contemplated by the merger agreement or the financing arrangement to the extent required by the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger, even after the adoption of the merger agreement by the Company’s shareholders:

•	by mutual written consent of Parent, Merger Sub and the Company;

•	by either Parent or Company if:

•	the merger has not been consummated on or before October 19, 2015, except that if any party has breached any provision of the merger agreement and that breach caused the failure to consummate the merger, this right to terminate will not be available to the breaching party;

•	any order that is final and nonappealable has been issued or taken by a governmental entity restraining or otherwise prohibiting consummation of the merger, except that the party seeking to terminate the merger agreement as a result of such order must have used all reasonable best efforts to the extent required by the merger agreement to prevent the entry of such order; or

•	the special meeting (including any adjournments and postponements thereof) concludes without the adoption of the merger agreement by the Company’s shareholders due to the failure to obtain the required vote of the holders of the Associated Estates common shares;

•	by Company before the approval of the merger agreement by the Company’s shareholders in order to concurrently enter into an acquisition agreement with respect to a superior proposal, provided, that the Company has complied with its acquisition proposals covenants and has paid or will concurrently pay the termination fees due under the merger agreement;

•	by Parent before the approval of the merger agreement by the Company’s shareholders if the Board has made an adverse recommendation or a change of recommendation;

•	by Company if there has been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of any of the conditions to the Company’s obligation to effect the merger and (2) that is not cured within the earlier of (A) October 19, 2015 and (B) 15 days following written notice to Parent, provided, that (x) the Company must have given Parent written notice, delivered at least 15 days before such termination (or promptly, if such notice is given within 15 days of October 19, 2015), stating the Company’s intention to terminate the merger agreement and (y) the Company will not have the right to terminate the merger agreement pursuant to this paragraph if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

•	by Parent, if there has been a breach of any covenants or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (1) would result in a failure of any condition to Parent’s or Merger Sub’s obligation to effect the merger and (2) that is not cured within the earlier of (A) October 19, 2015 and (B) 15 days following written notice to the Company, provided, that Parent must have given the Company written notice, delivered at least 15 days prior to such termination (or promptly, if such notice is given within 15 days of the October 19, 2015), stating Parent’s intention to terminate the merger agreement; provided, further that Parent will not have the right to terminate the merger agreement pursuant to this paragraph if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•	by Company, by giving written notice to Parent if (1) all the conditions to Parent’s and Merger Sub’s obligation to effect the merger (other than conditions that are to be satisfied by actions taken at the closing of the merger) are satisfied, (2) the Company is prepared to consummate the closing of the merger, and (3) Parent fails to consummate the closing of the merger on the second business day after the satisfaction or waiver of all of the conditions of closing or on such other date as is mutually agreeable in writing to the parties to the merger agreement.

A terminating party must provide written notice of termination to the other parties specifying the reason for such termination. If more than one provision of the merger agreement is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in the merger agreement for any such termination.

Effect of Termination

The Company is required to pay Parent a termination fee of $60,000,000 in the event that the merger agreement is terminated:

•	by Parent, before the special meeting, after the Board has made an adverse recommendation or a change of recommendation;

•	by Company, before the adoption of the merger agreement by the Company’s shareholders, in order to concurrently enter into an acquisition agreement with respect to a superior proposal; or

•	either by the Company or by Parent because (1) the merger has not been consummated on or before October 19, 2015 or (2) the special meeting (including any adjournments or postponements) has concluded, the Company’s shareholders have voted and the required shareholder vote has not been obtained and:

•	before such termination, a takeover proposal is received by the Company or becomes publicly known; and

•	at any time on or before the twelve-month anniversary of the termination of the merger agreement the Company or any of its subsidiaries enters into or consummates a transaction with respect to any takeover proposal or any takeover proposals are consummated (except for the purposes of this bullet, references to 20% in the definition of “takeover proposal” are deemed references to 50%).

If the agreement is terminated by Parent or the Company because the special meeting has concluded, the Company’s shareholders have voted and the required shareholder vote has not been obtained, then the Company will reimburse Parent for transaction expenses of $20,000,000. If the Company becomes obligated to pay a termination fee due to the inability to obtain the required shareholder vote, then such termination fee will be reduced to the extent of any expenses actually paid to Parent.

In the event the termination fee becomes due, the Company will pay Parent the termination fee in cash by wire transfer (to an account designated by Parent) in immediately available funds. Payment of the termination fee will constitute liquidated damages, and from and after termination as described above, the Company will have no further liability of any kind for any reason in connection with the merger agreement except in the event of a knowing breach or a deliberate breach of the merger agreement. In no event will Parent be entitled to the termination fee on more than one occasion, nor will Parent be entitled to monetary damages for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement in the merger agreement or the failure of the transactions contemplated by the merger agreement to be consummated in excess of $60,000,000.

Amendment and Waivers

Subject to applicable law and the rules and regulations of the NYSE and NASDAQ, and in accordance with the immediately following sentence, the merger agreement may be amended by the parties by action taken or authorized by or on behalf of their respective boards of directors, at any time before the closing date of the merger, whether before or after adoption of the merger agreement by the shareholders of the Company and Merger Sub, except that, after adoption of the merger agreement by the shareholders of the Company, no amendment may be made that by law or in accordance with the rules and regulations of the NYSE or NASDAQ requires the further approval of the shareholders of the Company without such further approval. The merger agreement may not be amended except by an instrument in writing signed by the parties, with noted exceptions related to financing. Notwithstanding the above, Parent may notify the Company at any time that it wishes to amend the terms of the merger agreement to achieve its tax planning objectives (described below under “— Tax Objectives”). At any time before the effective time of the merger, any party may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties by the other party in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions in the merger agreement. Any such extension or waiver will be valid only if in writing signed by the party or parties to be bound thereby.

Governing Law

The merger agreement, the transactions contemplated by the merger agreement and the financing are governed by, and construed in accordance with, the laws of the State of Ohio and the mandatory provisions of the DGCL without giving effect to the principles or rules of conflicts of laws. Notwithstanding the foregoing, the parties will not bring, or permit any of their affiliates to bring or support any person in any action, suit or proceeding involving any of the financing sources in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York. Except as specifically set forth otherwise, all claims or causes of action involving any of the financing sources will be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. The parties waive any right to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the debt commitment letters or the performance thereof of the financings contemplated thereby.

Specific Performance

The parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of the merger agreement in accordance with its specified terms or otherwise breach such provisions. The parties have agreed that (i) the parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically its terms and provisions, without proof of damages, before the valid termination of the agreement, (ii) the provisions set forth in the section “— Effect of Termination” above are not intended to and do not adequately compensate for the harm that would result from a breach of the merger agreement and will not be construed to diminish or otherwise impair any party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by the merger agreement such that without that right none of the Company, Parent or Merger Sub would have entered into the merger agreement.

The Company may pursue both a grant of specific performance and the payment of damages, but will not be entitled or permitted to receive an award of damages if specific performance is awarded and consummation of the merger occurs and will not be entitled or permitted to receive an award of specific performance if damages are awarded.

In no event will the parties by liable under the merger agreement for any consequential, incidental, indirect, exemplary, special or punitive damages, other than consequential damages that were reasonably foreseeable at signing.

Non-Recourse

The merger agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to the merger agreement or the transactions contemplated by the merger agreement may only be brought against, the parties to the merger agreement, and then only with respect to the specific obligations set forth in the merger agreement with respect to any such party (or, with respect to the guarantors, set forth in the guarantee or equity commitment letter).

Waiver of Jury Trial

Each of the parties to the merger agreement irrevocably waived any and all right to trial by jury in any legal proceeding between the parties (or the providers of the financing or any of their affiliates or representatives) arising out of or relating to the merger agreement or the transactions contemplated thereby.

Tax Objectives

Notwithstanding anything in the merger agreement, in the event that Parent notifies the Company at any time that it wishes to amend the terms of the merger agreement in order to achieve its tax planning objectives, including the objective of causing the merger to be treated as an asset sale for tax purposes, the Company will promptly execute any reasonable amendments proposed by Parent to achieve such objectives, if such amendments do not (a) cause the Company to incur costs that will not be reimbursed by Parent, (b) materially delay the closing, (c) reduce the merger consideration, (d) introduce additional conditions to the closing, (e) introduce additional representations, warranties or covenants except as required in order to effect Parent’s tax objectives or (f) become effective prior to the business day immediately preceding the closing.

MARKET PRICE OF ASSOCIATED ESTATES COMMON SHARES

Associated Estates common shares are listed on the NYSE and NASDAQ under the symbol “AEC”. The following table sets forth on a per share basis the low and high closing sale prices of Associated Estates common shares as reported on the NYSE composite transactions reporting system.

	Low	High	Dividends
Fiscal year ended December 31, 2015
Second Quarter (through June 14, 2015)	$24.13	$28.70	0.21
First Quarter	$23.40	$26.02	0.21
Fiscal year ended December 31, 2014
Fourth Quarter	17.26	23.95	0.21
Third Quarter	17.27	18.87	0.20
Second Quarter	16.37	18.81	0.19
First Quarter	15.49	17.70	0.19
Fiscal year ended December 31, 2013
Fourth Quarter	14.28	16.62	0.19
Third Quarter	13.10	16.79	0.19
Second Quarter	14.98	19.09	0.19
First Quarter	15.79	18.67	0.19

The closing price of Associated Estates common shares on the NYSE and NASDAQ on April 21, 2015, the last trading day prior to the public announcement of the execution of the merger agreement was $24.48 per share. The closing price of Associated Estates common shares on the NYSE and NASDAQ on June 12, 2015, the most recent practicable date prior to the date of this proxy statement, was $28.60 per share. At the close of business on June 22, 2015 we expect that there will be approximately 58,021,078 Associated Estates common shares issued and outstanding and approximately 721 holders of record. A number of Associated Estates common shareholders have their shares in street name; therefore, Associated Estates believes that there are substantially more beneficial owners of Associated Estates common shares. You are encouraged to obtain current market prices of Associated Estates common shares in connection with voting your Associated Estates common shares.

Associated Estates pays quarterly cash dividends to the holders of record of Associated Estates common shares. The merger agreement restricts Associated Estates, from declaring or making any dividend to the Company’s shareholders without Parent’s prior written consent; provided that, Parent’s consent is not required for dividends declared prior to the signing date.

ASSOCIATED ESTATES COMMON SHARES OWNERSHIP

BENEFICIAL OWNERSHIP OF SHARES

The following table contains certain information regarding the beneficial ownership of Associated Estates common shares as of June 15, 2015 (unless otherwise noted), by each person, other than the Company’s named executive officers and the Company’s directors, who is known by the Company to be the beneficial owner of more than 5% of the outstanding Associated Estates common shares (based on information filed with the Securities and Exchange Commission). The persons named in the table, except as otherwise described in the notes below, have sole power and sole investment power with respect to all Associated Estates common shares set forth opposite their respective names.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	BlackRock, Inc.(1)	6,481,530	11.2%
Common Shares	The Vanguard Group, Inc.(2)	8,122,538	14.0%
Common Shares	T. Rowe Price Associates, Inc.(3)	3,970,310	6.9%

(1)	BlackRock, Inc. filed a Schedule 13G/A with the SEC on January 15, 2015, indicating that as of December 31, 2014, BlackRock, Inc. had sole voting power with respect to 6,319,666 shares and sole dispositive power with respect to 6,479,795 shares. The principal business office address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(2)	The Vanguard Group, Inc. filed a Schedule 13G with the SEC on February 10, 2015, indicating that as of December 31, 2014, The Vanguard Group had sole voting power with respect to 162,436 shares, shared voting power with respect to 48,500 shares, sole dispositive power with respect to 7,992,402 shares and shared dispositive power with respect to 130,136 shares. The principal business office address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)	T. Rowe Price Associates, Inc. filed a Schedule 13G with the SEC on February 12, 2015, indicating that as of December 31, 2014, T. Rowe Price had sole voting power with respect to 804,850 shares and sole dispositive power with respect to 3,970,310 shares. The principal business office address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The information that follows is furnished as of the record date, to indicate beneficial ownership by executive officers and directors of the Company as a group and each named executive officer and director of the Company, individually, of our common shares in accordance with Rule 13d-3 under the Exchange Act, as well as ownership of certain other Company securities and ownership of our common shares plus certain other Company securities:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares	Number of Common Shares Subject to Options Currently Exercisable or Exercisable Within 60 Days	Number of Share Equivalent Units(1)	Total Number of Shares	Percent of Class(2)
Douglas Crocker II	—	—	6,464	6,464	*
Lou Fatica	228,647	—	—	228,647	*
Jon A. Fosheim	—	—	5,409	5,409	*
Jeffrey I. Friedman(4)	506,929	186,286	279,380	972,595	1.2%
Jason A. Friedman(5)	65,416	10,000	—	75,416	*
Michael E. Gibbons(6)	1,119	—	82,108	83,237	*
James J. Sanfilippo(3)	900	—	16,436	17,336	*
James A. Schoff(3)	42,339	—	32,239	74,578	*
Richard T. Schwarz	100,732	—	—	100,732	*
John T. Shannon(3)	200,577	39,090	12,039	251,706	*
Scott D. Irwin	58,448	—	—	58,448	*
All executive officers and directors of the Company as a group (11 persons)	1,205,107	235,376	434,075	1,874,558	2.5%

*	Less than 1%
(1)	Represents share units deferred under the Company’s deferred compensation plans. The share units have the same economic value as common shares but have no voting power.
(2)	Does not include share equivalent units because they have no voting power.
(3)	Includes, 900 common shares held in an IRA account for Mr. Sanfilippo, 3,093 common shares held in an IRA account for Mr. Shannon and 20,000 held in an IRA account for Mr. Schoff.
(4)	Includes 101,000 common shares held by Mr. Jeffrey I. Friedman’s wife, 21,723 common shares held in a 401(k) account and 5,685 common shares held by a trust of which Mr. Jeffrey I. Friedman is trustee.
(5)	Includes 5,044 common shares held by Mr. Jason A. Friedman’s daughter.
(6)	Represents common shares of which Mr. Gibbons and his wife share voting power and investment power jointly.

HOUSEHOLDING INFORMATION

Only one Notice of Internet Availability of Proxy Materials and proxy statement is being delivered to multiple shareholders sharing an address unless the Company received contrary instructions from one or more of the shareholders. If a shareholder at a shared address to which a single copy of the Notice of Internet Availability of Proxy Materials and proxy statement were delivered wishes to receive a separate copy of the Notice of Internet Availability of Proxy Materials or proxy statement, he or she should contact the Company’s Investor Relations Department by email at ir@associatedestates.com, by phone at (216) 797-8715 or by mail to 1 AEC Parkway, Richmond Heights, Ohio 44143. The shareholder will be delivered, without charge, a separate copy of the Notice of Internet Availability of Proxy Materials or proxy statement promptly upon request. If shareholders at a shared address currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials and proxy statement wish to receive only a single copy of these documents, they should contact the Company’s Investor Relations Department in the manner provided above.

SOLICITATION

The solicitation of proxies is being made by the Company, and the Company will bear the cost of the solicitation. The Company has retained MacKenzie Partners, to aid in the solicitation of proxies, at an anticipated cost to the Company of approximately $25,000, plus expenses. The Company also will reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Associated Estates common shares. In addition to the solicitation by use of the mails, solicitations may be made by telephone, facsimile or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may by telephone, facsimile or personally, request the return of proxies.

Please mark, execute and return the accompanying proxy, or vote by telephone or Internet, in accordance with the instructions set forth on the proxy form, so that your shares may be voted at the Special Meeting. For information on how to obtain directions to be able to attend the Special Meeting and vote in person, please contact the Investor Relations Department by email at ir@associatedestates.com, by telephone at (216) 797-8715 or by mail to Associated Estates Realty Corporation, Attn: Investor Relations 1 AEC Parkway, Richmond Heights, Ohio 44143.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a Web site that contains reports, proxy statements and other information about issuers like Associated Estates who file electronically with the SEC. The address of that site is http://www.sec.gov. Associated Estates SEC filings are also available, free of charge, on our Web site, at http://ir.aecrealty.com/sec.cfm.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 15, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date or such earlier date as may be indicated in this proxy statement. This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make such proxy solicitation in that jurisdiction.

We incorporate by reference into this proxy statement the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this proxy statement. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

Securities and Exchange Commission Filings

Commission File Number 1- 04329	Period
Annual Report on Form 10-K	Year ended December 31, 2014 (filed on February 18, 2015)

Definitive Proxy Statement	For annual meeting on May 22, 2015 (filed on April 3, 2015)

Quarterly Report on Form 10-Q	Quarters ended September 30, 2014 (filed on October 31, 2014) and March 31, 2015 (filed on May 1, 2015)

Current Reports on Form 8-K	Filed on December 29, 2014, February 4, 2015, February 19, 2015, March 6, 2015, April 27, 2015, May 1, 2015 and May 8, 2015

Notwithstanding the foregoing, information furnished under items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

You can access our proxy statement and Annual Report, SEC filings, key corporate governance documents and other information in a number of different ways, free of charge as provided for in the following table:

METHODS OF ACCESS
	WEB SITE	ELECTRONIC DELIVERY	HARD COPY
Proxy Materials

Proxy Statement Annual Report	www.associatedestates.com (click on Investors, then SEC Filings)	Sign up at www.associatedestates.com (click on Investors, then E-mail Alerts)	Contact Investor
Relations:

Email

ir@associatedestates.com

Phone

(216) 797-8715

Mail

Associated Estates Realty
Corporation

Attn: Investor Relations

1 AEC Parkway

Richmond Heights, Ohio
44143

Online

www.associatedestates.com
(click on Investors, then
Printed Materials)

Other Information

  Other Periodic Reports:

•    Forms 10-Q

•    Forms 8-K

  Corporate Governance

  Documents

•    Corporate Governance Guidelines

•    Board Committee Charters

•    Code of Business Conduct and Ethics

•    Senior Financial Officers Code of Ethics

•    Stock Ownership Guidelines

	www.associatedestates.com (Register to receive email alerts by entering your email address under E-mail Alerts.) www.associatedestates.com (click on Investors, then Corporate Governance)	Contact Investor Relations: Email ir@associatedestates.com	Contact Investor Relations: Email ir@associatedestates.com Phone (216) 797-8715 Mail Associated Estates Realty Corporation Attn: Investor Relations 1 AEC Parkway Richmond Heights, Ohio 44143

ANNEX A

AGREEMENT AND PLAN OF MERGER

(See Attached)

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

BSREP II Aries Pooling LLC,

BSREP II Aries DE Merger Sub Inc.

and

Associated Estates Realty Corporation

dated

April 22, 2015

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”), dated April 22, 2015 (“Signing Date”), is among BSREP II Aries Pooling LLC, a Delaware limited liability company (“Parent”), BSREP II Aries DE Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Associated Estates Realty Corporation, an Ohio corporation (the “Company”).

RECITALS

A.	The Boards of Directors of Parent, Merger Sub and the Company each have unanimously approved, and in the case of the Company and Merger Sub deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Shares (such Company Common Shares issued and outstanding immediately before the Effective Time, collectively, “Shares”), other than Shares owned by Parent or any direct or indirect wholly owned Subsidiaries of Parent and any shares of Company Common Shares held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

B.	To induce the Company to enter into this Agreement, simultaneously with the execution of this Agreement, Brookfield Strategic Real Estate Partners II-A L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-A (ER) L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-B L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C (ER) L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II BPY Borrower LLC, a Delaware limited company, and Brookfield Property LP, a Delaware limited partnership (collectively, the “Guarantors”), have executed and delivered to the Company a guaranty, pursuant to which the Guarantors have agreed, on a joint and several basis, to guarantee certain of the obligations of Parent and Merger Sub under this Agreement (“Guaranty”).

Accordingly, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Ohio General Corporation Law, as amended (“OGCL”) and the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company (“Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing. The closing of the Merger (“Closing”) will take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio, as soon as practicable, but in no event later than 10:00 a.m. on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII or on such other date as is mutually agreeable in writing to the parties to this Agreement; provided, however, that if the Marketing Period (such term, and all other capitalized terms as defined in Section 10.2) has not ended at the time of satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition)

set forth in Article VII, the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII for the Closing as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto. The date on which the Closing will occur is the “Closing Date”.

Section 1.3 Effective Time. The parties to this Agreement will cause the Merger to be consummated by filing a certificate of merger (“Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Ohio in accordance with the relevant provisions of the OGCL and the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and the Secretary of the State of the State of Delaware, or such later time as is specified in the Certificate of Merger pursuant to a written agreement between Parent and the Company, is the “Effective Time”.

Section 1.4 Effect of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions of the OGCL and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation and Code of Regulations of the Surviving Corporation. (a) At the Effective Time, the second amended and restated articles of incorporation of the Company (“Articles of Incorporation”) will be amended so as to read in their entirety as the certificate of incorporation of Merger Sub and, as so amended, will be the articles of incorporation of the Surviving Corporation until further amended in accordance with its terms and as provided by applicable Law, subject to the obligations set forth in Section 6.7.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the amended and restated code of regulations of the Company (“Code of Regulations”) will be amended so as to read in their entirety in the form as is set forth on Exhibit A, and, as so amended, will be the code of regulations of the Surviving Corporation until further amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law, subject to the obligations set forth in Section 6.7.

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.

Section 1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) will be cancelled and extinguished and be converted into the right to receive $28.75 in cash, without interest, payable to the holder of each Share (“Merger Consideration”) upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.

(b) Each (i) Share held in the treasury of the Company, (ii) Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately before the Effective Time, and (iii) Dissenting Share will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares subject, in the case of Dissenting Shares, to the right of the holder thereof to receive any payment under Section 2.4.

(c) Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

Section 2.2 Payment; Surrender of Shares; Stock Transfer Books.

(a) Before the Effective Time, Parent will enter into an agreement with the Company’s transfer agent to act as agent for the holders of Shares in connection with the Merger (“Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). At or immediately before the Effective Time, Parent will deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (“Payment Fund”) the aggregate Merger Consideration to which such holders are entitled at the Effective Time pursuant to Section 2.1(a). The paying agent agreement pursuant to which Parent will appoint the Paying Agent will be in a form and substance reasonably acceptable to the Company.

(b) (i) As soon as reasonably practicable after the Effective Time, and in any event within three Business Days thereafter, Parent will cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share whose Shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a valid letter of transmittal and the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares on or before the first anniversary of the Effective Time, Merger Sub will cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates (or affidavits of loss in lieu of

Certificates as provided in Section 2.2(f)) or Book-Entry Shares. After the Effective Time, Certificates (other than Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent and shares held in the treasury of the Company) or Book-Entry Shares will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares.

(ii) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment will have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or will have established to the satisfaction of the Paying Agent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (A) before the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (B) before the Signing Date, and in each case that remain unpaid at the Effective Time.

(c) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent and shares held in the treasury of the Company) or Book-Entry Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares or on any unpaid dividends relating to such Certificates or Book-Entry Shares that immediately before the Effective Time represented the Shares.

(d) Promptly following the one-year anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the Transactions, that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(e) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under any Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

(f) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving

Corporation, as the case may be, the posting by such Person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in such customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the number of Shares formerly represented by such lost, stolen or destroyed Certificate.

(g) The Paying Agent will invest all cash included in the Payment Fund as directed by Parent, except that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent will promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

Section 2.3 Treatment of Company Stock Awards.

(a) Each option to purchase Company Common Shares granted under any Company Stock Plan (“Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) will, as of the Effective Time, become fully vested and be cancelled, extinguished and converted into the right of the holder to receive an amount in cash, without interest, equal to the product of (i) the total number of Company Common Shares issuable upon exercise of such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option (the “Option Cash Payment”) and as of the Effective Time each holder of an Option will cease to have any rights with respect thereto, except the right to receive the Option Cash Payment; provided that, if the exercise price of any such Option is equal to or greater than the Merger Consideration, such Option will be cancelled without any payment being made in respect thereof. The Option Cash Payment will be paid in cash promptly (and no later than ten Business Days) following the Effective Time.

(b) Each share of restricted stock granted under any Company Stock Plan that remains subject to performance-based vesting criteria (“Performance Restricted Share”) that is outstanding immediately before the Effective Time will, as of immediately before the Effective Time, become vested to the extent provided in this Section 2.3(b). To the extent the performance period relating to any such Performance Restricted Share has not expired as of the Effective Time, the Performance Restricted Share shall vest in that number of Company Common Shares determined as if the applicable performance-based vesting criteria had been achieved at the maximum level. To the extent the performance period relating to any such Performance Restricted Share has expired as of the Effective Time, the Performance Restricted Share shall vest in that number of Company Common Shares determined at the end of the performance period based on actual performance through the end of the performance period. Each such Performance Restricted Share that vests pursuant to this Section 2.3(b) will, as of immediately before the Effective Time no longer be subject to restrictions (including any holding period restrictions) and will be treated as an outstanding Share described in Section 2.1(a) of this Agreement. In addition, as of the Effective Time, any holder of a Performance Restricted Share will be entitled to receive any accrued but unpaid dividends previously declared by the Company and any interest earned thereon as of the Effective Time with respect to such Performance Restricted Share. Such dividends and interest will be paid in cash to such holder of the Performance Restricted Share promptly (and no later than ten Business Days) following the Effective Time.

(c) Each share of restricted stock granted under any Company Stock Plan or granted as dividends, other than any Performance Restricted Share (“Restricted Share”), that is outstanding immediately before the Effective

Time will, as of immediately before the Effective Time, become fully vested and no longer subject to restrictions (including any holding period restrictions), and will be treated as an outstanding share described in Section 2.1(a) of this Agreement.

(d) All equity-based awards (for the avoidance of doubt, not including any awards subject to the treatment specified in Section 2.3(a), 2.3(b) or 2.3(c)) deferred under any Company Plan that provides for the deferral of compensation and all accounts that represent amounts notionally invested in Company Common Shares under the Company’s Directors’ Deferred Compensation Plan (collectively, “Deferred Compensation Plans” and such deferred equity-based awards and notionally invested amounts, “Deferred Share Units”), will, as of immediately before the Effective Time, become vested and no longer subject to restrictions (including any holding period restrictions) to the same extent such award would have vested under Section 2.3(a), 2.3(b) or 2.3(c), as applicable, had the award not been deferred. All Deferred Share Units will, at the Effective Time, be adjusted and converted into a right of the holder to have allocated to the holder’s account under any such Deferred Compensation Plan an amount denominated in cash equal to the product of (i) the number of Company Common Shares deemed invested under or otherwise referenced by such account immediately before the Effective Time and (ii) the Merger Consideration, reduced, to the extent applicable, but not below zero, by the exercise price applicable to such award(s), and will cease to represent a right to receive a number of Company Common Shares or cash equal to or based on the value of a number of Company Common Shares. The Deferred Compensation Plans will otherwise be administered in accordance with their terms, subject to Section 6.9.

(e) Before the Effective Time, the Company will take all such lawful actions as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act), without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.3, subject in all cases to the requirements of applicable Law, including Section 409A of the Code, and notwithstanding anything to the contrary in this Section 2.3, the Company shall in no event take any action that could reasonably be expected to result in a violation of or a penalty under the requirements of Section 409A of the Code.

Section 2.4 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his, her or its demand for appraisal of his, her or its Shares in accordance with the OGCL (including OGCL section 1701.85) and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal (“Dissenting Shares”) will not be converted into or represent a right to receive cash pursuant to Section 2.1(a), but the holder of the Dissenting Shares will be entitled to only such rights as are granted to holders of Dissenting Shares by the OGCL.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Shares who demands appraisal of his, her or its Shares under the OGCL effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a), without interest thereon, upon surrender of Certificates or Book-Entry Shares representing such Shares pursuant to Section 2.2.

(c) The Company will give Parent prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other pertinent instruments served pursuant to the OGCL and received by the Company. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

Section 2.5 Adjustments. If at any time during the period between the Signing Date and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company will occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration will be equitably adjusted, without duplication, to reflect such change, except that nothing in this Section 2.5 will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter from the Company, dated as of the Signing Date, addressed to Parent and Merger Sub (“Company Disclosure Letter”) (each section of which qualifies (i) the correspondingly numbered and lettered representation and warranty in this Article III to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Company Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section of this Article III or (ii) the correspondingly numbered and lettered covenants in Article V or VI) or, except with respect to Section 3.4, in the Company SEC Documents filed on or after January 1, 2014 and before the Signing Date (other than any forward-looking disclosures set forth in any risk-factor section, any disclosure in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization.

(a) The Company and each of its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (“Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (“General Enforceability Exceptions”).

(b) Assuming the accuracy of the representations and warranties in Section 4.4, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Shares entitled to vote thereon to adopt this Agreement (“Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board (i) determined that the Merger is fair to and in the best interests of the Company’s shareholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (iii) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they adopt this Agreement (such recommendation, the “Company Recommendation”) and direct that such matter be submitted for consideration of the Company’s shareholders at the Special Meeting, and (iv) resolved to duly postpone the annual shareholders meeting of the Company scheduled, as of the Signing Date, for May 22, 2015 (the “Annual Meeting”) to take place after the Special Meeting.

Section 3.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not (i) contravene or conflict with, or result in any violation or breach of, the Amended Articles of Incorporation or Code of Regulations, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) of this Section 3.3 have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, (iii) except with respect to those items set forth in Section 3.3(a) of the Company Disclosure Letter, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, or (iv) result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment, acceleration, creation or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not require any consent, approval, order, authorization or permit of, action by, registration, declaration or filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental or quasi-governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange (“NYSE”) and the NASDAQ Stock Market (“NASDAQ”), (iii) the filing with the Secretary of State of the State of Ohio and the Secretary of State of the State of Delaware of the Certificate of Merger as required by the OGCL and the DGCL, (iv) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”) or (v) any such consent, approval, authorization, permit, action filing or notification the failure of which to make or obtain would not (A) prevent or materially impair the ability of the Company to consummate the Transactions or (B) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Signing Date, the fair market value, as that term is defined for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), of all assets of the Company and any entities controlled by the Company within the meaning of the HSR Act that are not exempt under 16 CFR § 802.4 is less than or equal to $76.3 million.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 3,000,000 shares of Class A Cumulative Serial Preferred Shares, without par value (the “Company Class A Preferred Shares”), 3,000,000 shares of Class B Cumulative Preferred Shares, without par value (the “Company Class B Preferred Shares”), 3,000,000 Noncumulative Preferred Shares, without par value, (the “Company Noncumulative Preferred Shares” and, together with the Company Class A Preferred Shares and the Company Class B Preferred Shares, the “Company Preferred Shares”) and 91,000,000 shares of Common Shares, without par value (the “Company Common Shares”). As of April 21, 2015, (i) no shares of Company Preferred Shares were issued and outstanding, (ii) 57,889,015 shares of Company Common Shares were issued and outstanding, (iii) 360,376 shares of Company Common Shares were reserved for issuance upon the exercise of outstanding Options, and Section 3.4(a) of the Company Disclosure Letter sets forth the exercise price of each outstanding Option, (iv) 661,497 shares of Company Common Shares have been issued with respect to outstanding Restricted Share and Performance Restricted Share awards (including with respect to accrued dividends thereon), (v) 473,569 shares of Company Common Shares were reserved for issuance in respect of existing account balances under the Deferred Compensation Plans (including with respect to accrued dividends thereon), and (vi) $73,016,730 worth of Company Common Shares were reserved for issuance under the Company at-the-market program. All the outstanding shares of Company Common Shares are, and all shares of Company Common Shares which may be issued pursuant to the exercise of outstanding Options or pursuant to the Deferred Compensation Plans will be, when issued in accordance with the terms of the Options or the Deferred Compensation Plans, duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Except as described in clauses (iv) through (vi) of this Section 3.4(a), there are no equity or equity-based awards reserved for issuance or outstanding that are subject to the provisions of Section 2.3. Except as set forth in this Section 3.4(a) and in Section 3.4(a) of the Company Disclosure Letter, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any of its Subsidiaries or any other security or Right described in clauses (ii) and (iv) of this Section 3.4(a) or (iv) issued or outstanding performance awards, units, rights to receive shares of Company Common Shares on a deferred basis, or rights to purchase or receive Company Common Shares or other equity interests or voting securities issued or granted by the Company to any Person, including any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns any Shares.

(b) All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries (other than non-wholly owned Subsidiaries, in which case only to the extent such shares of capital stock or other Rights of such joint ventures as set forth on Section 3.4 of the Company Disclosure Letter) are owned beneficially or of record by the Company, directly or indirectly, and all such shares and Rights have been duly authorized, validly issued and are fully paid and non-assessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances other than Encumbrances arising pursuant to applicable securities Laws. Section 3.4(b) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization. As of the Signing Date, neither the Company nor any of its Subsidiaries owns equity interests of any kind in any Person other than equity interests in another Subsidiary of the Company.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries.

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2013, under the Exchange Act or the Securities Act of 1933, as amended (“Securities Act”) (collectively, “Company SEC Documents”). As of its respective date or, if amended, as of the date of the last such amendment, each Company SEC Document, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act and the Securities Act, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2013, has been, required to file or furnish any forms, reports or other documents with the SEC. Each of the consolidated financial statements (including, in each case, any related notes thereto) included in the Company SEC Documents (“Company Financial Statements”) (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (iii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and, in the case of unaudited interim financial statements, as may be permitted by applicable SEC rules and regulations for Quarterly Reports on Form 10-Q), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to in the Company Financial Statements.

(b) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured-finance, special-purpose or limited-purpose entity or Person, on the other hand or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s Financial Statements or other Company SEC Documents.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate in all material respects on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” will have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of SOX and the applicable listing and corporate governance rules of the NYSE and/or NASDAQ, as applicable, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the Signing Date, to the Company’s auditors and the audit committee of the Company Board and on Section 3.5(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the Signing Date.

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

Section 3.6 Absence of Certain Changes. (a) Since January 1, 2014 through the Signing Date, except as otherwise required or contemplated by the negotiation, execution, delivery or performance of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects and (b) since January 1, 2014, there has not been any Material Adverse Effect or any condition, fact, circumstance, event, change, effect or occurrence (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent that would be required to be reflected or reserved against on a consolidated statement of financial position of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities or obligations (i) disclosed and provided for in the balance sheet dated as of December 31, 2014 included in the Company Financial Statements (or in the notes thereto) filed and publicly available before the Signing Date, (ii) incurred in connection with the Transactions or this Agreement, or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2013.

Section 3.8 Compliance with Laws and Orders. The Company and each of its Subsidiaries is and, since January 1, 2013, has been in compliance with all applicable Laws and Orders, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2013, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, clearances, authorizations, permits, consents and approvals necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (“Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2013, has been in compliance with the terms of the Company Permits, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.8 does not relate to environmental matters (which is the subject of Section 3.15).

Section 3.9 Material Contracts.

(a) As of the Signing Date, and except as set forth in Section 3.9(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any: (i) Contract (other than this Agreement) that is required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC but is not so filed; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $2,000,000, including all such instruments that evidenced indebtedness in excess of $2,000,000 at their respective origination dates; (iii) Contract (other than this Agreement), option, right of first offer, right of first refusal or other right for the acquisition or sale of any of assets after the Signing Date (other than sales or acquisitions of personal property and equipment in the ordinary course of business); (iv) Contract (other than this Agreement), option, right of first offer, right of first refusal or other right for the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value or purchase price in excess of $500,000; (v) settlement agreement or similar agreement with a Governmental Entity involving future performance by the Company or any of its Subsidiaries in any such case, that is material to the Company and its Subsidiaries, taken as a whole; (vi) Contract constituting a regulatory agreement or similar agreement that requires that any portion of Owned Real Property or Leased Real Property be leased or sold to any persons set forth in such agreement or on specified terms and conditions; (vii) Contract requiring payment of commissions (other than apartment leasing commissions or apartment brokerage fees, in each case, incurred in the ordinary course of business) or material tenant improvement costs, allowances or other concessions; (viii) Contract containing covenants binding upon the Company or any of its Subsidiaries that restricts the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, could restrict the ability of the Surviving Corporation and its Affiliates, including Parent and its Affiliates after Closing) to compete in any business or with any Person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less; (ix) Contract with respect to a joint venture, partnership or other similar Contract or other arrangements related thereto (excluding information technology Contracts); (x) Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Transactions; (xi) Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Affiliates to conduct business on an exclusive or preferential basis with any third party; (xii) other Contract (other than this Agreement or agreements between the Company and any of its wholly owned Subsidiaries, agreements between any of the Company’s wholly owned Subsidiaries or Company Plans) under which the Company and/or its Subsidiaries are obligated to make or are entitled to receive payments in the future in excess of $500,000 per annum or $1,000,000 during the life of the Contract. Each such Contract (including any amendments thereto) described in clauses (i)-(xii) is referred to in this Agreement as a “Material Contract.”

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a true and complete list as of the Signing Date of all Material Contracts of the Company and its Subsidiaries. The Company has made available to Parent correct and complete copies of all Material Contracts of the Company and its Subsidiaries, including any amendments thereto.

(c) (i) Each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions, (ii) the Company and its Subsidiaries have performed all obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereof or default thereunder, and (iii) neither the Company nor any of its Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract.

Section 3.10 Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s shareholders or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain (by incorporation or otherwise) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11 Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any executive officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Action that (i) does not involve an amount in controversy in excess of $500,000, and (ii) as of the Signing Date, does not seek material injunctive or other material non-monetary relief. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries. This Section 3.11 does not relate to environmental matters (which is the subject of Section 3.15).

Section 3.12 Company Plans; Employment Matters.

(a) As used in this Agreement, the term “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other equity incentive, compensation, termination, severance, employment, consulting, change-in-control, retention, life insurance, health insurance, disability insurance, accident insurance, medical insurance, vacation or other fringe benefit, bonus, incentive, savings, retirement, profit sharing, pension, deferred compensation, or other benefit plan, agreement, program, policy, commitment, fund, arrangement or Contract, whether or not subject to ERISA (including any related funding mechanism), in each case other than a “multiemployer plan,” as defined in ERISA section 3(37), under which (i) any current or former employee, officer or director of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which have been entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries would reasonably be expected to have any present or future liability.

(b) Section 3.12(b)(i) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each material Company Plan. The Company has made available to Parent a true and complete copy of (i) the plan document and most recent summary plan description of each such Company Plan to the extent in writing, and, for any such Company Plan not in writing, a summary thereof, (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, (iii) each trust agreement or annuity Contract, if any, in effect as of the date hereof that relates to any such Company Plan, (iv) the most recent prospectus for each Company Plan for which a prospectus is required by applicable Law and (v) the most recent determination letters issued by the IRS that relate to any Company Plan. Section 3.12(b)(ii) of the Company Disclosure Letter sets forth a correct and complete calculation of all payments that would be payable under the Company’s severance policies in effect as of the date hereof or would otherwise be required to be made as a result of the termination of employment, other than for cause, of the individuals identified therein. No Company Plan is, and neither the Company nor any of its Subsidiaries contributes to or has any material liability or obligation with respect to any (x) “multiemployer plan” (within the meaning of section 3(37) of ERISA) or (y) “multiple employer plan” (within the meaning of section 413(c) of the Code). No employee of the Company or any of its Subsidiaries is located outside of the United States.

(c) Except as, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, (i) each Company Plan has been established, operated and administered in material compliance with all applicable Laws, including ERISA and the Code, and in accordance with its provisions, (ii) to the Knowledge of the Company, no breach of fiduciary duty has occurred, and (iii) all contributions, premiums and expenses to or in respect of such Company Plan have been timely paid in full.

(d) Each Company Plan that is intended to be a qualified plan under Code section 401(a) has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination.

(e) No condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any material direct or indirect liability under Title IV of ERISA.

(f) No Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than routine claims for benefits), except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(g) There is no (A) labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (B) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries.

(h) No Company Plan, nor any of the Company or any of its Subsidiaries, with respect to any Company Plan, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guarantee Corporation or any other Governmental Body, nor, to the Company’s Knowledge, is any such audit or investigation pending or threatened.

(i) The Company is not a party to nor does it have any obligation under any Company Plan to compensate any person for (i) excise Taxes payable pursuant to Section 4999 of the Code, (ii) additional Taxes payable pursuant to Section 409A of the Code, or (iii) for any other Taxes related to compensatory payments or benefits.

(j) Except as set forth in Section 3.12(j) of the Company Disclosure Letter and as contemplated by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event that is linked contractually to the Transactions or a similar transaction, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to any severance pay, unemployment compensation or any other payment,(ii) materially accelerate the time of payment or vesting of any amount or benefit, or materially increase the amount of compensation, due any such employee or officer, or (iii) result in any “parachute payment” under section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k) Except as, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, none of the Company or any of its Subsidiaries has violated any Law regarding (i) the terms and conditions of employment of any employee or former or prospective employee or (ii) any other labor related matters (including discrimination, fair labor standards, occupational health and safety, wrongful discharge or violation of personal rights) with respect to any employee.

(l) No employee of the Company or any of its Subsidiaries is subject to collective bargaining or collective labor agreements to which Company or any of its Subsidiaries is a party or is bound and which governs the terms and conditions of employment of any employee of the Company or any of its Subsidiaries regarding remuneration, restrictions on headcount reductions or site guarantees.

Section 3.13 Properties.

(a) Except for the Leased Real Property and the Owned Real Property, and except as set forth in Section 3.13(a) of the Company Disclosure Letter, there are no real properties that the Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date.

(b) The Company or one of its Subsidiaries has (i) good fee simple title to all Owned Real Property and (ii) valid leasehold estates in all Leased Real Property, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Owned Real Property and Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to Contracts with respect to such real property entered into in the ordinary course of business.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease for each Leased Real Property is in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions, and (ii) there is no breach or violation of, or default under any lease for any Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time, the giving of notice or both, would constitute a breach, violation, or default by the Company or its Subsidiaries thereunder.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no existing, pending or, to the Knowledge of the Company, threatened in writing condemnation, eminent domain proceedings or similar actions that affect any Owned Real Property or Leased Real Property.

(e) Except for discrepancies, errors or omissions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the rent roll for each of the Owned Real Properties and Leased Real Properties, as previously provided to Parent, correctly references (i) each lease or sublease that was in effect as of the dates shown therein and to which the Company or any of its Subsidiaries is a party as lessor or sublessor, (ii) the “Billed Rent” (as defined therein), and (iii) the “Lease To Date” (as defined therein), each of (i)-(iii) of this Subsection with respect to each of the applicable Owned Real Properties or Leased Real Properties.

(f) As of the Signing Date, except as set forth in Section 3.13(f) of the Company Disclosure Letter, no purchase option, right of first refusal or first offer or other purchase right has been exercised, and no letter of intent to purchase has been signed, by the Company or any of its Subsidiaries for any Leased Real Property for which the purchase has not closed prior to the Signing Date.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter and for any Permitted Encumbrances, neither the Company nor any Subsidiary has granted any unexpired option agreements, rights of first refusal or first offer or other purchase rights with respect to the purchase of any Owned Real Property or entered into any contract for sale or letter of intent to sell any Owned Real Property.

(h) The Company and each of its Subsidiaries, as applicable, is in possession of title insurance policies or valid marked up title commitments evidencing, in each case, valid and in force title insurance with respect to each Owned Real Property and Leased Real Property (each a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). No written claim has been made against any Company Title Insurance Policy which remains pending.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Letter, neither the Company nor any Subsidiary nor any agent of either the Company or any Subsidiary is currently performing any renovation or construction project which such project has aggregate projected costs in excess of $500,000 at any Owned Real Property or Leased Real Property.

(j) Section 3.13(j) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or any Subsidiary and the number, names and addresses of facilities currently managed by each such party.

(k) The Company and each of its Subsidiaries has good and valid legal title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the Signing Date (other than property owned by third-party tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Encumbrances, except for Permitted Encumbrances and Encumbrances that would not reasonably be expected to have a Material Adverse Effect.

Section 3.14 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights required to operate the Company’s and its Subsidiaries’ businesses as presently conducted and (ii)(x) there are no pending, and the Company has not received any written notice of any actual or threatened, Actions alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries except for any of the foregoing that have since been resolved, (y) to the Knowledge of the Company, the operation of the Company’s and its Subsidiaries’ businesses as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 3.15 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have during the previous five years complied with all applicable Environmental Laws and possess, and during the previous five years have complied with, all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated, and in each case have not received any written notice alleging noncompliance with respect thereto during the previous five years, (ii) to the Knowledge of the Company, there are no, and there have not been any, Materials of Environmental Concern at any property currently or formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws, (iii) to the Knowledge of the Company, there has been no release, threatened release of, or exposure to, any Materials of Environmental Concern at any location that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws, (iv) there are no written information requests from a Governmental Entity or Actions arising under Environmental Laws or from the release or presence of or exposure to Materials of Environmental Concern pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (v) neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order pursuant to Environmental Law, (vi) no Encumbrances pursuant to Environmental Laws have been imposed or exist on the property owned by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such Encumbrances have been threatened.

(b) The Company has delivered to, or has otherwise made available for inspection by Parent, all material written assessments, audits, investigations reports, studies, test results or similar environmental documents in the possession, control or custody of the Company or any of its Subsidiaries related to environmental, health or safety matters or Materials of Environmental Concern.

Section 3.16 Taxes.

(a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that each was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns were correct and complete in all material respects.

(b) The Company, (i) for each taxable year commencing with its taxable year ended December 31, 1993 through its taxable year ended December 31, 2014, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2014 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Taxing Authority to its status as a REIT.

(c) The Company does not own and has not owned, directly or indirectly (including through one or more partnerships, joint ventures or other pass-through entities), any stock or any other equity ownership interest in any corporation (including any entity classified as a corporation for federal income tax purposes), other than a corporation that, at all times during which the Company has held, directly or indirectly, its stock or other equity ownership interest, has qualified as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code.

(d) Each Subsidiary that is a partnership, joint venture, trust or limited liability company has been, since its formation, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(e) Section 3.16(e) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and each other entity in which the Company directly, indirectly or constructively owns any equity interest of ten percent (10%) or greater (by vote or value) and their respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by the Company in each of the Company’s Subsidiary, including in the case of any entity classified as a corporation for federal income tax purposes whether such entity has elected to be treated as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”).

(f) Neither the Company nor any of its Subsidiaries hold any asset the disposition of which would be subject to, or rules similar to, Section 1374 of the Code, Treasury Regulations Section 1.337(d)-7 or any other temporary or final regulations under Section 337(d) of the Code.

(g) The Company has not incurred any liability for Taxes under Sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code, Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, or any rules similar to

Section 1374 of the Code, in each case that have not been paid. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have engaged in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” or “excess interest,” in each case as defined in Section 857(b)(7) of the Code.

(h) Neither the Company nor any of its Subsidiaries is subject, directly or indirectly, to any Tax Protection Agreements.

(i) No audit or other proceeding with respect to any material Taxes due from the Company or any of its Subsidiaries, or any material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(k) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation or Tax sharing agreement.

(l) The Company and each of its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party.

(m) There are no material Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(n) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, as a successor or by contract.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Citigroup Global Markets Inc. (the “Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the Company’s shareholders. A complete and executed copy thereof will be delivered to Parent promptly following the Signing Date. It is agreed and understood that such opinion is for the information of the Company Board and may not be relied upon by Parent or Merger Sub.

Section 3.18 Brokers or Finders. Except for the Financial Advisor, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

Section 3.19 State Takeover Statutes. The Company Board and the Company have taken all necessary actions to ensure that the “moratorium”, “fair price”, “control share acquisition” or other similar anti-takeover provisions of the OGCL or similar Laws of any jurisdiction and any anti-takeover or similar provisions contained in the governing documents of the Company or any of its Subsidiaries do not, and will not, apply to the Transactions. The Company is not a party to a rights agreement, poison pill or similar agreement or plan that would have the effect of preventing the Transactions.

Section 3.20 Investment Company Act. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act.

Section 3.21 OFAC. None of (a) the Company and its Subsidiaries and (b) to the knowledge of the Company and its Subsidiaries, their respective directors, managers, officers, employees and agents, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.22 Anti-Terrorism Laws. Each of the Company, its Subsidiaries and their respective directors, managers, officers, employees and, to the Knowledge of the Company, agents is in compliance with the Sanctions Laws and Regulations and Laws related to bribery or anti-corruption.

Section 3.23 Related Party Transactions. Except pursuant to any Company Plan and as set forth in Section 3.23 of the Company Disclosure Letter, no officer or director of the Company or any of their immediate family members or any Affiliate of any of the foregoing persons is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any ownership interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. The Company acknowledges that none of Parent, Merger Sub or any other Person has made any express or implied representation or warranty on behalf of Parent, Merger Sub or any of their Affiliates as to the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Affiliates provided to the Company, except as set forth in Article IV. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic data room maintained by the Company for purposes of the Transactions (the “Data Room”), (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in this Article III and that all other representations and warranties are specifically disclaimed. For the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Information” as defined in the Confidentiality Agreement, dated March 20, 2015, between the Company and Brookfield BPY LLC (“Confidentiality Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Before the Signing Date, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations in this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions and the Financing have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions and the Financing. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the General Enforceability Exceptions. No vote or approval of the shareholders of Parent is required in connection with the execution, delivery or performance by Parent and Merger Sub of their obligations in this Agreement or for the consummation of the Transactions and the Financing (including pursuant to the requirements of any applicable stock exchange).

Section 4.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the other Transactions and the Financing do not and will not (i) contravene or conflict with, or result in any violation or breach of, the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section 4.3 have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not prevent, materially delay or materially impede the consummation of the Transactions or the Financing.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the other Transactions and the Financing do not and will not require any consent, approval, order, authorization or permit of, action by, registration, declaration or filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the

Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of NYSE, NASDAQ or the Toronto Stock Exchange, (iii) the filing with the Secretary of State of the State of Ohio and the Secretary of State of the State of Delaware of the Certificate of Merger as required by the OGCL and the DGCL, (iv) the applicable requirements of Foreign Antitrust Laws and (v) any such consent, approval, order, authorization, permit, action, registration, declaration, filing or notification the failure of which to make or obtain would not prevent or materially impair the ability of Parent and Merger Sub to consummate the Transactions or the Financing.

Section 4.4 Ownership of Company Common Shares. As of the Signing Date, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Shares and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Company Common Shares except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is or has been, within three years of the Signing Date, an “interested shareholder” of the Company, as those terms are defined in OGCL section 1704.01, or has taken any action that would cause any anti-takeover statute under the OGCL to be applicable to this Agreement, the Merger, the other Transactions or the Financing. There are no Contracts between Parent, Merger Sub or the Guarantors, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the Signing Date that relate in any way to the Company, the Transactions or the Financing.

Section 4.5 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain (by incorporation or otherwise) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Financing.

(a) Assuming (i) the accuracy of the representations and warranties set forth in Section 3.4(a), (ii) the Financing is funded in accordance with the Commitment Letters and (iii) the performance by the Company of its obligations under this Agreement, the Parent and Merger Sub, together, will, together with the other funds available to the Parent and Merger Sub, have (after netting out fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” and original issue discount provided under the Debt Commitment Letter and any fee letters or “flex” arrangements entered into in connection therewith, it being understood that the fee amounts, pricing “flex” and pricing caps set forth in any fee letter may be redacted) at the Effective Time all of the funds necessary to complete the Transactions, and to satisfy all of the obligations of Parent and Merger Sub under this Agreement, including paying the aggregate Merger Consideration at Closing, any required refinancings or repayments of the Revolving Credit Facility, the Term Loan Facility and the Existing Notes and paying all related fees and expenses (collectively, “Financing Purposes”).

(b) As of the Signing Date, Parent and Merger Sub have received (i) an executed equity commitment letter dated as of the Signing Date (“Equity Commitment Letter”) from the Guarantors to provide equity financing in an aggregate amount equal to the aggregate Merger Consideration, subject to the terms and conditions set forth therein (“Equity Financing”), which Equity Commitment Letter provides that the Company is a third-party beneficiary thereto, and (ii) an executed debt commitment letter and executed fee letter associated therewith, each dated as of the Signing Date (such commitment letter, and all attached exhibits, schedules, annexes that are delivered on the Signing Date and amendments thereto permitted by the term hereof and any fee letter delivered on the Signing Date (which may be redacted as described below), collectively, “Debt Commitment Letter” and, together with the Equity Commitment Letter, “Commitment Letters”) from RBC Capital Markets, LLC and TD Securities (USA) LLC (“Financing Sources”), pursuant to which the Financing Sources have committed, subject to the terms and conditions set forth in the Debt Commitment Letter, to provide to Parent the amount of financing set forth in the Debt Commitment Letter (“Debt Financing” and, together with the Equity Financing, “Financing”), for the Financing Purposes (as defined below). A true and complete copy of each fully executed Commitment Letter as in effect on the Signing Date has been provided to the Company. A true and complete copy of each fee letter and engagement letter related to the Debt Commitment Letter as in effect on the Signing Date has been provided to the Company, except that the numerical fees and other commercially sensitive numerical information therein (including provisions in such fee letter related solely to fees, “flex terms” and economic terms) may have been redacted; provided, however, that no redacted term provides that the aggregate amount of the Financing set forth in the unredacted portion of the Debt Commitment Letter could be reduced or adds any conditions, contingencies or affects the availability of all or any portion of the Debt Financing (other than any fees, expenses, original issue discount and similar premiums and charges). Parent and Merger Sub have fully paid (or caused to be paid) all commitment and other fees, if any, required by such Commitment Letters to be paid on or before the Signing Date. As of the Signing Date, each Commitment Letter is a legal, valid and binding obligation of Parent, Merger Sub and, to the knowledge of Parent, each other party thereto, subject to the General Enforceability Exceptions, and in full force and effect, has not been and not contemplated to be (other than as permitted hereunder), amended, modified, withdrawn, terminated or rescinded in any respect, and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Parent or Merger Sub. Except for the fee letter referred to in the Debt Commitment Letter (a copy of which has been provided to the Company in accordance with the foregoing, which may be redacted as permitted herein), as of the Signing Date, there are no side letters or other Contracts, arrangements or understandings related to the funding or investing, as applicable, of the Financing, other than as expressly set forth in the applicable Commitment Letters or customary arrangements solely among the Financing Sources. As of the Signing Date, there are no conditions precedent or other contingencies (x) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in any Commitment Letter or the aggregate proceeds contemplated by any Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing, in each case, other than as expressly set forth in the applicable Commitment Letter. As of the Signing Date, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the Financing will not be available to Parent on the date on which the Closing should occur pursuant to Section 1.2, provided that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or compliance by the Company and their respective Affiliates with their respective obligations hereunder.

(c) Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Guarantors. As of the Signing Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guaranty.

Section 4.7 No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the Transaction and the Financing and before the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated in this Agreement. As of the Signing Date, the authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately before the Effective Time will be, owned by Parent. At the Closing, the Guarantors will directly or indirectly beneficially own all of the outstanding equity securities of Parent.

Section 4.8 Litigation. As of the Signing Date, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would prevent or materially delay the consummation of the Transactions or the Financing. Neither Parent nor Merger Sub is a party or subject to or in default under any Order that would prevent or materially delay the consummation of the Transactions or the Financing.

Section 4.9 No Vote of Parent Shareholders. Except for the adoption of the Agreement by Parent as the sole shareholder of Merger Sub, no vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent (or similar organizational documents) or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions and the Financing.

Section 4.10 Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment based upon arrangements made by and on behalf of Parent or Merger Sub for which the Company or any of its Subsidiaries could have liability prior to Closing.

Section 4.11 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) any written estimates, projections or forecasts prepared by the Company or its Representatives and made available to Parent, Merger Sub or their Representatives have been prepared in good faith based upon reasonable assumptions, and (c) the most recent Company Financial Statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the Transactions and the Financing, the payment of the aggregate consideration to which the shareholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries that become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger, any required refinancings or repayments of existing Indebtedness of the Company or any of its Subsidiaries and payment of all related fees and expenses, each of the Surviving Corporation and its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature), (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged, or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 4.12 Disclaimer of Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any representations or warranties on behalf of Parent and Merger Sub. Parent and Merger Sub acknowledge that neither the Company, its Subsidiaries nor any other Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III. In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received or may receive from the Company, its Affiliates or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub will have no claim against the Company or any other Person with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. From the Signing Date and until the Effective Time or the earlier termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as (a) expressly required by this Agreement, (b) required by applicable Law, or (c) consented to in writing by Parent during the Pre-Closing Period, which consent will not be unreasonably withheld or delayed, the Company agrees that the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, by taking (subject to the consent rights of Parent in this Section 5.1) commercially reasonable actions to address force majeure events), and the Company will use its reasonable efforts to (A) preserve intact its business organization, assets and technology, (B) keep available the services of its officers and key employees of the Company and its Subsidiaries, (C) maintain in effect all of its material Company Permits, (D) fund its obligations with respect to its and its Subsidiaries and joint ventures’ ongoing development and construction projects and (E) maintain and preserve satisfactory relationships with customers, lessees, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as (w) set forth in Section 5.1(w) of the Company Disclosure Letter, (x) expressly required by this Agreement, (y) required by applicable Law, or (z) consented to in writing by Parent during the Pre-Closing Period, which consent will not be unreasonably withheld or delayed, the Company agrees that:

(i) the Company will not amend or propose to amend the Articles of Incorporation or Code of Regulations and its Subsidiaries will not amend or propose to amend their certificates of incorporation, bylaws or other comparable charter or organizational documents;

(ii) the Company will maintain its qualification as a REIT;

(iii) neither the Company nor any of its Subsidiaries will (A) subject to Section 6.15, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other Rights of the Company or any of its Subsidiaries (other than the issuance of shares of the Company’s capital stock reserved for issuance on the Signing Date upon the settlement of Options outstanding as of the Signing Date or any dividend equivalent rights provided pursuant to the terms of the Company Stock Plans and associated with any such awards, or in respect of account balances under the Deferred Compensation Plans as of the Signing Date), (C) split, combine or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, or (D) redeem, purchase or otherwise acquire or offer to redeem, purchase, or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries, except, in the case of each of clauses (B) through (D), as required by any Company Plan in effect as of the Signing Date;

(iv) except as required by applicable Law, or under the Retention Plan described in Section 5.1(iv) of the Company Disclosure Letter or required under the terms of any Company Plan as in effect as of the Signing Date, the Company will not and will not permit its Subsidiaries to (A) increase the compensation payable or to become payable to any officers, directors, employees or individual consultants of the Company or any of its Subsidiaries, (B) execute any employment, consulting, indemnification, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director, employee or consultant of the Company or any of its Subsidiaries other than offer letters, employment agreements, or consulting agreements entered in the ordinary course of business that are terminable at will and without liability to the Company or any of its Subsidiaries, (C) increase the benefits payable under any existing severance or termination pay policies or practices or employment agreements, (D) increase or accelerate the payment or vesting of the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any of its Subsidiaries (other than in connection with promotions of employees to fill vacant positions as property-level employees made in the ordinary course of business), (E) adopt or establish any new Company Plan or amend any existing Company Plan, (F) provide any benefit to a current or former director, executive officer or employee of the Company or any of its Subsidiaries not required by any Company Plan (other than in connection with promotions of employees to fill vacant positions as property-level employees made in the ordinary course of business), (G) grant or amend any equity or equity-based awards, whether settled in shares or cash, or (H) other than in the ordinary course of business regarding property-level employees, hire or engage the services of any employee or independent contractor;

(v) neither the Company nor any of its Subsidiaries will undertake (y) any reduction in force that would result in any liability for noncompliance with the notice provisions of the WARN Act or similar Law to the Company or any of its Subsidiaries under the WARN Act or similar Law or (z) without prior consultation with Parent, any reduction in force that is subject to the WARN Act or similar Law, in each case, in respect of the employees of the Company and its Subsidiaries;

(vi) neither the Company nor any of its Subsidiaries will enter into any collective bargaining agreement or other obligation to any labor organization;

(vii) neither the Company nor any of its Subsidiaries will (A) incur, refinance, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness (other than (i) intercompany Indebtedness of wholly owned Subsidiaries, (ii) borrowings under the Company’s existing revolving credit facility issued under the Revolving Credit Facility Agreement (the “Revolving Credit Facility”), provided that there shall be no increase in the aggregate principal commitments of the Revolving Credit Facility), and (iii) any construction loans in connection with development projects pursuant to arrangements entered into by the Company or its Subsidiaries in effect on the date hereof, as set forth in Section 5.1(a)(vii) of the Company Disclosure Letter) or the obligations of any other Person (other than wholly owned Subsidiaries) or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries, and in the case of a joint venture, to the extent the Company or any of its Subsidiaries are contractually obligated to make any such loan, advance, capital contribution or investment);

(viii) neither the Company nor any of its Subsidiaries will (A) make any capital expenditures that, in the aggregate, exceed the amount of capital expenditures contemplated by the Company’s existing capital budget (the “Existing Capital Budget”), a copy of which is attached to Section 5.1(viii) of the Company Disclosure Letter or (B) incur quarterly operating expenses that exceed the amount set forth in the quarterly operating budget, a copy of which is attached to Section 5.1(viii) of the Company Disclosure Letter (the “Existing Operating Budget”), in each of clauses (A) and (B), by more than five percent;

(ix) neither the Company nor any of its Subsidiaries will pay, discharge, waive, settle or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than amounts individually not in excess of $100,000, or in the aggregate, not to exceed $500,000, in each case, in excess of applicable insurance proceeds;

(x) neither the Company nor any of its Subsidiaries will change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or applicable Law;

(xi) except in the ordinary course of business consistent with past practices, neither the Company nor any of its Subsidiaries will enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any lease for any Leased Real Property (or any lease for real property that, if existing as of the Signing Date, would be a lease for Leased Real Property);

(xii) neither the Company nor any of its Subsidiaries will (x) make any material Tax election, enter into any material closing agreement with a Tax authority, file any amended Tax Return with respect to any material Tax or change any material method of accounting for Tax purposes or annual Tax accounting period, except in each case (A) if required by Law, (B) in the ordinary course of business, or (C) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (y) fail to contest Tax assessments to the extent customary in the jurisdiction in which the property to which such Tax assessment applies is located;

(xiii) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (C) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, other than, in the case of this clause (C), (x) leasing real estate to tenants in the ordinary course, (y) acquisitions or dispositions of raw materials, equipment, personal property and inventory in the ordinary course of business consistent with past practice and (z) where required by Contract to which the Company or any of its Subsidiaries is a party as of the Signing Date, which are set forth in Section 5.1(a)(xiii) of the Company Disclosure Letter;

(xiv) neither the Company nor any of its Subsidiaries will enter into any Contract of the type described in Section 3.23 (Related Party Transactions);

(xv) neither the Company nor any of its Subsidiaries will abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to the material Intellectual Property Rights of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(xvi) neither the Company nor any of its Subsidiaries will enter into or amend, extend or terminate, or waive, release or assign any rights or claims under, any Material Contract (other than any expiration of such Material Contract in accordance with its terms) or any Contract that would have been deemed to be a Material Contract if entered into prior to the Signing Date, other than (A) in case of Material Contracts of the nature described in Section 3.9(a)(vi), those that are entered into in the ordinary course of business consistent with past practice, (B) in case of Material Contracts of the nature described in Section 3.9(a)(vii), those that contain customary terms based on the geographic market to which the contract relates and which do not, in the aggregate for all such contracts, require payments or allowances of more than $1,000,000, and (C) in the case of Material Contracts of the nature described in Section 3.9(a)(ix), amendments to such contracts that do not impose material costs in excess of $1,000,000 in the aggregate or other material obligations on the Company or its Subsidiaries and that are consistent with past practice; or

(xvii) agree to take or make any commitment to take any of the actions described in the foregoing clauses (ii)-(xvi).

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company and its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is necessary for the Company to maintain its qualification as a REIT or to avoid incurring entity level income or excise Taxes under the Code or other applicable Tax Law, including making dividend or other distributions to stockholders of the Company solely to the extent necessary to maintain such qualification, provided, that to the extent reasonably practicable the Company shall provide notice to Parent regarding any such action that was not explicitly permitted pursuant to this Section 5.1 a reasonable time prior to taking such action.

Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations before the Effective Time. Before the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.2 Acquisition Proposals.

(a) The Company and its Subsidiaries will, and will direct each of their respective officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) to immediately (A) cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Company Takeover Proposal and (B) request that all confidential information provided by or on behalf of the Company or its Affiliates in connection with any such discussions or negotiations be returned or destroyed. The Company and its Subsidiaries will not, and will direct each of their respective Representatives not to (A) directly or indirectly, solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal, or (C) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, investment agreement or other agreement of any kind with respect to a Company Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in Section 5.2(a) or any other provisions of this Agreement, if prior to receipt of Shareholder Approval the Company or any of its Representatives receives a written Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.2, (i) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Company Board or any duly constituted and authorized committee thereof determines in good faith, after consultation with its financial advisors and legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may, upon notice to Parent and after such Person enters into an Acceptable Confidentiality Agreement, (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal, except that the Company will promptly (and in any event within 24 hours) provide to Parent any written information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal.

(c) The Company will keep Parent reasonably informed of any material developments, discussions or negotiations regarding any written Company Takeover Proposal on a prompt basis (and in any event within 48 hours). The Company agrees that the Company and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the Signing Date that prohibits the Company from providing any information to Parent in accordance with this Section 5.2.

(d) Except as expressly permitted by this Section 5.2(d) or Section 5.2(e), the Company Board will not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the Company Board may refrain from taking a position with respect to a Company Takeover Proposal until the close of business as of the tenth Business Day after the commencement of a tender offer in connection with such Company Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered such an adverse modification), or (D) adopt, approve, recommend or publicly propose to approve or recommend to shareholders of the Company a Company Takeover Proposal, (each, a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, merger agreement or any other agreement with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement), or take any action that is intended to, or taken for the purpose of, impeding or materially interfering with the Merger or any of the other Transactions hereunder (each, a “Company Acquisition Agreement”), or (iii) take any action pursuant to Section 8.1(c). Notwithstanding anything to the contrary set forth in this Agreement, before the time the Shareholder Approval is obtained, the Company Board may, in response to a Company Takeover Proposal, make a Company Adverse Recommendation Change, enter into a Company Acquisition Agreement or take any action pursuant to Section 8.1(c) if the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisor and legal counsel, that (x) the failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (y) such Company Takeover Proposal constitutes a Company Superior Proposal, except that (1) the Company has given Parent at least four calendar days’ prior written notice of its intention to take such action, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (3) following the end of such notice period, the Company Board or any duly constituted and authorized committee thereof will have considered in good faith such binding offer and will have determined that the Company Superior Proposal continues to constitute a Company Superior Proposal if the revisions proposed in such binding offer were to be given effect, and (4) in the event of any material change to the material terms of such Company Superior Proposal, the Company will, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period will have recommenced, except that the notice period will be at least two Business Days (rather than the four calendar days otherwise contemplated by clause (1) above).

(e) Notwithstanding anything to the contrary in this Agreement, before the time the Shareholder Approval is obtained, in the event a material development or material change in circumstances (other than a Company Takeover Proposal) occurs or arises after the Signing Date that was not known and not reasonably foreseeable by the Company Board as of the Signing Date, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation (“Change of Recommendation”) if the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and legal counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, except that such action will not be in response to a Company Takeover Proposal, any change in board membership, or a Company Superior Proposal (which is governed by Section 5.2(d)) and before taking such action, (i) the Company Board has given Parent at least four calendar days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement in such a manner that would obviate the need for making such Change of Recommendation, and (iii) at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof will have considered in good faith such binding offer, and will have determined in good faith, after consultation with its financial advisors and legal counsel, that failure to effect a Change of Recommendation would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Section 5.2 or in Section 6.6 will prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with legal counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the Signing Date (and in no event later than 45 days thereafter), the Company shall file with the SEC the Proxy Statement. The Company shall use reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as promptly as practicable after the Proxy Statement is cleared by the SEC. Subject to Section 5.2, the Proxy Statement shall contain the Company Recommendation and the Company shall use reasonable best efforts to obtain the Shareholder Approval.

(b) Parent and Merger Sub shall provide for inclusion or incorporation by reference in the Proxy Statement all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC. The Company shall provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments. The Company shall respond promptly to any such comments from the SEC or its staff.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable Law.

Section 6.2 Shareholders Meeting.

(a) The Company shall, as soon as reasonably practicable following the Signing Date, take all necessary actions in accordance with applicable Law, its constituent documents and the rules of the NYSE and NASDAQ to duly postpone the Annual Meeting so that it takes place after the Special Meeting.

(b) The Company, commencing on the submission to the SEC of the Proxy Statement, shall run a weekly broker search for a deemed record date 20 Business Days after the date of such search. Subject to Section 5.2, the Company shall, as soon as reasonably practicable following the SEC’s clearance of the Proxy Statement, take all actions in accordance with applicable Law, its constituent documents and the rules of the NYSE and NASDAQ to (i) establish the earliest reasonably practicable record date for a meeting of shareholders (“Record Date”), (ii) duly call, give notice of, convene and hold a special meeting of the Company’s shareholders on the earliest reasonably practicable date (no later than 45 days after the proxy clearance date) (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action upon the adoption of this Agreement and (iii) mail the Proxy Statement to the holders of Company shares as of the Record Date. The Company in its sole discretion may adjourn or postpone the Special Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required pursuant to Section 6.1(c) is provided to the shareholders of the Company within a reasonable amount of time in advance of the Special Meeting, (ii) if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares of Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting, or (iii) for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Shareholder Approval.

(c) Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the adoption of this Agreement.

Section 6.3 Reasonable Best Efforts.

(a) Before the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transactions, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required in connection with approvals of or filings with any Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement, including, if requested by Merger Sub, executing such assignment instruments as necessary to assign all real property purchase and sale agreements to which the Company is contractually bound to one or more direct or indirect wholly-owned Subsidiaries of the Company and creating a Taxable REIT Subsidiary into which entities owned by the Company will be contributed at or prior to the Closing, and (v) obtaining third-party consents to the Transactions, Financing and as may reasonably be requested by Parent or Merger Sub, including consent from all third-parties to all existing joint-venture agreements, financing documents, including mortgages, property management agreements, and purchase and sale agreements, (provided that, with respect to this clause (v), (1) in no event shall the Company or any of its Subsidiaries be obligated to pay or to commit to pay to any Person whose consent is being sought any cash or other consideration, make any accommodation commitment or incur any liability or obligation to such Person in connection with such consent to the extent such cost or liability is not reimbursed by Parent or Merger Sub and (2) the receipt of such consent shall not be a condition to the Closing). Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the Signing Date that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, authorization, Order or approval of, or exemption by, any Governmental Entity necessary to be obtained before Closing.

(b) Before the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party shall use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request.

Section 6.4 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company or Parent and Merger Sub, as the case may be, or any officer, director, employee or Representative of the Company or Parent and Merger Sub, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, except that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.5 Access; Confidentiality. Subject to applicable Law relating to the sharing of information, the Company agrees to provide Parent and its Representatives, from time to time before the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours to (a) the Company’s properties (including access to its properties for the purpose of obtaining surveys and to conduct Phase I environmental site assessments, but no access to conduct Phase II or other environmental or intrusive sampling shall be granted without the Company’s prior written consent, which shall be granted in the Company’s sole discretion), books, Contracts, personnel and records and (b) such other information as Parent shall reasonably request with respect to the Company and its business, financial condition and operations, except that nothing in this Agreement shall require the Company or any of its Subsidiaries to (x) provide such access at times or in a manner that the Company’s Representatives reasonably believe is likely to materially disrupt the ordinary-course operations of the businesses of the Company or its Subsidiaries or (y) disclose any information to Parent or its Representatives that (i) would cause a violation of any contract to which the Company or any of its Subsidiaries is a party or (ii) would result in a loss of attorney-client privilege with respect to material information to the Company or any of its Subsidiaries. Parent shall and shall cause Parent’s Affiliates and Representatives to keep confidential any non-public information received from the Company, its Affiliates or its Representatives, directly or indirectly, pursuant to this Section 6.5 in accordance with Section 2 of the Confidentiality Agreement.

Section 6.6 Publicity. The initial press release regarding the Merger shall be a Company press release and thereafter none of the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, except as required by applicable Law, by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority or as may be requested by a Governmental Entity. The Company shall consult with Parent and Merger Sub prior to issuing any press release or other public announcement that would be required to be filed pursuant to Section 14 of the Exchange Act.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless each Indemnified Party with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party was a director, officer, employee or agent of the Company or any of its Subsidiaries or (ii) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee or agent of the Company or a Subsidiary of the Company or taken at the request of the Company or a Subsidiary of the Company (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person), in each case under (i) or (ii), at, or at any time before, the Effective Time (including any Action relating in whole or in part to the Merger or the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted or required by applicable Law.

(b) Parent guarantees, and the Surviving Corporation shall assume, all obligations of the Company and any of its Subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, existing in favor of the Indemnified Parties as provided in the respective constituent documents of the Company or any of its Subsidiaries or in any written Contract described on the Company Disclosure Letter or filed as an exhibit to any document filed with the SEC (including forms of agreement filed with the SEC) or available under applicable Law, except that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the

Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws or similar organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the Signing Date in the Company’s constituent documents or available under applicable Law, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties. In addition, from the Effective Time until six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party under this Section 6.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.7) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such person is not entitled to be indemnified pursuant to this Section 6.7(b).

(c) For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, or provide substitute policies or purchase or cause the Surviving Corporation to purchase, extended reporting period otherwise known as a “tail policy” with reputable insurers, in each case of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to such individuals than such policy in effect on the Signing Date, with respect to matters arising on or before the Effective Time covering without limitation the Transactions; provided, however¸ that in satisfying its obligations under this Section 6.7(c), Parent shall not be obligated to pay annual premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year prior to the Signing Date (the “Current Premium”) and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The Company may before the Effective Time purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring before the Effective Time, covering without limitation the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 250% of the Current Premium. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.7(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 6.7 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s constituent documents, by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.7 may not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.7 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7).

(e) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9 Employee Matters.

(a) From the Effective Time until the twelve-month anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries whose terms and conditions of employment were not, and do not become, subject to a collective bargaining agreement who is employed by the Company and its Subsidiaries as of immediately before the Effective Time (“Company Non-Union Employees”), for so long as such person is an employee of Parent, the Surviving Corporation or any of their Subsidiaries, (i) base salary or wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such Company Non-Union Employee immediately before the Effective Time, (ii) total target incentive compensation opportunities at least as favorable as the total target incentive compensation opportunities available to such Company Non-Union Employees immediately before the Effective Time, and (iii) employee benefits (including, as applicable, severance benefits) that are substantially comparable in the aggregate to those provided as of the Signing Date by the Company and its Subsidiaries as applicable, provided to each such Company Non-Union Employee immediately before the Effective Time. Nothing herein shall restrict the right of the Company or Parent or any Subsidiary of Company or Parent to terminate the employment of any employee; provided, that any such termination is effected in accordance with applicable Law. Nothing herein shall restrict the right of the Company or Parent or any Subsidiary of the Company or Parent to terminate any Company Plan or other employee benefit plan; provided, that any such termination is effected in accordance with applicable Law and the terms of such Company Plan.

(b) For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any pension plan sponsored by Parent or its Subsidiaries (other than the Company and its Subsidiaries)) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Non-Union Employees after the Effective Time (“New Plans”), each Company Non-Union Employee shall be credited with his or her years of service with the Company and its Subsidiaries or predecessors before the Effective Time, to the same extent as such Company Non-Union Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan of the Company or its Subsidiaries in which such Company Non-Union Employee participated or was eligible to participate immediately before the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Non-Union Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans for which such Company Non-Union Employee becomes eligible to participate, to the extent such Company Non-Union Employee had coverage under a comparable Company Plan immediately before the consummation of the Transactions (such plans, collectively, “Old Plans”) and (ii) for purposes of each New Plan providing welfare benefits to any Company Non-Union Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately before the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (subject to the receipt by Parent or the applicable vendors of any information which is reasonably necessary regarding such covered expenses previously paid).

(c) Parent and the Company, as applicable, will cause all bonus amounts under annual cash bonus, annual equity bonus, sales and other cash incentive plans of the Company and its Subsidiaries (“Bonus Amounts”) with respect to the fiscal year in which the Closing occurs to be calculated and paid in the ordinary course of business to the eligible employees of the Company and its Subsidiaries, except that such Bonus Amounts under the Single-Year Cash Incentive Plan and the Single-Year Equity Incentive Plan, will be (i) deemed to be earned at the target level of performance and (ii) paid in cash as soon as practicable, but not later than the second regularly scheduled payroll date occurring on or following the Closing Date, except that if the timing of such payment of the Bonus Amounts under the Single-Year Equity Incentive Plan as described in this Agreement would cause any additional Taxes to be payable pursuant to Section 409A of the Code, the payment will instead be made at the time specified in under the applicable plan document.

(d) Parent hereby acknowledges and agrees that a “change of control” (or equivalent phrase) within the meaning of the Company Plans shall occur at or before the Effective Time, as applicable, for purposes of all Company Plans in which the term is relevant.

(e) Nothing in this Section 6.9 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan or (ii) prohibit Parent or any of its Affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan. The provisions of this Section 6.9 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.9, express or implied, shall confer upon any employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 6.10 Parent Approval. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with DGCL section 228(a) and in its capacity as the sole shareholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 6.11 Financing. Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter on or prior to the Closing Date, including maintaining in effect the Debt Commitment Letter and using reasonable best efforts to, as promptly as possible, (a) satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the Debt Commitment Letter that are to be satisfied by Parent and Merger Sub, (b) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contemplated by the Debt Commitment Letter or on such other terms that would not reduce the amount of proceeds of the Debt Financing below the amount necessary (together with the proceeds from the Equity Financing and other funds available to the Parent and Merger Sub), for Parent and Merger Sub to consummate the transactions contemplated hereby and would not reasonably be expected to delay or impair the Closing or make funding materially less likely to occur on or before the Closing and (c) consummate the Financing at the Closing. Parent and Merger Sub shall give the Company reasonably prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by Parent, Merger Sub, or to the knowledge of Parent or Merger Sub, any party to any Commitment Letter or other Debt Document, (ii) if and when Parent or Merger Sub becomes aware that any portion of the Financing contemplated by any Commitment Letter may not be available for the Financing Purposes, (iii) of the receipt of any written notice or other written communication from any party to the Commitment Letter with respect to any actual or potential breach, default, termination or repudiation by any party to any Commitment Letter or other Debt Document, (iv) if for any reason Parent or any of its Affiliates believes in good faith that there is a reasonable possibility that it shall not be able to obtain any portion of the Financing on the terms, in the manner and from the sources contemplated by any Commitment Letter (including any related flex terms) or the definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment Letter, “Debt Documents”) and such portion is reasonably required to fund the transactions contemplated by this Agreement, and (v) of any expiration or termination of any Commitment Letter or other Debt Document. Parent and Merger Sub will (1) comply in all material respects with the Equity Commitment Letter and each of the Debt Documents and (2) enforce in all material respects its rights under the Equity Commitment Letter and, in the event of a breach or other failure to fund the Debt Financing required to consummate the Transactions on the Closing Date by the Financing Sources, each of the Debt Documents. Parent and Merger Sub shall not, without the Company’s prior written consent, permit or consent to (x) any amendment, supplement or modification to be made to the Equity Commitment Letter or (y) any amendment, supplement or modification to be made to the Debt

Commitment Letter if such amendment, supplement or modification would (A) materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement, (B) reduce the aggregate amount of the Debt Financing (unless (a) such reduction is matched with an equal increase of the Equity Financing under the Equity Commitment Letter or (b) after giving effect to such reduction, the representation and warranty in Section 4.6 shall be true and correct as though such representation and warranty was being made as of the date of such reduction and after giving effect thereto), (C) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing (unless such new or additional conditions or expanded, amended or modified conditions could not be reasonably expected to (1) delay or prevent the Closing Date, (2) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur or (3) adversely affect the ability of Purchaser to enforce its rights against other parties with respect to the Debt Financing) or (D) otherwise reasonably be expected to adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement (collectively, the “Restricted Commitment Letter Amendments”); provided, that, for the avoidance of doubt, Purchaser may amend, supplement, modify or waive any terms of the Debt Commitment Letter and/or the Debt Financing Documents with respect thereto without the consent of the Company or Sellers in order to (1) correct typographical errors, (2) add lenders, lead arrangers, bookrunners, syndication agents or similar entities (by assignment or otherwise) as expressly contemplated in the Debt Commitment Letter on the date hereof or (3) reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such document(s) as permitted or required by this Section 6.11 to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

In the event of any Financing Failure Event, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, on terms that are not materially less favorable in the aggregate to Parent and Merger Sub than the terms of the Debt Commitment Letter (including any “flex” provisions applicable thereto) and the provisions of this Section 6.11, Section 9.6, Section 9.8(b) and Section 9.11 shall be applicable to the Alternative Financing, and, for the purposes of this Section 6.11, Section 6.12, Section 9.6, Section 9.8(b), and Section 9.11, all references to the Financing shall be deemed to include such Alternative Financing, all references to Debt Documents shall include the applicable documents for the Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Alternative Financing. In the event that each of Parent and Merger Sub has obtained substitute financing (including by way of debt incurred under any federal agency multifamily loan programs), the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, for the purposes of Section 4.6 and Section 6.12, all references to the Financing shall be deemed to include such substitute financing.

Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

Section 6.12 Financing Cooperation. Prior to the Closing, the Company shall use, and shall cause its Subsidiaries and their respective Representatives to use, their reasonable best efforts, at the sole cost and expense of Parent and Merger Sub, to cooperate with Parent, Merger Sub or any of its Affiliates as necessary, proper or advisable in connection with the arrangement of the Debt Financing as may be customary and reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (but not limited to) using reasonable best efforts to:

(i) cause the Company’s senior officers to participate in a reasonable number of meetings, due diligence sessions, presentations, sessions with rating agencies or other customary syndication activities, in each case, at mutually agreeable times;

(ii) assist Parent and the Merger Sub with the preparation of customary materials for rating agency presentations (including obtaining one or more ratings for the Company and its Subsidiaries), bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing;

(iii) assist with the preparation of any pledge and security documents contemplated by the Debt Financing, and other customary definitive financing documents on terms reasonably satisfactory to Parent and otherwise facilitate the pledging of collateral contemplated by the Debt Financing, as may be reasonably requested by Parent or Merger Sub, provided that no obligation of the Company and its Subsidiaries under any such document or agreement and no pledge shall be effective until the Closing;

(iv) using commercially reasonable efforts to obtain third-party consents to the Transactions and the Financing, in each case, as may reasonably be requested by Parent or Merger Sub, including, if required (as reasonably determined by the Parent and Merger Sub), consent from third-parties to existing joint-venture agreements, financing documents, property management agreements, and purchase and sale agreements;

(v) furnish to Parent: (1) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company consolidated Subsidiaries for the last two full fiscal years ended at least 60 days before the Closing Date; (2) U.S. GAAP unaudited consolidated and balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company’s consolidated Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 40 days before the Closing Date, it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such covenant shall be deemed satisfied through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period; and (3)(i) customary financial information for the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of income and cash flows by the Parent and Merger Sub to give effect to the Transactions contemplated hereby, to the extent reasonably requested and such information is available and customary for a bank syndication of the type and nature of the Debt Financing; and (ii) such other customary and available financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Merger Sub to assist in the preparation of the customary bank information memoranda, lender presentations and customary information documents needed for financings of the type contemplated by the Debt Commitment Letter and any supplements thereto (the information and financial statements referred to in subclauses (1), (2) and (3) above, the “Required Financial Information”);

(vi) provide (1) reasonable and customary assistance with the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of income and cash flows by the Parent and Merger Sub, as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered, prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements; and (2) upon the request by the Parent or Merger Sub, providing customary authorization and representation letters in connection with the information provided as Required Financial Information (including prior to any bank meeting for the Debt Financing);

(vii) arrange for customary payoff letters pursuant to Section 6.17;

(viii) assist Parent and Merger Sub in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries;

(ix) assist Parent and Merger Sub in obtaining surveys and title insurance as reasonably requested by Parent or Merger Sub, including by providing title affidavits or similar documents required by a nationally-recognized title company for (A) the deletion of any standard or pre-printed exceptions in any title insurance policies or proforma or (B) the satisfaction of any requirement set forth in any title commitment and, to the extent appropriate, appraisals of Owned Real Property and Leased Real Property;

(x) take all actions reasonably necessary to permit prospective financing providers to conduct customary field examinations for third party reports and, to the extent appropriate, appraisals of Owned Real Property and Leased Real Property; provided, however, that the foregoing shall be subject to Section 6.5 hereof and no access shall be required to be granted to conduct Phase II or other environmental or intrusive sampling without the Company’s prior written consent, which shall be granted in the Company’s sole discretion; and

(xi) at least five (5) Business Days prior to the Closing (in each case, to the extent requested at least ten (10) Business Days prior to the Closing), provide all documentation and other information about the Company and any of its Subsidiaries as is reasonably requested in writing by Parent which the parties to the Debt Commitment Letter (other than Parent and Merger Sub) reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT that is required under paragraph 6 of Exhibit B to the Debt Commitment Letter.

(1) Notwithstanding the foregoing or anything else contained herein to the contrary, none of the Company or any of its Subsidiaries shall be required to incur any liability in connection with the Financing before the Closing, (2) the pre-Closing Company Board and the directors, managers and general partners of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (3) none of the Company or any of its Subsidiaries shall be required to execute before the Closing any definitive financing documents, including any credit or other agreements, pledge documents, security documents or other certificates in connection with the Financing (other than customary authorization letters in connection with the Debt Financing, if any), (4) none of the Company or any of its Subsidiaries shall be required to take any corporate action before the Closing to permit the consummation of the Financing, (5) none of the Company or any of its Subsidiaries shall be required to provide, and Parent shall be solely responsible for, (A) the assumptions underlying the pro forma adjustments to be made in the preparation of pro forma financial statements, (B) projections, risk factors or other forward-looking statements relating to any component of the Financing, (C) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, and (D) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, and (6) Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and their respective pre-Closing directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with the arrangement of the Financing, any information provided in connection therewith (other than arising from information provided by or on behalf of the Company or its Subsidiaries but including any violation of the Confidentiality Agreement) and any misuse of the logos or marks of the Company or its Subsidiaries, except in the event such liabilities, obligations or losses arose out of or result from the bad faith, gross negligence, willful misconduct or material breach of this Agreement of the Company, any of its Subsidiaries or any of their respective Affiliates and Representatives, and the Guaranty shall guaranty the obligations of Parent pursuant to this Section 6.12. Nothing in this Section 6.12 shall require any cooperation or other action by the Company to the extent that it would materially interfere with the business or operations of the Company or any of its Subsidiaries. Parent shall promptly reimburse the Company and its Subsidiaries for all reasonable, documented and invoiced costs incurred by the Company or its Subsidiaries in connection with such cooperation. Subject to Parent’s indemnification obligations under this Section 6.12, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Debt Financing, so long as such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Section 6.13 Tax Opinion and Tax Representation Letter. The Company shall use reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 7.2(d) and (ii) deliver to Jones Day and Parent, a tax representation letter, dated as of the Closing Date and signed by an officer of the Company, in form and substance as set forth in Exhibit B, with such changes as are reasonably determined by Jones Day to be necessary or appropriate, containing representations of the Company for purposes of rendering the opinion described in Section 7.2(d).

Section 6.14 Section 16 Matters. Prior to the Effective Time, the Company may, in its sole discretion, take steps to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16(b)-3 promulgated under the Exchange Act.

Section 6.15 Dividends. From and after the Signing Date and until the Effective Time, the Company shall not declare or make any dividend or distribution to its shareholders without the prior written consent of Parent, except that the written consent of Parent shall not be required for (i) dividends declared prior to the Signing Date and (ii) the declaration and payment of dividends or other distributions to the Company or any Subsidiary by any directly or indirectly wholly-owned Subsidiary. Parent shall assume the obligation to pay any dividend declared by the Company in accordance with this Section 6.15, but not paid by the Company prior to the Effective Time.

Section 6.16 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, all Transfer Taxes.

Section 6.17 Treatment of Certain Indebtedness.

(a) The Company shall use reasonable best efforts to obtain a duly executed pay-off letter from the agent under each of the Term Loan Credit Agreement and the Revolving Credit Facility Credit Agreement, in a customary form and substance reasonably satisfactory to Parent (the “Payoff Letters”) (a draft of which shall have been delivered by the Company to Parent at least five (5) Business Days prior to the Closing Date), (A) certifying that the aggregate amount required to be paid to fully satisfy all such Indebtedness under each of the Term Loan Credit Agreement and the Revolving Credit Facility Credit Agreement that will be outstanding as of the Closing, (B) certifying that all such Indebtedness shall have been fully paid upon the receipt by such agent of funds, and (C) authorizing the release and discharge in full of all Encumbrances and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations and all guarantees granted by the Company and its Subsidiaries.

(b) The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to promptly commence at Parent’s expense, after the receipt of a written request from Parent to do so, tender offers to purchase, and any related consent solicitations with respect to, the Existing Notes on such terms and conditions as specified by Parent (in its sole discretion) (collectively, the “Debt Offers”); provided that (i) the provisions of Section 6.17(e) and Section 6.17(f) shall have been satisfied, and shall continue to be satisfied, in all respects, (ii) Parent shall have provided the Company with drafts of the offer to purchase, related letter of transmittal and other related documents (collectively, the “Offer Documents”) and (iii) the closing of the Debt Offers shall be conditioned on the Closing and shall otherwise comply with all applicable Laws and SEC rules and regulations. The terms and conditions specified by Parent for the Debt Offers shall be only such terms and conditions as are customarily included in offers to purchase debt securities similar to the Existing Notes and in similar situations and shall otherwise be in compliance with all applicable Laws. Nothing in this Section 6.17 or in any other provision of this Agreement shall require the Company or any of its Affiliates to purchase, or accept for purchase, any Existing Notes tendered or otherwise submitted for payment prior to the Effective Time. Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, and shall use their respective reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by the Company in connection with the Debt Offers.

(c) Subject to Section 6.17(e)Section 6.17(e) and Section 6.17(f), after the receipt of a written request from Parent to do so, in lieu of or in addition to commencing a Debt Offer for the Existing Notes pursuant to

Section 6.17(b)Section 6.17(b), the Company shall to the extent permitted by the Notes Purchase Agreements use its reasonable best efforts to issue, at the Closing, a notice of optional prepayment (the “Prepayment Notice”) for all of the outstanding principal amount of the Existing Notes pursuant to the requisite provisions of the Notes Purchase Agreements (the “Debt Prepayment”) and to take actions reasonably requested by Parent that are reasonably necessary to consummate a Debt Prepayment (including, to the extent available, the deposit of cash or cash equivalents to such Person designated by the Parent, in an amount sufficient to prepay the Existing Notes pursuant to the Notes Purchase Agreements), pursuant to the applicable pricing provisions in the Notes Purchase Agreements, provided that in each case, Parent and Merger Sub shall, and shall use their respective reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by the Company in connection with the Debt Prepayment.

(d) In the event that the Company commences a Debt Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and, if required, shall use their reasonable best efforts to cause the noteholders under the Notes Purchase Agreements to) execute any amendments to the Notes Purchase Agreements, which shall implement the amendments described in the Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers); provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any amendments or other agreement that would become effective prior to the Closing. Concurrently with the Closing, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for, any Existing Notes that have been validly tendered pursuant to and in accordance with the Debt Offers and not properly withdrawn using funds provided by Parent.

(e) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Offers and Debt Prepayments, including the Offer Documents and the Prepayment Notice, as applicable. The Company shall, and shall use its reasonable best efforts to cause its Representatives to, provide cooperation reasonably requested by the Company in the preparation of any Offer Documents and Prepayment Notices. The Company shall, to the extent requested, keep Parent reasonably informed regarding the status, results and timing of the Debt Offers and Debt Prepayments. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Existing Notes in connection with any Debt Offers and Debt Prepayment shall be subject to the prior review of, and comment by, the Company and its legal counsel, and shall be reasonably acceptable to them. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Existing Notes. Notwithstanding anything to the contrary in this Section 6.17(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

(f) In connection with any Debt Offer and any Debt Prepayment, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its

Subsidiaries shall be a party or have any obligations under. Parent shall reimburse the Company and its Subsidiaries for all of their reasonable costs and expenses incurred in connection with any Debt Offers or any Debt Prepayment promptly following the incurrence thereof, including the reasonable, documented and invoiced fees and expenses of their counsel. Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and each of their respective Affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding, to the extent previously reimbursed, the costs and expenses referred to in the immediately preceding sentence) suffered or incurred by any such Person, or to which any such Person may become subject, that arise out of, or is in any way in connection with, the Debt Offers, Change or Control Offer, and Debt Prepayment, or any actions taken or not taken by the Company, or taken at the request of Parent, pursuant to this Section 6.17 or the transactions contemplated hereby, in each case other than arising from any information provided in writing specifically for use by or on behalf of the Company or any of its Subsidiaries, and to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, the Company or any of its subsidiaries or their respective affiliates, officers, directors, employees, accountants, agents or representatives.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger will be subject to the satisfaction or waiver at or before the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Shareholder Approval will have been obtained; and

(b) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any Governmental Entity (collectively, “Restraints”) will be in effect preventing the consummation of the Merger, except that a party may not assert that this condition has not been satisfied unless such party has used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, at or before the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company:

(i) as set forth in Section 3.2 (Authorization; Validity of Agreement; Company Action), Section 3.17 (Opinion of Financial Advisor), Section 3.18 (Brokers or Finders) Section 3.19 (State Takeover Statutes), Section 3.4 (Capitalization) and Section 3.6(b) (Absence of Certain Changes) will be true and correct in all respects (other than, in the case of Section 3.4, any such failure to be so true and correct that is de minimis in nature) as of the Signing Date and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be so true and correct as of such date or time);

(ii) set forth in Section 3.1 (Organization), Section 3.21 (OFAC) and Section 3.22 (Anti-Terrorism Laws) will be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the Signing Date and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct in all material respects as of such date or time); and

(iii) set forth in this Agreement, other than those representations and warranties specifically identified in Section 7.2(a)(i) and Section 7.2(a)(ii), will be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the Signing Date and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company will have in all material respects performed or complied with each of the covenants and agreements contained in this Agreement to be performed or complied with by it before or on the Closing Date.

(c) Officer’s Certificate. The Company will have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) REIT Opinion. Parent shall have received a written opinion of Jones Day, dated as of the Closing Date and in form and substance as set forth in Exhibit C and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, (i) since the commencement of its taxable year which began January 1, 2010 through its taxable year ending on the December 31, 2014, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) the Company’s organization and method of operation through the Effective Time and its proposed method of operation thereafter will permit the Company to meet, through the end of its taxable year that includes the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter described in Section 6.13 (including that the Company continue to be owned, organized and operated in a manner consistent with the requirements for qualification and taxation as a REIT after the Effective Time). The associated representations must be in form and substance reasonably satisfactory to Parent.

(e) Taxable REIT Subsidiary Elections. With respect to Associated Estates Management Company, Merit Enterprises, Inc. and MIG II Realty Advisors, Inc., Parent shall have received either (x) correct, complete and executed Taxable REIT Subsidiary elections for such entity in effect at all times since March 31, 2001 or (y) records from the IRS indicating to Parent’s satisfaction that such elections have been in effect at all times since March 31, 2001.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or before the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct in all respects as of the Signing Date and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or similar qualifier set forth therein) has not and would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub will have performed or complied in all material respects with each of the covenants and agreements contained in this Agreement to be performed or complied with by it before or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub will have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger, the other Transactions and the Financing to the extent required by this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time (notwithstanding any Shareholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before October 19, 2015 (“Outside Date”), except that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) will not be available to any party that has breached any provision of this Agreement, where such breach has resulted in the failure to consummate the Merger;

(ii) any Order that is final and nonappealable will have been issued or taken by a Governmental Entity restraining or otherwise prohibiting consummation of the Merger, except that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) will have used reasonable best efforts to prevent the entry of such Order to the extent required by and subject to Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) will have concluded without the Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares;

(c) by the Company before the receipt of the Shareholder Approval, in order to concurrently enter into a Company Acquisition Agreement with respect to a Company Superior Proposal, except that the Company shall have complied with Section 5.2 and shall have paid or shall concurrently pay the fees due under Section 8.2(b);

(d) by Parent before the Special Meeting, if the Company Board shall have made a Company Adverse Recommendation Change or Change of Recommendation;

(e) by the Company, if there shall have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) that is not cured within the earlier of (A) the Outside Date and (B) 15 days following written notice to Parent, except that (x) the Company will have given Parent written notice, delivered at least 15 days before such termination (or promptly, if such notice is given within 15 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and (y) the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(f) by Parent, if there will have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) that is not cured within the earlier of (A) the Outside Date and (B) 15 days following written notice to the Company, except that Parent will have given the Company written notice, delivered at least 15 days before such termination

(or promptly, if such notice is given within 15 days of the Outside Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f), except that Parent will not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(g) by the Company by giving written notice to Parent if (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than conditions that are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company is prepared to consummate the Closing, and (iii) Parent fails to consummate the Closing when the Closing should have occurred pursuant to Section 1.2.

A terminating party will provide written notice of termination to the other parties specifying the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement will become void and of no effect with no liability on the part of any party hereto (or any shareholder, director, officer, employee or Representative of such party or any Financing Sources Related Party) to the other party hereto, except that the provisions of Section 6.6, the indemnification and reimbursement obligations of Section 6.12, this Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement will survive such termination, except that no party hereto or the Guarantors will be relieved or released from liability for damages arising out of, any (i) knowing material breach of any of its representations and warranties contained in this Agreement or (ii) deliberate material breach of any of its covenants contained in this Agreement. No party hereto claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 8.2(a), (A) a “knowing” breach of a representation and warranty will be deemed to have occurred only if the Company or Parent or Merger Sub had actual Knowledge of such breach as of the Signing Date and (B) a “deliberate” breach of any covenant or agreement will be deemed to have occurred only if the other party hereto took or failed to take action with actual Knowledge that the action so taken or omitted to be taken would, or would be reasonably expected to, cause a breach of this Agreement (it being understood that the failure of the Company or Parent to consummate the Transactions when required under the terms of this Agreement will constitute a deliberate material breach) and the aggrieved party hereto will be entitled to all rights and remedies available at law or in equity, including in the case of a breach by Parent or Merger Sub, liability to the Company for damages, determined taking into account all relevant factors, including the loss of the benefit of the Merger to the Company and the lost shareholder premium. The individuals specified in the definition of “Knowledge” (1) have read this Agreement, including the representations, warranties and covenants contained in this Agreement, (2) have reviewed with counsel the representations, warranties and covenants contained in this Agreement, and (3) for purposes of this Section 8.2(a), will be deemed to understand the meanings of the representations, warranties and covenants contained in this Agreement.

(b) If this Agreement is terminated (i) by Parent pursuant to the provisions of Section 8.1(d), (ii) by the Company pursuant to the provisions of Section 8.1(c) or (iii) by either the Company or by Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and (A) before such termination a Company Takeover Proposal is received by the Company or becomes publicly known, and (B) at any time on or before the 12-month anniversary of such termination, the Company or any of its Subsidiaries enters into or consummates a transaction with respect to any Company Takeover Proposal or any Company Takeover Proposals are consummated (except that solely for purposes of this Section 8.2(b)(iii)(B), the term “Company Takeover Proposal” will have the meaning set forth in the definition of Company Takeover Proposal except that all references to 20% will be deemed references to 50%) the Company will pay Parent the Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds (x) in the case of clause (i) of this Section 8.2(b), within two Business Days after such termination, (y) in the case of clause (ii) of this Section 8.2(b), before or concurrently with, and as a condition to, such termination, and (z) in the case of clause (iii) of this Section 8.2(b), upon the earlier of entering into such definitive agreement with respect to a Company Takeover Proposal or consummation of the transactions contemplated by a Company Takeover Proposal. If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii), then the Company shall promptly (but in no event more than two Business Days following such termination) reimburse Parent for transaction expenses in the amount of $20,000,000 (“Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, that if the Company becomes obligated to pay the Termination Fee pursuant to a termination under Section 8.1 (b)(iii), the Termination Fee shall be reduced to the extent of any Expenses actually paid to Parent. “Termination Fee” means a cash amount equal to $60,000,000. Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee will constitute liquidated damages, and from and after such termination as described in this Section 8.2(b), the Company will have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under Section 8.2(a), this Section 8.2(b) and Section 8.2(c). Notwithstanding anything in this Agreement to the contrary, under no circumstances, (other than as provided in Section 8.2(a)) will Parent be entitled to monetary damages for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated in excess of the Termination Fee together with any amounts due pursuant to Section 8.2(c) (it being understood that in the case of liability as provided in Section 8.2(a), any prior payment of the Termination Fee shall be taken into account when determining any remedies). In no event will Parent be entitled to the Termination Fee on more than one occasion.

(c) The Company and Parent acknowledge that the agreements contained in Section 8.2(b) are integral parts of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Parent or Merger Sub commences a claim, action, suit or other proceeding that results in a judgment against the Company, the Company will pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers. Subject to applicable Law and the rules and regulations of the NYSE and NASDAQ, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time before the Closing Date, whether before or after adoption of this Agreement by the shareholders of the Company and Merger Sub, except that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made that by law or in accordance with the rules and regulations of NYSE or NASDAQ requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, provided that, notwithstanding anything in this Agreement to the contrary, this Section 9.1, Section 9.6, Section 9.8(b), Section 9.11 and Section 9.12 may not be amended or modified in whole or in part in a manner that adversely affects any Financing Sources Related Party without the written consent of the Financing Sources. At any time before the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained in this Agreement or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement will survive after the Effective Time. This Section 9.2 will not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses (including all legal, accounting, broker, finder or investment-banker fees) incurred in connection with this Agreement, the Transactions and the Financing are to be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided in this Agreement will be in writing and sent by electronic mail or by nationally recognized overnight courier service and will be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 before 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, or (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above). The address for such notices and communications will be as follows:

(a)		if to Parent or Merger Sub, to:

Brookfield Property Group
Brookfield Place
250 Vesey Street
New York, NY 10281
	Email:	Brian.kingston@brookfield.com;
Murray.goldfarb@brookfield.com
Attention: Brian Kingston and Murray Goldfarb
with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Email: nwhoriskey@cgsh.com
Attention: Neil Q. Whoriskey

(b)		if to the Company, to:

Associated Estates Realty Corporation
1 AEC Parkway
Richmond Heights, Ohio 44202
Email: sirwin@associatedestates.com
Attention: General Counsel

with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Email: jpdougherty@jonesday.com
Attention: James P. Dougherty, Esq.

Each party consents to service in accordance with this Section 9.4 of any process, summons, notice or document that may be served in any proceeding in the state and federal courts located in Cleveland, Ohio (or the appellate courts thereof).

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties by physical or electronic transmission.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Letter), the Guaranty, the Equity Commitment Letter and Sections 1, 2 (other than Section 2.4) and 6 of the Confidentiality Agreement (except to the extent inconsistent with the terms of this Agreement) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7 (which provisions may be enforced directly by Indemnified Parties), and Section 9.1, this Section 9.6, Section 9.8(b), Section 9.11 and Section 9.12 (which provisions may be enforced directly by the Financing Sources) is not intended to and will not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time will have occurred). The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Accordingly, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Signing Date or as of any other date.

Section 9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and the parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8 Governing Law.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, the Transactions or the Financing, will be governed by, and construed in accordance with, the Laws of the State of Ohio and the mandatory provisions of the DGCL, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties (i) agrees that it will not bring, permit any of its Affiliates to bring or support any Person in any action, suit or proceeding of any kind or description, whether in law, equity, contract, tort or otherwise, involving any of the Financing Sources in any way relating to this Agreement, any of the Transactions or the Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) involving any of the Financing Sources in any way relating to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, will be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law, equity, contract, tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby. The Financing Sources Related Parties are intended third-party beneficiaries of this Section 9.8(b).

(c) Subject to Section 9.8(b), any action, suit or proceeding based upon, arising out of or related to this Agreement, the Transactions or the Financing will be brought in the state and federal courts located in the Borough of Manhattan within the City of New York (or the appellate courts thereof), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding will be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement, the Transactions or the Financing in any other court. Nothing in this Agreement contained will be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.8(c).

Section 9.9 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations in this Agreement may be assigned or delegated (a) by Parent without the prior written consent of the Company or (b) by the Company without the prior written consent of Parent. Notwithstanding the foregoing, after the Closing, Parent may assign all of its rights to payment under this Agreement for collateral security purposes to any lender providing financing to Parent pursuant to the Debt Commitment Letter, but no such assignment will relieve Parent or Merger Sub of any liability or obligation under this Agreement.

Section 9.10 Specific Performance; Limitation of Liability.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them in this Agreement to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, before the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) will not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the Transactions such that without that right none of the Company, Parent or Merger Sub would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10(a) will not be required to provide any bond or other security in connection with any such injunction and any party against whom such injunction is entered expressly waives any bond or security in connection therewith.

(b) [Reserved].

(c) For the avoidance of doubt, the Company may pursue both a grant of specific performance to the extent permitted by this Section 9.10 and the payment of damages as contemplated by Section 8.2(a), but shall not be entitled or permitted to receive an award of damages if specific performance is awarded and consummation of the Merger occurs and shall not be entitled or permitted to receive an award of specific performance if damages are awarded.

(d) Notwithstanding any provision of this Agreement to the contrary, in no event shall the parties be liable hereunder for any consequential, incidental, indirect, exemplary, special or punitive damages (other than consequential damages that were reasonably foreseeable at the Signing Date).

Section 9.11 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto (and the Guarantors in accordance with the Guaranty and the Equity Commitment Letter) and then only with respect to the specific obligations set forth in this Agreement with respect to such party or, with respect to the Guarantors, set forth in the Guaranty or the Equity Commitment Letter, except that nothing in this Agreement will limit the rights and remedies of the Company and its Affiliates under the Confidentiality Agreement. Without limiting the Company’s rights and remedies under the Confidentiality Agreement, except for the Guarantors in accordance with the Guaranty and the Equity Commitment Letter (and then only to the extent of the specific obligations undertaken by the Guarantors set forth in the Guaranty or the Equity Commitment Letter), (x) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, representative or Affiliate of any named party to this Agreement and (y) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, representative or Affiliate of any of the foregoing, and (z) no other Financing Sources Related Party will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of or related to this Agreement or the Transactions. In no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement or the Debt Financing against, make any claims for breach of this Agreement or the Debt Financing against, assert any other right or claim against or seek to recover monetary damages from, or otherwise sue, any Financing Sources Related Party. The Financing Sources Related Parties are intended third-party beneficiaries of this Section 9.11.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO (OR THE PROVIDERS OF THE FINANCING CONTEMPLATED IN THE COMMITMENT LETTERS, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
Agreement	Preamble
Alternative Financing	6.11
Annual Meeting	3.2(c)
Antitrust Laws	6.3(d)
Articles of Incorporation	1.5(a)
Bonus Amounts	6.9(c)
Book-Entry Shares	2.1(a)
Certificate of Merger	1.3
Certificates	2.1(a)
Change of Recommendation	5.2(e)
Closing Date	1.2
Closing	1.2
Code of Regulations	1.5(b)
Commitment Letters	4.6(b)
Company Acquisition Agreement	5.2(d)
Company Adverse Recommendation Change	5.2(d)
Company Board	3.2(a)
Company Class A Preferred Shares	3.4(a)
Company Class B Preferred Shares	3.4(a)
Company Common Shares	3.4(a)
Company Disclosure Letter	Article III Preamble
Company Financial Statements	3.5(a)
Company Noncumulative Preferred Shares	3.4(a)
Company Non-Union Employees	6.9(a)
Company Permits	3.8
Company Plan	3.12(a)
Company Preferred Shares	3.4(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Company Title Insurance Policy	3.13(h)
Company	Preamble
Confidentiality Agreement	3.24
Covered Employees	3.12(a)
Current Premium	6.7(c)
Data Room	3.24
Debt Commitment Letter	4.6(b)
Debt Documents	6.11
Debt Financing	4.6(b)
Debt Offers	6.17(b)
Deferred Compensation Plans	2.3(d)
Deferred Share Unit	2.3(d)
DGCL	1.1
Dissenting Shares	2.4(a)
Effective Time	1.3

Defined Term	Section
Equity Commitment Letter	4.6(b)
Equity Financing	4.6(b)
ERISA	3.12(a)
Exchange Act	3.3(b)
Existing Capital Budget	5.1(viii)
Existing Operating Budget	5.1(viii)
Expenses	8.2(b)
Financial Advisor	3.17
Financing Purposes	4.6(b)
Financing Sources	4.6(b)
Financing	4.6(b)
Foreign Antitrust Laws	3.3(b)
GAAP	3.5(a)
General Enforceability Exceptions	3.2(a)
Governmental Entity	3.3(b)
Guarantors	Recitals
Guaranty	Recitals
HSR Act	3.3(b)
Material Contract	3.9(a)
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger	1.1
NASDAQ	3.3(b)
New Plans	6.9(b)
NYSE	3.3(b)
Offer Documents	6.17(b)
OGCL	1.1
Old Plans	6.9(b)
Option Cash Payment	2.3(a)
Option	2.3(a)
Outside Date	8.1(b)(i)
Parent	Preamble
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Payoff Letters	6.17
Performance Restricted Share	2.3(b)
Pre-closing Period	5.1
Proxy Statement	3.10
Record Date	6.2(b)
Representatives	5.2(a)
Restraints	7.1(c)
Restricted Share	2.3(c)
Revolving Credit Facility	5.1(vii)
Rights	3.4(a)
Securities Act	3.5(a)
Shareholder Approval	3.2(b)
Shares	Recitals
Signing Date	Preamble
SOX	3.5(c)
Special Meeting	6.2(b)
Surviving Corporation	1.1
Termination Fee	8.2(b)
Transfer Taxes	6.17

Section 10.2 Certain Terms Defined. Each of the following terms has the meaning set forth below for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains customary confidentiality and standstill provisions, in each case, not less favorable to the Company than those set forth in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to restrict the submission of a Company Takeover Proposal to the Company Board on a confidential basis.

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock Awards” means outstanding Options, Performance Restricted Shares and Restricted Shares granted under the Company Stock Plans and Deferred Share Units deferred under the Deferred Compensation Plan.

“Company Stock Plans” means the Company’s 2001 Equity-Based Award Plan, 2008 Equity-Based Award Plan and 2011 Equity-Based Award Plan, in each case as amended from time to time.

“Company Superior Proposal” means a Company Takeover Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 90% of the voting power of the Company Common Shares or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash, securities or both, (ii) that is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and (iii) that the Company Board determines in good faith, after consultation with legal counsel and its financial advisors (taking into account any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is more favorable from a financial point of view to the shareholders of the Company than the consideration to be received by the shareholders of the Company in the Merger.

“Company Takeover Proposal” means (i) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, exchange offer, tender offer, binding share exchange, joint venture, dissolution or other similar transaction involving the Company, (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Company Common Shares, or (iii) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its Subsidiaries representing more than 20% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

“Compliant” shall mean with respect to the Required Financial Information, that (a) such Required Financial Information, when taken as a whole (including any supplements and updated provided from time to time), does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in such Required Financial Information, in light of the circumstances under which they were made, not materially misleading and (b) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial information contained in the Required Financial Information.

“Contract” means any agreement, lease, sublease, license, contract, note, bond, mortgage, indenture, deed of trust, franchise, concession, arrangement, obligation or other legally binding arrangement (whether written or oral).

“Encumbrance” means any security interest, pledge, mortgage, deed of trust, lien, charge, hypothecation, lease, infringement, encroachment, restriction, right of first refusal, right of first offer, transfer restriction, any other adverse right or interest, or option to purchase or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to pollution, the protection or cleanup of the environment, including the ambient air, soil, surface water or groundwater, natural resources, the management, generation, labeling, use, treatment, storage, transportation, handling, disposal or release of Materials of Environmental Concern or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all Company Permits, registrations and other authorizations required under applicable Environmental Laws.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of section 414 of the Code.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Notes” means the Company’s outstanding notes issued under the Notes Purchase Agreements.

“Financing Failure Event” shall mean any event or circumstance that would reasonably be expected to make all or any portion of the Debt Financing unavailable on the terms and conditions in the Debt Commitment Letter (including, as necessary, any “flex” provisions contained in the Debt Commitment Letter or any related fee letter) and, in the case of a portion of the Debt Financing, such portion is reasonably required to fund the transactions contemplated by this Agreement.

“Financing Sources Related Party” means the Financing Sources, and any of their respective former, current and future Affiliates, and any stockholders, partners, members, officers, directors, managers, incorporators, employees, attorneys, advisers, agents or other Representatives of the foregoing and successors or assigns of any of the foregoing.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such Person capitalized on the books and records of such Person in accordance with GAAP, (E) all Indebtedness of others secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

“Indemnified Party” means each current and former director or officer of the Company or any of its Subsidiaries and each such person who serves or served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together with such person’s heirs, executors or administrators.

“Intellectual Property Rights” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) uniform resource locators, web site addresses, Internet domain names and registrations therefor, (vii) moral and economic rights of authors and inventors, and (viii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Parent, the actual knowledge (after due inquiry or investigation) of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge (after due inquiry or investigation) of Jeffrey Friedman, Lou Fatica, Jason Friedman, Scott Irwin, John Shannon, Dan Gold, Jeremy Goldberg and Swarup Katuri.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Leased Real Property” means all material real property leased or subleased (including ground leased) or otherwise occupied, in whole or in part, (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company, as set forth in Section 10.2(a) of the Company Disclosure Letter which states (i) the common name and complete address of each such property, and (ii) all leases, amendments, extensions, renewals, and guaranties related thereto in effect as of the Signing Date.

“Marketing Period” shall mean the first period of twenty (20) consecutive Business Days after the date hereof (a) commencing with the latest of (i) the date on which the Company mails the proxy statement to its stockholders, (ii) July 1, 2015 and (iii) on the first (1st) Business Day on which Parent shall have received the Required Financial Information and such Required Financial Information is Compliant and (b) throughout which (x) such Required Financial Information is Compliant and (y) the Company has continued to promptly deliver to the Parent the Required Financial Information pursuant to the terms hereof and updates and supplements to such Required Financial Information as necessary to maintain the accuracy and completeness thereof in all material respects; provided, that (A) the Marketing Period shall not include July 3, 2015 through and including July 6, 2015 (provided that the exclusion of any such dates shall not otherwise affect the running of such twenty (20) consecutive Business Day period); (B) that the Marketing Period must not include any day from and including August 22, 2015 through and including September 7, 2015.

Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive Business Day period, (x) the Company (or any Affiliate thereof) has determined that a restatement of any financial information included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and the requirements in clause (a) above would be satisfied on the first (1st) day of, clause (c) above would be satisfied throughout, and clauses (a) and (b) above would be satisfied on the last day of, such new twenty (20) consecutive Business Day period or (y) the Required Financial Information would not be Compliant at any time during such twenty (20) consecutive Business Day period, in which case a new twenty (20) consecutive Business Day period shall commence upon the delivery by the Company to the Parent of updated Required Financial Information that would be Compliant, and the requirements in clause (a) above would be satisfied on the first (1st) day of, clause (b) above would be satisfied throughout and clauses (a) and (b) above would be satisfied on the last day of, such new twenty (20) consecutive Business Day period.

Notwithstanding the provisions of this paragraph, the Marketing Period shall end on any earlier date on which the Debt Financing is consummated or in which the Marketing Period is satisfied under the terms of the Debt Commitment Letter. If at any time the Company shall in good faith believe that it has provided the Required Financial Information, it may deliver to Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement in the foregoing clause (a) will be deemed to have been satisfied as of the date of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered); provided, that the parties hereto understand and agree that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information has in fact been delivered.

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences, has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent attributable to (A) any changes in general United States or global economic conditions, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (C) any decline in the market price of the Company Common Shares (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to have, a Material Adverse Effect), (D) regulatory, legislative or political conditions or securities, credit, financial or other capital-markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement, pendency or consummation of the Merger or any of the Transactions or the Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and any litigation arising from allegations of any breach of fiduciary duty relating to this Agreement or the Transactions (provided that the exception in this clause (F) does not apply for purposes of any representation set forth in Article III that addresses the consequences of the execution, delivery or public announcement or pendency or consummation of this Agreement), (G) any change in applicable Law or GAAP (or authoritative interpretations thereof), except to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (H) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Signing Date, except to the extent such conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate or (I) any hurricane, tornado, flood, earthquake or other natural disaster (except to the extent of any damage caused by a hurricane, tornado, flood, earthquake or other natural disaster that is not fully compensated by insurance proceeds).

“Materials of Environmental Concern” means (a) any pollutant, contaminant, chemical or hazardous, acutely hazardous or toxic substance or waste, in each case, as defined or regulated under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal

Resource Conservation and Recovery Act and (b) petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radon, lead-based paint, radioactive materials and polychlorinated biphenyls.

“Notes Purchase Agreements” means (i) Note Purchase Agreement, dated January 22, 2013, by and between Associated Estates Realty Corporation and the purchasers of the Notes party thereto (including the forms of 4.02% Senior Notes, Series A, due January 22, 2021 and 4.45% Senior Notes, Series B, due January 22, 2023) and (ii) Note Purchase Agreement, dated October 21, 2013, by and between Associated Estates Realty Corporation and the purchasers of the Notes party thereto (including the forms of 4.29% Senior Notes, Series A, due October 21, 2020 and 4.94% Senior Notes, Series B, due January 8, 2024), collectively.

“Order” means any order, writ, decision, judgment, ruling, injunction, assessment, award or decree of any Governmental Entity.

“Owned Real Property” means all real property owned by the Company or any Subsidiary of the Company, as set forth in Section 10.2(b) of the Company Disclosure Letter which lists the common name and the complete address of each such property.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)).

“Permitted Encumbrances” means (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that may be paid thereafter without penalty or that are being contested in good faith by appropriate proceedings and for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business and which could not reasonably be expected to result in forfeiture of the involved property, (iii) pledges or deposits arisen in the ordinary course of business to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business or operation of law and that relate to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (v) Encumbrances that relate to zoning, entitlement and other land-use and environmental Laws that are not violated (not including violations due solely to a property being legal non-conforming) by any current use, occupancy or activity conducted by the Company, and which are imposed by any Governmental Entity, (vi) customary title defects, survey exceptions, easements, reciprocal easement agreements, (vii) utility easements for electricity, gas, water, sanitary sewer, surface-water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) as to any Leased Real Property, any Encumbrance affecting any interest of the lessor thereof, and (viii) any matters disclosed in written reports delivered or made available to Parent in the Data Room by the Company before the Signing Date; provided, however, that none of the foregoing, individually or in the aggregate, would reasonably be expected to materially adversely affect the use or value of the property to which they relate.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“REIT” means real estate investment trust, within the meaning of Sections 856 through 860 of the Code.

“Required Financial Information” shall have the meaning given to it in Section 6.12.

“Revolving Credit Facility Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 12, 2012, by and among Associated Estates Realty Corporation, PNC Bank, National Association and other entities who are parties thereto, as amended.

“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement and (ii) any sanctions or requirements imposed under similar laws or regulations enacted by the European Union or the United Kingdom that apply to the Company or its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any Person, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or a managing member (excluding such partnerships and limited liability companies where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership or limited liability company) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person, one or more of such party’s Subsidiaries or such party and one or more of its Subsidiaries. For the avoidance of doubt, AERC 8th and Harrison, LLC, AERC Bethesda JV, LLC, and AERC Legendary JV, LLC are each a Subsidiary of the Company.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Protection Agreements” means any agreement to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular owner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner, in each case for Tax reasons.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

“Term Loan Credit Agreement” means the Amended and Restated Term Loan Agreement, dated as of July 25, 2014, by and among Associated Estates Realty Corporation and PNC Bank, National Association and other entities who are parties thereto.

“Term Loan Credit Facility” means the Company’s outstanding term loan issued under the Term Loan Credit Agreement.

“Transactions” means the Merger and the other transactions contemplated by this Agreement, other than the Financing.

Section 10.3 Other Definitional and Interpretative Provisions. The following provisions will be applied wherever appropriate in this Agreement: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (ii) all definitions set forth in this Agreement will be deemed applicable whether the words defined are used in this Agreement in the singular or the plural; (iii) wherever used in this Agreement, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (iv) all accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP; (v) this Agreement will be deemed to have been drafted by the parties and this Agreement will not be construed against any party as the principal draftsperson hereof; (vi) any references in this Agreement to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified; (vii) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions will, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions; (viii) the Company Disclosure Letter is incorporated in this Agreement by reference and will be considered part of this Agreement; (ix) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof; (x) unless otherwise expressly provided, wherever the consent of any Person is required or permitted in this Agreement, such consent may be withheld in such Person’s sole and absolute discretion; (xi) “including” means “including, without limitation”; (xii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (xiii) reference to “dollars” or “$” will be deemed reference to the lawful money of the United States of America. Any capitalized terms used in any Exhibit or in the Company Disclosure Letter but not otherwise defined therein, will have the meaning as defined in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the entirety of this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.4 Tax Objectives. Notwithstanding anything in this Agreement including Section 9.1 hereof, in the event that Parent notifies the Company at any time that it wishes to amend the terms of this Agreement in order to achieve its tax planning objectives, including the objective of causing the Merger to be treated as an asset sale for tax purposes, the Company shall promptly execute any reasonable amendments proposed by Parent to achieve such objectives, if such amendments do not (a) cause the Company to incur costs (other than legal expenses) that will not be reimbursed by Parent, (b) materially delay the Closing, (c) reduce the Merger Consideration, (d) introduce additional conditions to the Closing in Article VII (provided that the amendments may amend certain conditions in Article VII to reflect any revised tax structure), (e) introduce additional representations, warranties or covenants except as required in order to effect Parent’s tax objectives or (f) become effective prior to the Business Day immediately preceding the Closing.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the Signing Date.

BSREP II Aries Pooling LLC, a Delaware limited liability company

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

BSREP II Aries DE Merger Sub Inc., a Delaware corporation

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

Associated Estates Realty Corporation, an Ohio corporation

By:	/s/ Jeffrey Friedman
Name: Jeffrey Friedman
Title: Chairman, President & Chief Executive Officer

EXHIBIT [A]

CODE OF REGULATIONS

OF

ASSOCIATED ESTATES REALTY CORPORATION

Adopted:

ARTICLE I

Meetings of Shareholders

Section 1. Annual Meeting. The annual meeting of shareholders for the election of directors, the consideration of reports to be laid before the meeting, and the transaction of such other business as may properly be brought before the meeting shall be held on the date and at the time designated by the directors or by the other person or persons calling the meeting or, in the absence of such designation, at 10:00 o’clock a.m. on the first Monday of the third month following the close of the Corporation’s fiscal year.

Section 2. Special Meetings. Special meetings of shareholders may be called by the Chairman of the Board, if any, by the President (or, in the case of the President’s absence, death or disability, the Vice President authorized to exercise the authority of the President, if any), by the directors acting at a meeting, by a majority of the directors acting without a meeting, or by the holders of at least 25% of all shares outstanding and entitled to vote at the meeting.

Section 3. Place of Meetings. Meetings of shareholders shall be held at the principal office of the Corporation unless, with respect to meetings called by the directors, the directors determine that the meeting shall be held at some other place within or without the State of Ohio and cause such place to be specified in the notice of the meeting. The directors may authorize that the meeting shall not be held at any physical place, but instead be held solely by means of communications equipment.

Section 4. Notice of Meeting; Adjournment; Waiver of Notice. (a) A written notice of each annual or special meeting of shareholders, stating the time, place, if any, and purposes of the meeting, and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment shall be given by or at the direction of the President or the Secretary or any other person required or permitted to give the notice, not less than seven nor more than sixty (60) days before the meeting by personal delivery or mail, overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given, to every shareholder who is entitled to notice of the meeting and who is a shareholder of record as of the day preceding the date on which notice is given (or as of such other record date as may be fixed by the directors). If mailed or sent by overnight delivery service, the notice shall be sent to the shareholder at the shareholder’s address as it appears on the records of the Corporation. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions.

(b) Upon request in writing delivered either in person or by registered or certified mail to the President or the Secretary by any person or persons entitled to call a meeting of shareholders, that officer receiving the request shall forthwith cause notice of a meeting to be held on a date not less than seven nor more than sixty (60) days after the receipt of the request, the officer may fix, to be given to each shareholder who is entitled to receive notice. If the notice is not given within fifteen (15) days after the delivery or mailing of the request, the persons calling the meeting may fix the time of meeting and give notice of the time of the meeting as provided in Section 4(a), or cause the notice to be given by any designated representative.

(c) Notice of the time, place, if any, and purposes of any meeting of shareholders, whether required by law, the Articles of Incorporation, or these Regulations, may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of the meeting. The attendance of any shareholder at any meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by the shareholder of notice of the meeting. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a person described in this section and that contains a waiver by that person is a writing for the purposes of this section.

Section 5. Quorum; Adjournment; Action by Shareholders. (a) The holders of a majority of the voting shares of the Corporation, present in person, by proxy, or by the use of communications equipment, shall constitute a quorum for all purposes, but no action required to be authorized or taken by the holders of a designated proportion of the shares of any class or of each class may be authorized or taken by a lesser proportion.

(b) The holders of a majority of the voting shares present at a meeting in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present. Notice of adjournment of a meeting need not be given if the time and place, if any, to which it is adjourned and the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment are fixed and announced at the meeting.

(c) At any meeting at which a quorum is present, all matters that come before the meeting shall be determined by the vote of the holders of a majority of the voting shares present at the meeting in person, by proxy, or by the use of communications equipment, except when a different proportion is required by law, by the Articles of Incorporation, or by these Regulations.

Section 6. Participation in Meetings by Communications Equipment. If authorized by the directors, shareholders and proxyholders may participate in a meeting of the shareholders by means of any communications equipment that enables shareholders or proxyholders an opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting and to speak or otherwise participate in the proceedings contemporaneously with those physically present. Any shareholder using communications equipment will be deemed present in person at the meeting whether the meeting is to be held at a designated place or solely by means of communications equipment.

Section 7. Action Without a Meeting. Except as otherwise provided in Article VIII of these Regulations, any action that may be authorized or taken at a meeting of shareholders of the Corporation may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, which writing or writings shall be filed with or entered upon the records of the Corporation. A telegram, cablegram, electronic mail or other transmission capable of authentication that appears to have been sent by a person described in this section and that contains an affirmative vote or approval of that person is a signed writing for the purposes of this section. The date on which that telegram, cablegram, electronic mail, or electronic or other transmission is sent is the date on which the writing is signed.

Section 8. Proxies. (a) A person who is entitled to attend a meeting of the shareholders, to vote at a meeting of the shareholders, or to execute consents, waivers, or releases, may be represented at such meeting or may vote at such meeting, and may execute consents, waivers, and releases, and exercise any of the person’s other rights, by proxy or proxies appointed by a writing signed by the person or appointed by a verifiable communication authorized by the person. Any transmission that creates a record capable of authentication, including, but not limited to, a telegram, a cablegram, electronic mail, or an electronic, telephonic, or other transmission, that appears to have been transmitted by the person, and that appoints a proxy is a sufficient verifiable communication to appoint a proxy. A photographic, photostatic, facsimile transmission, or equivalent reproduction of a writing that is signed by the person and that appoints a proxy is a sufficient writing to appoint a proxy. No appointment of a proxy shall be valid after the expiration of eleven (11) months after it is made unless the writing specifies the date on which it is to expire or the length of time it is to continue in force.

(b) Every appointment of a proxy shall be revocable unless (except to the extent otherwise provided by law) such appointment is coupled with an interest. Without affecting any vote previously taken, the person appointing a proxy may revoke a revocable appointment by a later appointment received by the Corporation or by giving notice of revocation to the Corporation in writing or in open meeting. The presence at a meeting of the person appointing a proxy does not revoke the appointment.

ARTICLE II

Directors

Section 1. Number of Directors. Until changed in accordance with the provisions of this section, there shall be one (1) director of the Corporation. The number of directors of the Corporation may be fixed: (i) at any meeting of shareholders called for the purpose of electing directors, at which a quorum is present, by the affirmative vote of the holders of a majority of the voting shares of the Corporation present in person or by proxy at the meeting, or (ii) at any meeting of directors at which a quorum is present, by the affirmative vote of a majority of the directors present; provided, however, that in no event shall the number of directors be less than three or, if all of the outstanding shares of the Corporation are owned of record by one or two shareholders, less than the number of shareholders. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director.

Section 2. Election and Term of Office; Resignations. Only persons nominated at a meeting of shareholders at which directors are to be elected are eligible for election as directors. At all elections of directors, the candidates receiving the greatest number of votes shall be elected. Each director shall hold office until the annual meeting of shareholders next succeeding the director’s election and until the director’s successor is elected, or until the earlier resignation, removal from office or death of the director. Any director may resign at any time by oral statement to that effect made at a meeting of the directors or by a writing to that effect delivered to the Secretary. A director’s resignation will take effect immediately or at such other time as the director may specify.

Section 3. Removal from Office. The directors may remove any director and thereby create a vacancy if by order of court the director has been found to be of unsound mind, if the director is adjudicated bankrupt, or if within sixty (60) days from the date of the election of a director the director does not qualify by accepting in writing the election or by acting at a meeting of the directors. Additionally, all the directors or any individual director may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power of the Corporation entitling them to elect directors in place of those to be removed, except that, unless all the directors are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against the removal of the director that, if cumulatively voted at an election of all directors, would be sufficient to elect at least one director. If a director is removed by the vote of the shareholders, a new director may be elected at the same meeting for the unexpired term.

Section 4. Vacancies. The office of a director becomes vacant if the director dies or resigns, or if the director is removed and a director is not elected to fill the unexpired term. A vacancy also exists if the directors increase the authorized number of directors, or if the shareholders increase the authorized number of directors but fail at the meeting at which such increase is authorized, or an adjournment of that meeting, to elect the additional directors for which provision is made, or if the shareholders fail at any time to elect the whole authorized number of directors. The remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy for the unexpired term.

ARTICLE III

Authority, Meetings, and Committees of the Directors

Section 1. Authority of Directors. Except where the law, the Articles of Incorporation, or these Regulations require action to be authorized or taken by shareholders, all of the authority of the Corporation shall be exercised by or under the direction of the directors.

Section 2. Meetings of the Directors. (a) An organizational meeting of the directors shall be held immediately following the adjournment of each annual meeting of the shareholders of the Corporation, and notice of the organizational meeting of the directors need not be given unless the meeting will not be held at the same location as the annual meeting of shareholders.

(b) The directors may provide, by by-law or resolution, for other meetings of the directors. Special meetings of the directors also may be held at any time upon call of the Chairman of the Board, if any, by the President, or by any two (2) directors.

(c) All other meetings of the directors shall be held at the principal office of the Corporation unless the directors determine that a meeting shall be held at some other place within or without the State of Ohio and cause the notice thereof to so state.

(d) Except as otherwise provided in these Regulations, notice of the place, if any, and time of each meeting of the directors shall be given to each director, either by personal delivery or by mail, telegram, cablegram, overnight delivery service, or any other means of communication authorized by the director, or any means authorized by statute, at least two (2) days prior to the date of such meeting. The notice need not specify the purposes of the meeting and, unless otherwise specified in the notice, any business may be transacted at any meeting of directors. Notice of a meeting of the directors may be waived in writing, either before or after the holding of the meeting, by any director, which writing shall be filed with or entered upon the records of the meeting. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by the director and that contains a waiver by the director is a writing for the purposes of this section. The attendance of any director at any meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by the director of notice of the meeting.

Section 3. Quorum; Adjournment; Action by Directors. A majority of the whole authorized number of directors shall constitute a quorum for the transaction of business, except that a majority of the directors then in office shall constitute a quorum for filling a vacancy among the directors. Whether or not a quorum is present, a majority of the directors present may adjourn the meeting from time to time. Notice of adjournment of a meeting of directors need not be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting. The act of a majority of directors present at a meeting at which a quorum is present shall be the act of the board, unless the act of a greater number is required by law, the Articles of Incorporation, or these Regulations.

Section 4. Action Without a Meeting. Any action that may be authorized or taken at a meeting of the directors may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the directors, which writing or writings shall be filed with or entered upon the records of the Corporation. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a director and that contains an affirmative vote or approval of that person is a signed writing for the purposes of this section. The date on which that telegram, cablegram, electronic mail, or electronic or other transmission is sent is the date on which the writing is signed.

Section 5. Action by Communications Equipment. Directors may participate in a meeting of the directors (or any committee of directors) by means of any communications equipment if all persons participating can hear each other, and such participation shall constitute presence at the meeting.

Section 6. By-Laws. The directors may adopt by-laws for their own government that are, and to the extent, not inconsistent with law, the Articles of Incorporation, or these Regulations.

Section 7. Committees of the Directors. (a) The directors may create one or more committees of directors, each of which shall consist of at least one director, and may authorize the delegation to any such committee of any of the authority of the directors, however conferred, other than the authority of filling vacancies among the directors or in any committee of the directors. In creating any committee of the directors, the directors shall specify a designation by which it shall be known and shall fix its powers and authority.

(b) The directors may appoint one or more directors as alternate members of any committee of the directors, who may take the place of any absent member or members at any meeting of the particular committee.

(c) Each committee of the directors shall serve at the pleasure of the directors, shall act only in the intervals between meetings of the directors, and shall be subject to the control and direction of the directors.

(d) An act or authorization of an act by any committee of the directors within the authority delegated to it by the directors shall be as effective for all purposes as the act or authorization of the directors.

(e) Any committee of the directors may act by a majority of its members at a meeting or by a writing or writings signed by all of its members, which writing or writings shall be filed with or entered upon the records of the Corporation.

ARTICLE IV

Officers

Section 1. Officers. The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and such other officers (including, without limitation, a Chairman of the Board and one or more Presidents and Vice Presidents) and assistant officers as the directors may from time to time determine.

Section 2. Election and Term of Office. The officers shall be elected by the directors. The Chairman of the Board, if one is elected, shall be a director. Any two (2) or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if the instrument is required to be executed, acknowledged, or verified by two (2) or more officers. Each officer shall hold office until the next organizational meeting of the directors following election of the officer or until the earlier resignation, removal from office, or death of the officer. The directors may remove any officer at any time, with or without cause. The directors may fill any vacancy in any office occurring from whatever reason.

Section 3. Duties of Officers. Each officer and assistant officer shall have such duties as may be specified by law or as may be determined by the directors from time to time. In addition to the foregoing, unless otherwise determined by the directors, the following officers shall have the authority and shall perform the duties set forth below:

(i) Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the directors and, unless that duty has been delegated by the directors to the President or another officer, at all meetings of the shareholders. The general authority of the Chairman of the Board to execute on behalf of the Corporation any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the directors or the execution of which the directors have not specifically delegated to another individual shall be co-ordinate with the authority of the President.

(ii) President. The President shall preside at all meetings of the shareholders and at all meetings of the directors, other than meetings at which the Chairman of the Board, if any, presides in accordance with the provisions of the preceding section. Subject to the direction of the directors and to the delegation by the directors to the Chairman of the Board of specific or general executive supervision over the property, business, and affairs of the Corporation, the President shall have general executive supervision over the property, business, and affairs of the Corporation. The President may execute on behalf of the Corporation any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the directors or the execution of which the directors have not specifically delegated to another individual.

(iii) Senior Vice President. The Senior Vice President, if any, shall perform all of the duties of the President, in case of the President’s disability. The authority of the Senior Vice President to execute on behalf of the Corporation any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the directors or the execution of which the directors have not specifically delegated to another individual shall be co-ordinate with the authority of the President. If more than one Senior Vice President is elected, the Senior Vice President designated by the directors shall perform the duties of the President upon the President’s disability. If the directors fail to make such a designation, the Senior Vice President who has held the office of Senior Vice President for the longest consecutive period immediately prior to the President’s disability shall perform the duties of the President.

(iv) Vice President. The Vice President, if any, shall perform all of the duties of the Senior Vice President, in case of the Senior Vice President’s disability. The authority of the Vice President to execute on behalf of the Corporation any contracts, notes, deeds, mortgages, and other papers not requiring specific approval of the directors or the execution of which the directors have not specifically delegated to another individual shall be co-ordinate with the authority of the Senior Vice President. If more than one Vice President is elected, the Vice President designated by the directors shall perform the duties of the Senior Vice President upon the Senior Vice President’s disability. If the directors fail to make such a designation, the Vice President who has held the office of Vice President for the longest consecutive period immediately prior to the Senior Vice President’s disability shall perform the duties of the Senior Vice President.

(v) Secretary. The Secretary shall keep the minutes of meetings of the shareholders and the directors. The Secretary shall keep such books as may be required by the directors and shall give notices of meetings of the shareholders and the directors required by law or by these Regulations or otherwise. The Secretary shall have authority to execute certificates attesting to action taken by the shareholders or directors. The Secretary shall have authority to execute all documents requiring the Secretary’s signature.

(vi) Treasurer. The Treasurer shall receive and have in his or her charge all money, bills, notes, bonds, securities of other corporations, and similar property belonging to the Corporation, and shall do with this property as may be determined by the directors. The Treasurer shall keep accurate financial accounts and hold records open for the inspection and examination of the directors. The Treasurer shall have authority to execute all documents requiring the Treasurer’s signature.

ARTICLE V

Limitation of Liability; Indemnification

Section 1. Limitation of Liability. (a) No person shall be found to have violated any duties to the Corporation as a director of the Corporation in any action brought against the person (including actions involving or affecting any of the following: (i) a change or potential change in control of the Corporation; (ii) a termination or potential termination of the person’s service to the Corporation as a director; or (iii) the person’s service in any other position or relationship with the Corporation), unless it is proved by clear and convincing evidence that the person did not act in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances.

(b) In performing any duties to the Corporation as a director, the director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by: (i) one or more directors, officers, or employees of the Corporation who the director reasonably believes are reliable and competent in the matters prepared or presented; (ii) counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; or (iii) a committee of the directors upon which the director does not serve, duly established in accordance with the provisions of these Regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause reliance on information, opinions, reports, or statements that are prepared by the foregoing persons to be unwarranted.

(c) A director shall be liable in damages for any action the director takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. Notwithstanding the foregoing, nothing contained in this paragraph (c) limits relief available under Section 1701.60 of the Ohio Revised Code, nor affects the liability under section 1701.95 of the Ohio Revised Code.

Section 2. Third Party Action Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the conduct was unlawful.

Section 3. Derivative Action Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of (i) any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the Corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liabilities, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, or (ii) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

Section 4. Success on Merits. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 2 or 3 of this Article V, or in defense of any claim, issue, or matter therein, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit or proceeding.

Section 5. Authorization of Indemnification. Any indemnification under Sections 2 or 3 of this Article V, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 2 or 3 of this Article V. Such determination shall be made as follows:

(a) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

(b) if the quorum described in subparagraph (a) of this Section 5 is not obtainable or if a majority vote of a quorum of disinterested director so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation or any person to be indemnified within the past five years;

(c) by the shareholders; or

(d) by the court of common pleas or the court in which the action, suit, or proceeding was brought.

In the case of an action or suit brought by or in the right of the Corporation under Section 3 of this Article V, any determination made by the disinterested directors under subparagraph (a) of this Section 5 or by independent legal counsel under subparagraph (b) of this Section 5 shall be communicated promptly to the person who threatened or brought the action or suit, and within ten days after receipt of the notification, the person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

Section 6. Payment of Expenses in Advance. Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in this Article V may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation. The provisions of section 1701.13(E)(5)(a) of the Ohio Revised Code shall not apply to the Corporation.

Section 7. Nonexclusivity. The indemnification authorized by this Article V shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the Articles of Incorporation or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 8. No Limitation. The authority of the Corporation to indemnify persons pursuant to Sections 2 and 3 of this Article V does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to Sections 6, 7 or 8 of this Article V. Sections 2 and 3 of this Article V do not create any obligation to repay or return payments made by the Corporation pursuant to Sections 6, 7 or 8.

ARTICLE VI

Shares

Section 1. Form of Certificates and Signatures. Each holder of shares shall be entitled to one or more certificates in the form approved by the directors, signed by the Chairman of the Board, the President, or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer, which shall certify the number and class of shares of the Corporation held by the shareholder, but no certificate for shares shall be executed or delivered until the shares are fully paid.

Section 2. Replacement of Certificates. No certificate for shares shall be delivered in place of any certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of such loss, theft, or destruction as the Board of Directors in its discretion may require and, unless waived by the Board of Directors, upon delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety as the Board of Directors in its discretion may require.

ARTICLE VII

Other Matters

Section 1. Computation of Time for Notice. In computing the period of time for giving notice for any purposes under these Regulations, the day on which the notice is given shall be excluded and the day when the act for which notice is given is to be done shall be included. Notice given by mail shall be deemed to have been given when deposited in the mail.

Section 2. Authority to Transfer and Vote Securities. Each officer of the Corporation is authorized to sign the name of the Corporation and to perform all acts necessary to effect on behalf of the Corporation a sale, transfer, assignment, or other disposition of any shares, bonds, other evidences of indebtedness or obligations, subscription rights, warrants, or other securities of another corporation and to issue the necessary powers of attorney. Each officer is authorized, on behalf of the Corporation, to vote the securities, to appoint proxies with respect thereto, to execute consents, waivers, and releases with respect thereto, or to cause any such action to be taken.

ARTICLE VIII

Amendments

These Regulations may be amended or repealed, or new Regulations adopted: (i) at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal, or (ii) without a meeting, by the written consent of the holders of record of shares entitling them to exercise two-thirds (2/3) of the voting power of the Corporation on such proposal. If the Regulations are amended or repealed, or new Regulations are adopted, without a meeting of the shareholders, the Secretary shall send a copy of the amendment or the new Regulations to each shareholder who would have been entitled to vote thereon but did not participate in the adoption thereof.

EXHIBIT [B]

ASSOCIATED ESTATES REALTY CORPORATION

Officers Certificate

This Certificate is being delivered in connection with the delivery by Jones Day, as counsel for Associated Estates Realty Corporation, an Ohio corporation (the “Company”), of the legal opinion to be rendered to [●], in connection with the merger (the “Merger”) of [Merger Sub] with and into the Company pursuant to the Agreement and Plan of Merger among [Parent], [Merger Sub] and the Company, dated April [●], 2015 (the “Merger Agreement”).

The undersigned does hereby certify to Jones Day and [Parent], as of the date hereof, that:

1. I am the duly elected, qualified and acting officer, with the title set forth next to my name below of the Company. In such capacity, I have full knowledge of the facts herein certified and am duly authorized to make these representations and covenants on behalf of the Company. Where appropriate, I have consulted with the Company’s tax advisors, and I understand each of the representations set forth herein. Further, I acknowledge that Jones Day will rely on the representations set forth herein in rendering its Opinion as to the Company’s qualification as a REIT.

2. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the attached Exhibit A. For purposes of any representations relating to the assets, income or activities of the Company, unless otherwise indicated in a particular representation, (i) the Company includes its proportionate shares (based on its interest in partnership capital in accordance with Treasury Regulation §1.856-3(g)) of any assets and items of income of any partnerships in which the Company holds a partnership interest directly or through one or more other partnerships or disregarded entities, and (ii) as appropriate for determining the Company’s status as a REIT, the Company is treated as conducting directly the activities of such partnerships. For purposes of these representations, the Company also includes its proportionate share of the assets and items of income of any disregarded entities in which the Company holds an interest directly or through one or more partnerships or other disregarded entities and is treated as conducting directly the activities of such disregarded entities. For purposes of this certificate, the term “partnership” means an entity taxed as a partnership for federal income tax purposes and the term “disregarded entity” means any entity that is disregarded for federal income tax purposes (including any Qualified REIT Subsidiaries).

Organizational and Other General Matters

3. Since January 1, 2010, the Company has operated in accordance with the terms and provisions of its Articles of Incorporation and Code of Regulations of the Company (collectively, the “Articles”), as then in effect. The Company will continue to be operated in accordance with the terms and provisions of its Articles, as supplemented or amended as of the date hereof, and will not make amendments to its Articles after the date hereof that would adversely affect the Company’s qualification as a REIT.

4. The Company timely elected to be taxed as a REIT for its taxable year ended December 31, 1993. The Company has not taken, and does not intend to take, any action to terminate or revoke its REIT election. The Company’s REIT election has not been revoked, terminated or challenged by the Internal Revenue Service.

5. The Company has timely filed its federal income tax returns (on IRS Form 1120-REIT) as a REIT for each of its taxable years during the period beginning with its taxable year ended December 31, 2010 through its taxable year ended December 31, 2013 and will timely file its federal income tax return (on IRS Form 1120-REIT) as a REIT for its taxable year ended December 31, 2014 (each such taxable year ended December 31, 2010 through its taxable year ended December 31,2014, a “REIT Tax Year,” and collectively, the “REIT Tax Years”). The Company has timely paid all taxes shown to be due on all such federal income tax returns filed with the IRS and will pay all taxes shown to be due on its federal income tax returns (on IRS Form 1120-REIT) for its taxable year ended December 31, 2014. The Company will timely file its federal income tax return (on IRS Form 1120-REIT) for its taxable year that includes the Effective Time and will pay all taxes shown to be due thereon.

6. Since January 1, 2010, the Company has at all times operated in accordance with the method of operation described in the registration statements, prospectuses and prospectus supplements previously filed by the Company with the Securities and Exchange Commission.

7. Since January 1, 2010, the Company has at all times been managed by one or more directors. The Company will continue to be managed by one or more directors after the Merger.

8. Since January 1, 2010, the beneficial ownership of the Company has at all times been evidenced by transferable shares of stock. The beneficial ownership of the Company will continue to be evidenced by transferable shares of stock after the Merger.

9. With the exception of the restrictions imposed on the transfer of the Company’s shares imposed under the Company’s Articles, there are no restrictions imposed by the Company on the transfer of any of its shares.

10. In none of the REIT Tax Years did the Company have earnings and profits accumulated from any non-REIT year.

11. The Company has never made any election to be, and has never otherwise been, a financial institution referred to in Section 582(c) of the Code; nor has it ever been an insurance company subject to Subchapter L of the Code. The Company will not make an election to be either a financial institution referred to in Section 582(c) of the Code or an insurance company subject to Subchapter L of the Code.

12. Since January 1, 2010, the Company has used the calendar year as its taxable year for U.S. federal income tax purposes. The Company will continue to use the calendar year as its taxable year for U.S. federal income tax purposes after the Merger.

Diversification of Ownership

13. At no time during the last half of each REIT Tax Year, has more than 50% of the value of the Company’s shares been owned, directly or indirectly (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h) of the Code), by five or fewer Individuals. Following the Merger, the Company will not issue any shares of its stock or take any other action to the extent that such issuance or other action would cause more than 50% of the value of the Company’s shares to be owned, directly or indirectly (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h) of the Code), by five or fewer Individuals during the last half of its current taxable year.

14. No shares of the Company ever became “Excess Shares” or “Excess Preferred Shares” (within the meaning of the Articles). The Company will enforce the applicable provisions of the Articles and will take all measures within its control to ensure that no more than 50% of the value of the Company’s shares will be owned, directly or indirectly (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h) of the Code), by five or fewer Individuals during the last half of its current taxable year.

15. Since January 1, 2010, the beneficial ownership of the Company has been held at all times by 100 or more Persons. Following the Merger, the Company will take all actions necessary (including, for example, through the issuance of shares) to ensure that the beneficial ownership of the Company is held by 100 or more Persons in a manner that satisfies the requirements of Section 856(a)(5) of the Code for the taxable year that includes the Effective Time.

16. The board of directors of the Company has never granted any shareholder of the Company an exemption from the ownership limits set forth in the Articles, other than to an Existing Holder (as such term is defined in the Articles) and to the Persons identified on Exhibit A.

17. As required by Treasury Regulation §1.857-8, the Company has maintained the necessary records regarding the actual ownership of its stock for each REIT Tax Year, and has timely made the requisite information requests of its shareholders regarding stock ownership and maintained a list of the Persons failing or refusing to comply in whole or in part with the Company’s demand for statements regarding stock ownership. The Company will continue to make such requests and to maintains such records for its current taxable year. The Company does not know (and by exercising reasonable diligence would not have known) that it has failed to meet the requirements of Section 856(a)(6) of the Code for any REIT Tax Year or for the current taxable year.

Gross Income of the Company

18. In each REIT Tax Year, at least 95% of the gross income (excluding gross income from Prohibited Transactions) of the Company was derived from (i) dividends and interest, (ii) Rents from Real Property, (iii) gain from the sale or other disposition of stock, securities and real property, Interests in Real Property and interests in mortgages on real property, but excluding gain on real property held as inventory or primarily for sale to customers in the ordinary course of business, (iv) abatements and refunds of taxes on real property, (v) income and gain derived from Foreclosure Property, (vi) amounts (other than amounts, the determination of which depends in whole or part on income or profits of any Person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (vii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction solely by reason of Section 857(b)(6) of the Code. The Company expects, and will take all necessary measures to ensure, that, in its current taxable year, at least 95% of the gross income of the Company will be derived from the sources listed in (i) through (vii) above.

19. In each REIT Tax Year, at least 75% of the gross income (excluding gross income from Prohibited Transactions) of the Company was derived from (i) Rents from Real Property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property, Interests in Real Property, and interests in mortgages on real property, but excluding real property held as inventory or primarily for sale to customers in the ordinary course, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other REITs, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any Person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction solely by reason of Section 857(b)(6) of the Code, and (ix) Qualified Temporary Investment Income. For purposes of item (ii), interest amounts attributable to the excess of: (x) the highest principal amount of the related mortgage loan outstanding during the taxable year, over (y) the Loan Value of the associated real property that is security for the loan will not be treated as qualifying income. The Company expects, and will take all necessary measures to ensure, that, in its current taxable year, at least 75% of the gross income of the Company will be derived from the sources listed in (i) through (ix) above.

20. In each REIT Tax Year, the Company has not furnished or rendered services to any of its tenants that are not customarily provided to tenants in properties of a similar class in the geographic market in which the properties are located, other than (i) a de minimis amount of such services as permitted by Section 856(d)(7)(B) of the Code during the taxable years to which it was applicable or (ii) services provided through (A) an Independent Contractor from whom the Company did not derive or receive any income [or (B) a Taxable REIT

Subsidiary, as permitted by Section 856(d)(7)(C) of the Code. Since January 1, 2015, the Company has not furnished or rendered, and will not furnish or render in the Company’s current taxable year, such services to its tenants].1

21. In each REIT Tax Year, the Company has not received or accrued: (i) rents dependent in whole or in part on the income or profit derived by any Person from such property; or (ii) interest dependent in whole or in part on the income or profits of any Person, other than rents and interest based on a fixed percentage or percentages of receipt or sales. The Company has not entered into, and will not during the current taxable year enter into, any lease or other arrangement that does not comply with the preceding sentence.

22. The Company has not actively conducted a business (i) from which it earned fees for services it performed and (ii) that would cause (A) the Company’s REIT status to be terminated or (B) rents to be treated as not Rents from Real Property. The Company will not actively conduct such a business following the Merger.

Assets of the Company

23. At the close of each quarter of each REIT Tax Year and at the close of each quarter of its current taxable year, at least 75% of the value of the total assets of the Company was represented by Real Estate Assets, cash and cash items (including receivables), and U.S. Government securities (collectively, “75 Percent Assets”). The Company expects, and will take all necessary measures to ensure, that at least 75% of the value of its total assets at the close of each remaining quarter of the current taxable year that includes the Effective Time will be represented by 75 Percent Assets.

24. At the close of each quarter of each REIT Tax Year and at the close of each quarter of its current taxable year, not more than 25% of the value of the total assets of the Company was represented by securities (other than securities that are 75 Percent Assets). The Company expects, and will take all necessary measures to ensure, that not more than 25% of the value of its total assets at the close of each remaining quarter of the current taxable year that includes the Effective Time will be represented by securities (other than securities that are 75 Percent Assets)

25. At the close of each quarter of each REIT Tax Year and at the close of each quarter of its current taxable year, not more than 5% of the value of the combined total assets of the Company was represented by securities of any one issuer (other than securities of a Taxable REIT Subsidiary, a Qualified REIT Subsidiary, and securities that are 75 Percent Assets). The Company expects, and will take all necessary measures to ensure, that not more than 5% of the value of the combined total assets of the Company is comprised of such securities at the close of each remaining quarter of the current taxable year that includes the Effective Time.

26. At the close of each quarter of each REIT Tax Year and at the close of each quarter of its current taxable year, the Company did not hold securities (other than securities that are 75 Percent Assets) possessing more than 10% of the total voting power of the outstanding securities of any one issuer (other than voting securities of a Taxable REIT Subsidiary or a Qualified REIT Subsidiary or voting securities constituting equity interests in an entity classified as a partnership for U.S. federal income tax purposes). The Company expects, and will take all necessary measures to ensure, that it does not hold securities (other than securities that are 75 Percent Assets) possessing more than 10% of the total voting power of the outstanding securities of any one issuer (other than voting securities of a Taxable REIT Subsidiary or a Qualified REIT Subsidiary or voting securities constituting equity interests in an entity classified as a partnership for U.S. federal income tax purposes) at the close of each remaining quarter of the current taxable year that includes the Effective Time.

27. At the close of each quarter of each REIT Tax Year and at the close of each quarter of its current taxable year, the Company did not hold securities (other than securities that are 75 Percent Assts or Straight Debt Securities) having a value of more than 10% of the total value of the outstanding securities of any one issuer (other than securities of a Taxable REIT Subsidiary or a Qualified REIT Subsidiary or securities constituting

[1]	TRS representations TBD if TRS elections cannot be established equity interests in an entity classified as a partnership for U.S. federal income tax purposes). The Company expects, and will take all necessary measures to ensure, that it does not hold securities (other than securities that are 75 Percent Assts or Straight Debt Securities) having a value of more than 10% of the total value of the outstanding securities of any one issuer (other than securities of a Taxable REIT Subsidiary or a Qualified REIT Subsidiary or securities constituting equity interests in an entity classified as a partnership for U.S. federal income tax purposes) at the close of each remaining quarter of the current taxable year that includes the Effective Time.

28. [The Company made timely Taxable REIT Subsidiary elections for Associated Estates Management Company, Merit Enterprises, Inc. and MIG II Realty Advisors, Inc. Since January 1, 2010, the Company has not owned (directly or indirectly) the stock of any other Taxable REIT Subsidiary. At the close of each quarter of each REIT Tax Year and at the close of each quarter of its current taxable year, not more than 25% of the value of the combined total assets of the Company was represented by securities of one or more Taxable REIT Subsidiaries. The Company expects, and will take all necessary measures to ensure, that not more than 25% of the value of the combined total assets of the Company is represented by securities of one or more Taxable REIT Subsidiaries at the close of each remaining quarter of the current taxable year that includes the Effective Time.2]

Distributions to Shareholders

29. In each of its taxable years during the period commencing with its taxable year ended December 31, 2010 through its taxable year ended December 31, 2014, the Company’s deduction for dividends paid (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in Section 857(b)(3)(C) of the Code equaled or exceeded (a) the sum of (i) 90% of the Company’s real estate investment trust taxable income for the year (as defined in Section 857(b)(2) of the Code, but determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) 90% of the excess of the net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (b) any “excess noncash income” (as defined in Section 857(e) of the Code). The Company expects, and intends to take all necessary measures to ensure, that its deduction for dividends paid will equal or exceed (a) the sum of (i) 90% of the Company’s real estate investment trust taxable income for the year (as defined in Section 857(b)(2) of the Code, but determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) 90% of the excess of the net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (b) any “excess noncash income” (as defined in Section 857(e) of the Code) in its current taxable year that includes the Effective Time.

30. Any distributions declared with respect to its taxable years ending on December 31, 2010 and December 31, 2011 and made by the Company with respect to its common stock that were payable in cash and common stock satisfied the requirements of Revenue Procedure 2009-15, 2009-4 I.R.B. 356 and Revenue Procedure 2010-12, 2010-3 I.R.B, as applicable.

31. For each REIT Tax Year, the Company has not made any distributions to its shareholders with respect to any class or series of capital stock that was not pro rata with respect to such class or series, with no preference to any share of stock as compared with other shares of the same class or series, and has not made any distributions that give a preference to one class or series of stock as compared with another class or series except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference. Since January 1, 2015, the Company has not made, and will not make in its current taxable year that includes the Effective Time, any such distributions.

Monitoring and Mitigation

32. Senior management of the Company will (a) review, no less frequently than quarterly, the composition of the Company’s assets and take such steps as are necessary to ensure that the REIT asset tests are satisfied and (b) periodically during each taxable year review the composition of the Company’s income and will monitor the

[2]	TRS representations TBD if TRS elections cannot be established

Company’s compliance with the gross income and other requirements applicable to REITs. If the Company discovers that it did not satisfy one or more of the REIT income, asset or other requirements for any taxable year, it will take all action contemplated by Sections 856(c)(6), 856(c)(7) and 856(g)(5), as the case may be, in order to maintain its status as a REIT for such year and all succeeding years, including: (x) making the disclosure required by Sections 856(c)(6)(A) and 856(c)(7)(A)(i) (in the case of certain income and asset test violations); (y) disposing of assets in the manner contemplated, and in accordance with the deadlines established by Sections 856(c)(7)(A)(iii) and 856(c)(7)(B)(ii) to the extent necessary to bring the Company into compliance with the REIT asset requirements; and (z) duly paying the related penalty tax, if any, imposed by Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), and 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs.

Other

33. The Company will conduct its business following the Merger so that it will continue to be organized and operated in a manner that will allow it to qualify as a REIT pursuant to Sections 856 through 860 of the Code.

34. The Company has advised Jones Day of any matter of which the Company or its employees is aware which could, if adversely decided, adversely affect the Company’s ability to satisfy the requirements for qualification and taxation as a REIT under the Code.

IN WITNESS WHEREOF, I have signed this certificate on this     day of [●] 2015.

Associated Estates Realty Corporation
[name], [title]

Exhibit A

Definitions

“Code” means the Internal Revenue Code of 1986, as amended.

“Effective Time” has the meaning ascribed to it in the Merger Agreement.

“Foreclosure Property” means any real property (including Interests in Real Property), and any personal property incident to such real property, acquired by the Company as a result of the Company having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default or default was imminent on a lease of such property or on an indebtedness which such property secured. Such term does not include property acquired by the Company as a result of indebtedness arising from the sale or other disposition of property that was inventory or primarily held for sale to customers in the ordinary course and not originally acquired as foreclosure property.

“Independent Contractor” means any Person meeting the requirements of an “independent contractor” for purposes of Section 856(d)(3) of the Code.

“Individual” means an individual, any organization described in Sections 401(a), 501(c)(17) or 509(a) of the Code or a portion of a trust permanently set aside or to be used exclusively for the purposes described in Section 642(c) of the Code or a corresponding provision of a prior income tax law.

“Interests in Real Property” means fee ownership or co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but not including mineral, oil or gas royalty interests.

“Loan Value” means in the case of a loan purchased by the Company, the fair market value of the associated real property as of the date on which the commitment by the Company to acquire the loan becomes binding on the Company.

“Person” means an Individual, a trust, an estate, a partnership, an association, a company or a corporation.

“Prohibited Transaction” means the sale or other disposition of property held as inventory or primarily for the sale to customers in the ordinary course, other than Foreclosure Property unless: (i) the property sold was a Real Estate Asset, (ii) the Company held the Real Estate Asset for at least two years; (iii) the aggregate expenditures made by the Company during the two-year period preceding the date of the sale which are includible in the basis of the Real Estate Asset do not exceed 30% of the net selling price of such asset, (iv) (A) the Company did not make more than seven sales of property during any taxable year (other than Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of Real Estate Assets (other than Foreclosure Property) sold during the taxable year does not exceed 10% of the aggregate adjusted bases (as so determined) of all of the assets of the Company as of the beginning of the taxable year or (C) the fair market value of Real Estate Assets (other than Foreclosure Property or property the sales to which Section 1033 of the Code applies) sold during the taxable year does not exceed 10% of the fair market value of all of the assets of the Company as of the beginning of the taxable year, (v) in the case of property which consists of land or improvements not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the Company has held the property for not less than two years for production of rental income, and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the Company does not receive income.

“Qualified REIT Subsidiary”: any corporation, other than a Taxable REIT Subsidiary, if 100% of the stock of such corporation is held by the Company.

“Qualified Temporary Investment Income”: any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends, in whole or in substantial part, on the life expectancy of one or more individuals, or is issued by an insurance company in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract or in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital received by the Company following an offering of stock or a public offering of debt with a term of more than 5 years, and (iii) is received or accrued during the one year period beginning on the date the Company receives such capital.

“Real Estate Asset”: real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument, and only for the one year period beginning on the date the Company receives such capital. However, the portion of any mortgage loan equal to the excess of: (x) the highest principal amount of the mortgage loan outstanding during the taxable year, over (y) the Loan Value of the associated real property that was security for the loan is not treated as a Real Estate Asset.

“Rents from Real Property”: gross amount received for the use of or the right to use real property, including: (i) rents from interests in real property; (ii) charges for services customarily furnished or rendered in connection with the rental or real property; and (iii) rent attributable to personal property which is leased under or in connection with a lease of real property, provided such rent does not exceed 15% of the total rental amount (calculated by reference to the properties’ respective fair market values), but excluding (iv) any amounts received or accrued (directly or indirectly) from any entity in which the Company owns a 10% or greater interest (applying the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code) at any time during the taxable year.

“Straight Debt Securities” means the following securities: (1) straight debt securities meeting the requirements of Section 856(m)(2) of the Code; (2) any loan to an individual or estate; (3) any tangible property rental agreement defined in Section 467(d) of the Code; (4) any obligation to pay Rents from Real Property; (5) any security issued by a state or any political subdivision, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or part on the profits of any entity not described in this category, or payments on any obligation issued by such an entity; (6) any security issued by a REIT; and (7) any partnership debt instrument which satisfies Section 856(m)(4) of the Code.

“Taxable REIT Subsidiary” means any corporation (i) in which the Company directly or indirectly owns stock and (ii) for which the Company and such corporation jointly and properly elect that it be treated as a taxable REIT subsidiary of the Company for purposes of Section 856(l) of the Code.

EXHIBIT [C]

77 WEST WACKER  ●  CHICAGO, ILLINOIS 60601.1692

TELEPHONE: +1.312.782.3939  ●  FACSIMILE: +1.312.782.8585

[●], 2015

[●]

Re: REIT Qualification

Ladies and Gentlemen:

We have acted as special tax counsel for Associated Estates Realty Corporation, an Ohio corporation (the “Company”), in connection with the merger (the “Merger”) of [Merger Sub] with and into the Company pursuant to the Agreement and Plan of Merger among [Parent], [Merger Sub] and the Company, dated [●], 2015 (the “Merger Agreement”). This opinion relating to the Company’s status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), is being delivered pursuant to Section 7(d) of the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with our opinion, we have reviewed and are relying upon (i) the Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof, (ii) the Amended and Restated Bylaws of the Company as in effect on the date hereof, (iii) the Merger Agreement and (iv) such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of our review, we have also assumed, with your consent, the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document. In addition, we have assumed that each agreement described above is valid and binding in accordance with its terms and that the obligations and covenants made by the parties thereto have been or will be performed or satisfied in accordance with their terms.

In addition, we have relied upon the representations and covenants contained in a certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company and the entities in which it holds a direct or indirect interest. We have assumed that the statements, representations and covenants presented in the Officer’s Certificate are true without regard to any qualification as to knowledge, belief, or intent. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. As of the date hereof, we are not aware of any facts inconsistent with the statements in the Officer’s Certificate. Furthermore, we have also assumed, with your permission, that (i) the Company will take all necessary actions and will operate in a manner after the date of this opinion that will make the representations and covenants contained in the Officer’s Certificate true, without regard to any qualifications as to knowledge or belief, for the taxable year that includes the Effective Time and (ii) the Company will not make any amendments to its organization documents after the date of this opinion that would affect the Company’s qualification as a REIT for the taxable year that includes the Effective Time.

We have also reviewed the tax opinion issued by Baker & Hostetler LLP, dated June 11, 2010, regarding the Company’s qualification as a REIT for its taxable years ended December 31, 1993 through December 31, 2009 (the “Prior REIT Opinion”) and have assumed, with your permission, the correctness of the Prior REIT Opinion. We have not reviewed everything in the [data room] pertaining to taxable years prior to 2010 and, in particular,

ALKHOBAR ● AMSTERDAM ● ATLANTA ● BEIJING ● BOSTON ● BRUSSELS ● CHICAGO ● CLEVELAND ● COLUMBUS ● DALLAS DUBAI ● DÜSSELDORF ● FRANKFURT ● HONG KONG ● HOUSTON ● IRVINE ● JEDDAH ● LONDON ● LOS ANGELES ● MADRID MEXICO CITY ● MIAMI ● MILAN ● MOSCOW ● MUNICH ● NEW YORK ● PARIS ● PERTH ● PITTSBURGH ● RIYADH ● SAN DIEGO SAN FRANCISCO ● SÃO PAULO ● SHANGHAI ● SILICON VALLEY ● SINGAPORE ● SYDNEY ● TAIPEI ● TOKYO ● WASHINGTON

[●]

[●], 2015

we have not reviewed the federal income tax returns of the Company for such prior years. In the course of our tax review for purposes of this opinion, we have not become aware of any facts related to such prior years inconsistent with the assumptions or representations upon which such Prior REIT Opinion was based. We have therefore assumed that at all times during the period beginning with its initial taxable year ended on December 31, 1993 and ending on December 31, 2009, the Company qualified as a REIT.

We have made such investigations of law and fact as we have deemed appropriate as a basis for our opinion. However, for purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Merger Agreement or any other document. Our opinion is conditioned on the accuracy and completeness of the representations made in the Officer’s Certificate and any change or inaccuracy in the representations referred to in the Officer’s Certificate may affect our conclusions set forth herein. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and have not reviewed, and of which we may be unaware.

Our opinion is based upon current provisions of the Code, the legislative history thereto, the existing applicable United States federal income tax regulations promulgated under the Code, published judicial authorities, and currently effective published rulings, administrative pronouncements and other guidance of the Internal Revenue Service (the “IRS”), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.

Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that, (i) commencing with the Company’s taxable year ending December 31, 2010 through its taxable year ending December 31, 2014, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and (ii) the Company’s organization and method of operation for the current year through the Effective Time and its proposed method of operation will permit the Company to meet the requirements for qualification and taxation as a REIT through the end of its taxable year which includes the Effective Time.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. The qualification and taxation of the Company as a REIT depend upon the ability of the Company to satisfy on a continuing basis, through actual annual operating and other results, the various requirements under the Code and the Treasury Regulations promulgated thereunder with regard to (i) organizational and operational matters, including, among other things, the sources of its income, the composition of its assets, and the level of its distributions to holders of the Company’s shares, and (ii) the diversity of ownership of the Company’s shares. Jones Day has not verified and will not review or verify the compliance of the Company with the requirements for qualification and taxation as a REIT on a continuing basis. Accordingly, no assurance can be given that the Company will satisfy the requirements under the Code and the applicable Treasury Regulations for qualification and taxation as a REIT for its taxable year which includes the Effective Time and subsequent taxable years.

In rendering our opinion, we are expressing our views only as to the United States federal income tax laws. We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof. This opinion is not binding upon the IRS or the courts. There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.

Very truly yours,

ANNEX B

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

April 21, 2015

The Board of Directors

Associated Estates Realty Corporation

1 AEC Parkway

Richmond Heights, Ohio 44143

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common shares of Associated Estates Realty Corporation (“AEC”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among BSREP II Aries Pooling LLC (“BSREP II”), an affiliate of Brookfield Property Partners L.P. (“Brookfield”), BSREP II Aries DE Merger Sub Inc., a wholly owned indirect subsidiary of BSREP II (“Merger Sub”), and AEC. As more fully described in the Merger Agreement and as otherwise described to us, (i) Merger Sub will be merged with and into AEC (the “Merger”) and (ii) each outstanding common share, without par value, of AEC (“AEC Common Shares”) will be converted into the right to receive $28.75 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed a draft, dated April 21, 2015, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives of AEC concerning the businesses, operations and prospects of AEC. We reviewed certain publicly available business and financial information relating to AEC as well as certain financial forecasts and other information and data relating to AEC which were provided to or discussed with us by the management of AEC. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of AEC Common Shares; the financial condition and historical and projected cash flows and other operating data of AEC; and the capitalization of AEC. We considered, to the extent publicly available, the financial terms of other transactions which we considered relevant in evaluating the Merger and compared certain publicly available financial and stock market information with corresponding information of businesses of other companies whose operations we considered relevant in evaluating those of AEC. In connection with our engagement and at the direction of AEC, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of AEC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of AEC that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to AEC, we have been advised by the management of AEC, and we have assumed, with your consent, that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of AEC and the other matters covered thereby. We have assumed, with your consent, that the financial results reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the management of AEC as to (i) the potential impact on AEC of certain market trends and other developments in and prospects for, and governmental or other regulatory

The Board of Directors

Associated Estates Realty Corporation

April 21, 2015

matters relating to or affecting, the residential real estate market and related credit and financial markets, (ii) potential future acquisitions and dispositions (including, in each case, the timing and amount thereof) of residential properties contemplated to be undertaken by AEC and (iii) construction projects in progress and development projects contemplated to be undertaken by AEC (including, in each case, the timing and amount thereof). We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on AEC or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AEC or any other entity nor have we made any physical inspection of the properties or assets of AEC or any other entity. We also have not made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances or reserves for losses with respect to leases, loans, debt securities, derivative financial instruments or any other matters, and we have assumed, with your consent, that any such allowances or reserves for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on AEC or the Merger. We have been advised by AEC, and we have assumed, with your consent, that AEC has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 1993 and that the Merger will not adversely affect such status or operations of AEC. Representatives of AEC have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of AEC as to such matters.

Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any guarantee, financing or other terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of AEC to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for AEC or the effect of any other transaction in which AEC might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. As you are aware, the credit, financial and stock markets have experienced, and the industries in which AEC operates continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on AEC or the Merger.

Citigroup Global Markets Inc. has acted as financial advisor to AEC in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently are providing and in the future may provide services unrelated to the proposed Merger to AEC and certain of its affiliates, for which services we and our affiliates have received and may

The Board of Directors

Associated Estates Realty Corporation

April 21, 2015

receive compensation including, during the past two years, having acted or acting as (i) financial advisor to AEC in connection with corporate defense activities, (ii) a bookrunning manager, sales agent and underwriter, as applicable, with respect to certain AEC Common Share offerings and (iii) a documentation agent, as applicable, for, and as a lender under, certain credit facilities of AEC. We and our affiliates also in the past have provided, currently are providing and in the future may provide services unrelated to the proposed Merger to Brookfield and certain of its related entities, for which services we and our affiliates have received and may receive compensation including, during the past two years, having acted or acting as (i) financial advisor to Brookfield and certain related entities in various acquisition and disposition transactions, (ii) an arranger, bookrunner, manager, placement agent, syndication agent, issuing and paying agent and underwriter, as applicable, with respect to certain debt and equity securities offerings of Brookfield Asset Management Inc. (“BAM”) and certain other entities related to Brookfield and (iii) a bookrunner, arranger, syndication agent, administrative agent and collateral agent, as applicable, for, and as a lender under, certain credit facilities of Brookfield, BAM and certain related entities. We and certain of our affiliates have, and certain of our and our affiliates’ respective employees may have, direct or indirect investments in investment funds which, according to publicly available information, are managed or advised directly or indirectly by Brookfield or BAM or in its related entities. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of AEC, Brookfield, BAM and their respective related entities for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with AEC, Brookfield, BAM and their respective related entities.

Our advisory services to AEC and the opinion expressed herein are provided for the information of the Board of Directors of AEC (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of AEC Common Shares.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

ANNEX C

Dissenters’ Rights under Sections 1701.84 and 1701.85 of the Ohio Revised Code

EFFECTIVE: May 4, 2012

1701.84 Dissenting shareholders entitled to relief.

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1)	Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

1701.85 Dissenting shareholders — compliance with section — fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a)	A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than 10 days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A) (4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a)	Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/aec Use the Internet to vote your proxy until 11:59 p.m.
(ET) on August 4, 2015.
PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on August 4, 2015.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
Please detach here
The Board of Directors recommends you vote FOR proposals 1, 2 and 3:
The Board of Directors recommends you vote
1. To adopt the Agreement and Plan of Merger, dated April 22, 2015, among BSREP IIAries Pooling LLC(“Parent”), BSREP II Aries DE Merger Sub Inc. and Associated Estates Realty Corporation (the “Company”). If the merger agreement is adopted and the merger is completed, the Company w ill become a w holly owned subsidiary of Parent and each of your Associated Estates common shares, without par value will be converted into the right to receive $28.75 in cash, without interest, less any applicable withholding tax, unless you have properly exercised your dissenters’ rights with respect to such shares.
2. To approve, on a non-binding advisory basis, the compensation to be paid to
Associated Estates’ named executive officers that is based on or otherwise relates to the merger.
3. To adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.
A vote to abstain w ill have the same effect as a vote AGAINST proposals 1 and 3.
For Against Abstain For Against Abstain For Against Abstain
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, THE PLAN OF MERGER, FOR PROPOSAL 2 AND FOR PROPOSAL 3.
Address Change? Mark box, sign, and indicate changes below:
Date
Signature(s) in Box
Please sign exactly as y our name(s) appear(s) hereon. When signing as attorney , administrator, or other f iduciary, please giv e f ull title as such. Joint owners should each sign personally . All holders must sign. If a corporation or partnership, please sign in f ull corporate or partnership name.

ASSOCIATED ESTATES REALTY CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
Wednesday, August 5, 2015
Associated Estates Realty Corporation
Associated Estates Realty Corporation Special Meeting of Shareholders August 5, 2015
This proxy is solicited by the Board of Directors
The shareholder(s ) hereby appoint(s) Jeffrey I. Freidman, Lou Fatica and Scott D. Irwin, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common s hares of Associated Estates Realty Corporation that the Shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held on August 5, 2015 at 10 a.m., local time, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115 and any adjournment or postponement thereof.